                                                                   Filed
                                                                   pursuant
                                                                   to Rule
                                                                   424b(5)
                                                                   Registration
                                                                   No. 333-
                                                                   58749

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 9, 1998)
ADELPHIA
LOGO

                               4,100,000 Shares
                      Adelphia Communications Corporation
                             Class A Common Stock
                                 -----------
  All of the shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock") offered hereby are being sold by Adelphia Communications Corporation ("Adelphia" or the "Company"). Of the total, 3,280,000 shares are being offered in the United States and Canada (the "U.S. Offering") and 820,000 shares are being offered in a concurrent international offering outside of the United States and Canada (the "International Offering" and, together with the U.S. Offering, the "Public Offerings"). On August 12, 1998, the closing sale price for the Class A Common Stock as quoted on the Nasdaq Stock Market was $33.125 per share. See "Price Range of the Company's Common Equity and Dividend Policy."

  Adelphia has entered into an agreement with the Rigas Family (as defined herein) pursuant to which certain affiliates controlled by individual members of the Rigas Family will purchase directly from Adelphia, and Adelphia will sell directly to such affiliates, at a purchase price equal to the public offering price less the underwriting discounts, 4,090,315 shares of Class A Common Stock with an aggregate net purchase price of approximately $125.0 million (the "Direct Placement").

  The Company's outstanding common stock consists of Class A Common Stock and Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"). The Class B Common Stock is convertible into Class A Common Stock on a share-for-share basis, and substantially all of such Class B Common Stock is owned by the Rigas Family. The rights of holders of Class A Common Stock and Class B Common Stock differ with respect to certain aspects of dividend, liquidation and voting rights. The Class A Common Stock has certain preferential rights with respect to cash dividends and distributions upon the liquidation of Adelphia. Holders of Class B Common Stock are entitled to greater voting rights than the holders of Class A Common Stock; however, the holders of Class A Common Stock, voting as a separate class, are entitled to elect one of Adelphia's directors. See "Description of Capital Stock" in the Prospectus attached hereto. After giving effect to the Public Offerings and the Direct Placement, and assuming no exercise of the Underwriters' over-allotment option, the Rigas Family will hold approximately 86.8% of the combined voting power of both classes of Common Stock.

  PROSPECTIVE PURCHASERS OF CLASS A COMMON STOCK SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE S-8.
                                 -----------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE  SECURI-
   TIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION  PASSED
    UPON THE  ACCURACY OR  ADEQUACY OF  THIS PROSPECTUS  SUPPLE- MENT.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

             PRICE TO   UNDERWRITING DISCOUNTS  PROCEEDS TO
            PUBLIC (1)   AND COMMISSIONS (2)   COMPANY (1)(3)
-------------------------------------------------------------
Per Share     $32.00            $1.44              $30.56
-------------------------------------------------------------
Total (4)  $131,200,000       $5,904,000        $125,296,000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) The total Price to Public and Proceeds to Company excludes the Direct Placement.
(2) For information regarding indemnification of the Underwriters, see "Underwriting."
(3) Before deducting public offering expenses payable by the Company, estimated to be $296,000. The Company will also receive the net proceeds from the issuance of shares of Class A Common Stock to the Rigas Family in connection with the Direct Placement.
(4) Adelphia has granted the Underwriters an option for 30 days to purchase up to an additional 615,000 shares of Class A Common Stock, at the public offering price per share, less the underwriting discount, to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $150,880,000, $6,789,600 and $144,090,400, respectively. See
    "Underwriting."
                                 -----------

   The shares of Class A Common Stock are being offered severally by the Underwriters named herein, subject to prior sale when as and if accepted by them and subject to certain other conditions. It is expected that certificates for the shares of the Class A Common Stock offered hereby will be made available for delivery on or about August 18, 1998, at the office of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.
                                 -----------
Salomon Smith Barney

                   Goldman, Sachs & Co.

                                   NationsBanc Montgomery Securities LLC

Credit Suisse First Boston         Lehman Brothers                TD Securities
The date of this Prospectus Supplement is August 12, 1998.

  CERTAIN PERSONS PARTICIPATING IN THE PUBLIC OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK, INCLUDING OVERALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  IN CONNECTION WITH THE OFFERING OF SECURITIES PURSUANT TO THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS, THE UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE SECURITIES ON THE NASDAQ STOCK MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE EXCHANGE ACT. SEE "UNDERWRITING."

  The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included or incorporated by reference in this Prospectus Supplement and the attached Prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations," is forward-looking, such as information relating to the effects of future regulation, future capital commitments and the effects of competition. Such forward-looking information involves important risks and uncertainties that in the future could cause actual results to differ significantly from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, product acceptance, technological developments and changes in the competitive environment in which the Company operates. Persons reading this Prospectus Supplement and the attached Prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.

                         PROSPECTUS SUPPLEMENT SUMMARY

  The following information is qualified in its entirety by the more detailed information and financial statements appearing in this Prospectus Supplement and the attached Prospectus or incorporated by reference herein and therein. Unless otherwise stated, the information contained in this Prospectus Supplement and the attached Prospectus assumes no exercise of the Underwriters' over-allotment option.

  Prospective investors should carefully consider the factors set forth herein and in the attached Prospectus under the caption "Risk Factors."

                                  THE COMPANY

  Adelphia owns, operates, develops and acquires cable television systems and, based on the number of basic subscribers in its owned and managed systems as of March 31, 1998, is the seventh largest cable system operator in the United States. Pro forma for recent and pending acquisitions described in "Recent Developments," the Company owns or manages cable systems which served 2,305,785 subscribers as of March 31, 1998. Adelphia founded and developed, and continues to own a 66% interest in, Hyperion Telecommunications Inc. ("Hyperion"), one of the largest domestic, independent, facilities-based competitive local exchange carriers ("CLEC"), which currently operates 22 fiber optic networks serving 46 cities in the eastern half of the United States. The Company also has minority ownership interests in certain other unconsolidated cable and programming assets. John J. Rigas, the Chairman, President, Chief Executive Officer and majority stockholder of Adelphia is a pioneer in the cable television industry, having built his first system in 1952 in Coudersport, Pennsylvania.

CABLE TELEVISION OPERATIONS

  The Company's owned and operated cable systems (the "Company Systems") passed 1,670,068 homes and served 1,215,040 subscribers as of March 31, 1998. The Company Systems are located primarily in suburban areas of large and medium-sized cities within the 50 largest television markets. The Company Systems are organized and operate in seven regional clusters: Western New York, Virginia, Western Pennsylvania, New England, Eastern Pennsylvania, Ohio and Coastal New Jersey. On July 31, 1998, the Company established a joint venture partnership with Tele-Communications Inc. ("TCI") in the Western New York area (the "Western New York Joint Venture"). The Company will manage this joint venture and owns a 67% interest. Pro forma for recent and pending acquisitions described in "Recent Developments," and the Western New York Joint Venture, the Company Systems served 1,477,395 subscribers as of March 31, 1998.

  Adelphia is a joint venture partner in and is the managing general partner of Olympus Communications, L.P. ("Olympus") which operates the largest contiguous cable system in Florida (the "Olympus Systems") located in some of the nation's fastest growing markets. As of March 31, 1998, the Olympus Systems passed 755,185 homes and served 501,722 basic subscribers. Olympus is a joint venture limited partnership between the Company and subsidiaries of FPL Group Inc. (FPL Group Inc., together with its subsidiaries, the "FPL Group"). FPL Group is one of the largest public utility holding companies in the United States. The Company owns a 50% voting interest and 67% of the outstanding non-voting preferred limited partnership ("PLP") interests in Olympus. Olympus is accounted for under the equity method of accounting.

  The Company also provides, for a fee, management and consulting services to certain cable television systems (the "Managed Systems") in which members of the John J. Rigas family and entities controlled by them (collectively, the "Rigas Family") have substantial ownership interests. As of March 31, 1998, the Managed Systems passed 347,278 homes and served 259,409 basic subscribers.

 OPERATING AND GROWTH STRATEGY

  The Company's cable television operations strategy is to construct and operate a broadband network capable of offering a broad range of telecommunications services and to provide superior customer service while maximizing operating efficiencies. The Company has built on its expertise as a cable television provider to expand its product offerings to include high-speed internet access, long distance telephone service and paging services to its residential subscriber base. Through Hyperion, the Company has expanded its business to include the sale of communication services to business customers within its cable franchise areas and also in other markets. The Company intends to combine the expertise it has developed in the business telephony market with its expertise in the consumer market to provide local exchange telephone services to its residential customers. The Company intends to continue to provide new advanced communication services when they become technically and commercially feasible.

  Key elements in Adelphia's operational and growth strategy for its cable business include:

   Consolidating and Expanding Regional System Clusters

  By acquiring and developing systems in geographic proximity, the Company realizes significant operating efficiencies through the consolidation of managerial, administrative and technical functions. The Company has consolidated virtually all administrative operations of its systems, including customer service, service call dispatching, marketing, human resources, advertising sales and government relations into regional offices. Regional clustering of systems also facilitates a more uniform, cost-effective delivery of customer service, with more advanced telecommunications equipment and software available to customer service representatives than would otherwise be economically feasible in smaller systems.

  The Company also believes that its long operating history within its regional clusters contributes to its consistency in operating margins, and capital efficiency in spending on plant upgrades and enhances branding of its services. Pro forma for recent and pending acquisitions described in "Recent Developments," 89% of the subscribers for the owned and managed systems will be located in the five largest regional clusters, each with a minimum of 240,000 subscribers per cluster.

   Upgrading Cable Plant for New Digital Services

  The Company considers technological innovation to be an important component of the Company's service offerings and customer satisfaction. The Company's upgrades incorporate an aggressive deployment of fiber to achieve an average of 180 homes passed per fiber node. This results in significant improvements in system reliability and operating efficiency. This upgrade of its network infrastructure will add channel capacity and increase digital transmission capabilities. These improvements will enable the Company to continue its introduction of additional services, such as digital video, high speed internet access and impulse-ordered pay-per-view programming, all of which expand customer choices and provide a potential for increased revenue per subscriber. Management believes the Company is a leader in the cable industry in the deployment of fiber optic cable, having one of the most advanced cable network infrastructures.

   Developing Superior Customer Service and Marketing Capabilities

  The Company believes that maintaining high quality customer service standards is a critical element to retaining and attracting new subscribers and is an integral prerequisite to marketing new advanced communications services. The Company has developed and implemented customer service policies and benchmarks that exceed national standards proposed by the National Cable Television Association and the Federal Communications Commission (the "FCC") and systematically measures customer satisfaction levels to ensure that quality standards are met.

COMPETITIVE LOCAL EXCHANGE SERVICE OPERATIONS

  The Company is engaged in the facilities-based provision of local exchange carrier ("LEC") services through Hyperion, its 66% owned, publicly-traded subsidiary. Founded in 1991 by Adelphia, Hyperion currently operates 22 state-of-the-art fiber optic networks. These networks are located in the eastern U.S. encompassing 46 cities and include 5,363 route miles of fiber optic cable. Based on route miles of fiber constructed, Hyperion is among the largest independent CLECs in the United States.

 Growth Strategy

  The principal elements of Hyperion's growth strategy include: (i) focusing on medium and large businesses, governmental and educational end users, and other telecommunications providers; (ii) increasing the size and scope of network clusters through plans to complete development and construction over the next eighteen months of 14 new networks serving 29 additional cities within the current clusters, as sole owner/operator or through partnerships or long-term fiber lease agreements; (iii) providing switched voice, enhanced services and long distance access on its own fiber optic networks, which Hyperion believes can better control the provisioning, delivery and monitoring of its services as well as increase its operating margins; and (iv) providing a bundled package of telecommunications services which Hyperion believes a significant portion of business, governmental and educational customers prefer.

 Services and Targeted Customers

  Hyperion intends to offer a complete range of telecommunications services to its customers in all of its markets. Hyperion's current service offerings include local switched dialtone, long distance, dedicated access and enhanced services such as frame relay, high speed internet access and video conferencing. Hyperion plans to become an internet service provider ("ISP") in all of its markets, and expects to provide such services in a majority of its markets during 1998. Hyperion currently resells long distance services and plans to begin selling facilities-based long distance services through the regional interconnection of Hyperion's networks in the near future.

  Hyperion's targeted customers include medium and large businesses, governmental and educational end users, and other telecommunications service providers, such as value added resellers ("VARs"), ISPs and interexchange carriers ("IXCs"). Management believes that Hyperion's existing 22 networks represent an addressable market opportunity of approximately 6.8 million business lines or approximately $13.3 billion annually, substantially all of which is currently serviced by LECs and IXCs. As of March 31, 1998, Hyperion served customers through a dedicated sales force of approximately 128 highly trained professionals focused on selling Hyperion's portfolio of service offerings. Hyperion expects to increase its marketing efforts by doubling the size of its current sales force during fiscal 1999. Management believes that a significant competitive advantage over other CLECs is Hyperion's ability to utilize its broad geographic networks and extensive network clusters to offer a single source solution for all of its customers' telecommunications needs principally over its own regional network clusters.

RECENT DEVELOPMENTS

  On March 2, 1998, Adelphia entered into a definitive agreement to acquire cable television systems serving approximately 62,000 subscribers in Connecticut and Virginia from Marcus Cable, Inc. for approximately $150.0 million in cash. The Company expects this acquisition to close during fiscal year 1999.

  On April 1, 1998, Adelphia and its affiliates and Time Warner Entertainment and an affiliate ("Time Warner") traded certain cable systems. Adelphia exchanged systems serving 64,400 subscribers primarily in the Mansfield, Ohio area for systems owned by Time Warner serving 70,200 subscribers adjacent to systems owned or managed by Adelphia in Virginia, New England and New York.

  On June 5, 1998, the Company acquired cable systems from Cablevision Systems. As of the acquisition date, these systems served approximately 11,200 subscribers in Wellsville and Penn Yan, New York and were purchased for an aggregate purchase price of approximately $11.5 million.

  On July 15, 1998, Olympus acquired cable systems from Jones Intercable, Inc. serving approximately 46,000 subscribers in and around Ft. Myers, Florida for a purchase price of approximately $110.0 million.

  On July 31, 1998, Adelphia closed a transaction with TCI to form the Western New York Joint Venture. Adelphia contributed its Western New York and Lorain, Ohio systems, serving approximately 298,000 subscribers; its Empire Sports Network ("Empire"); and $440.0 million in debt. Subsidiaries of TCI contributed to the joint venture their cable systems in Buffalo, New York; Erie, Pennsylvania; and Ashtabula and Lake County, Ohio, totaling approximately 171,000 subscribers and $228.0 million in debt. In exchange for the respective contribution of assets, Adelphia and TCI hold approximately a 67% and 33% interest, respectively, in the partnership. The joint venture became a party to one of Adelphia's subsidiaries' revolving credit facilities and repaid the TCI contributed debt with borrowings under that revolving credit facility. Adelphia will manage the partnership and will consolidate the partnership's results of operations for financial reporting purposes beginning on the acquisition date.

  In addition, the Company and Olympus have signed agreements to acquire cable systems serving approximately 10,000 and 20,000 subscribers, for a purchase price of $18.0 million and $33.4 million, respectively.

  The foregoing systems acquired or to be acquired, excluding the Western New York Joint Venture, are collectively referred to as the "Recent and Pending Acquisitions."

  The Company will continue to evaluate new opportunities that allow for the expansion of its business through the acquisition of additional cable television systems in geographic proximity to its existing regional market areas or in locations that can serve as the basis for new market areas, either directly or indirectly through joint ventures, where appropriate.

  On May 8, 1998, Hyperion completed an initial public offering of 12,850,000 shares (including 350,000 shares subsequently issued pursuant to an over-allotment option) of its Class A Common Stock (the "Hyperion Stock") for net proceeds of approximately $192.0 million (the "Hyperion IPO"). The net proceeds from the Hyperion IPO and related transactions will be used to fund Hyperion's capital expenditures, working capital requirements, operating losses, and pro rata investments in its operating companies which own its networks and for general corporate purposes. As part of the Hyperion IPO, Adelphia purchased an incremental 3,324,001 shares of Hyperion Stock for $49.9 million and converted indebtedness owed to the Company by Hyperion into 3,642,666 shares of Hyperion Stock. Adelphia currently owns approximately 66% (37,713,234 shares, including warrants to purchase 1,621,501 shares) of the common stock of Hyperion on a fully diluted basis and 85% of the total voting power.

  Hyperion recently entered into a series of agreements with Qwest Communications, Williams Communications and several other fiber optic network providers that will allow the Company to significantly increase its presence in the eastern half of the United States. These agreements, totalling $107.0 million to be paid by Hyperion over the next two years, provide Hyperion the ownership or an indefeasible right of use (IRU) to over 8,100 route miles of fiber optic cable. The Company believes this will allow Hyperion to expand its business strategy to include on-net provisioning of regional long distance, internet and data communications and to cost-effectively interconnect most of its existing networks with each other and with approximately 50 additional markets by the end of 2001.

                              THE PUBLIC OFFERINGS

Class A Common Stock Offered in the
 Public Offerings:
   U.S. Offering....................       3,280,000 shares
   International Offering...........         820,000 shares
                                           ---------
    Total...........................       4,100,000 shares
Class A Common Stock Offered in the
 Direct Placement...................       4,090,315 shares

Common Stock to be Outstanding
 after the Public Offerings and the
 Direct Placement:
   Class A Common Stock.............      28,283,843 shares (1)
   Class B Common Stock ............      10,944,476 shares
                                          ----------
    Total ..........................      39,228,319 shares
                                          ----------
                                          ----------

Use of Proceeds.....................    The net proceeds from the Public
                                        Offerings and the Direct Placement
                                        will be used to reduce outstanding
                                        borrowings under certain subsidiary
                                        credit facilities. See "Use of
                                        Proceeds."
Rights of Holders of Class A Common
 Stock and Class B Common Stock.....    The rights of holders of Class A
                                        Common Stock and Class B Common
                                        Stock differ with respect to
                                        certain aspects of dividend,
                                        liquidation and voting rights. The
                                        Class A Common Stock has certain
                                        preferential rights with respect to
                                        cash dividends and distributions
                                        upon the liquidation of Adelphia.
                                        Holders of Class B Common Stock are
                                        entitled to 10 votes per share
                                        while the holders of Class A Common
                                        Stock are entitled to 1 vote per
                                        share on all matters presented to
                                        stockholders; however, the holders
                                        of Class A Common Stock, voting as
                                        a separate class, are entitled to
                                        elect one of Adelphia's directors.
                                        See "Description of Capital Stock"
                                        in the attached Prospectus.


Nasdaq Stock Market Symbol..........    ADLAC
--------
(1) Does not include 11,792,452 shares of Class A Common Stock into which Series C Cumulative Convertible Preferred Stock can be converted. See "Description of Capital Stock--Description of Convertible Preferred Stock" in the attached Prospectus.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                            YEAR ENDED MARCH 31,
                          --------------------------------------------------------------
                                                                                 AS
                                                                             ADJUSTED(A)
                            1994      1995      1996       1997      1998       1998
                          --------  --------  ---------  --------  --------  -----------
STATEMENTS OF OPERATIONS
 DATA:
Revenues................  $319,045  $361,505  $ 403,597  $472,778  $528,442   $ 603,721
Direct operating and
 programming expense....    90,547   106,993    124,116   148,982   167,288     195,204
Selling, general and
 administrative expense.    52,801    63,487     68,357    81,763    95,731     107,137
Depreciation and
 amortization expense...    89,402    97,602    111,031   124,066   145,041     161,777
Operating income .......    86,295    93,423     94,793   117,967   120,382     139,603
Interest expense--net...  (172,948) (184,586)  (200,068) (232,325) (247,107)   (263,067)
Equity in loss of joint
 ventures...............   (30,054)  (44,349)   (46,257)  (59,169)  (79,056)    (79,056)
Net loss................  (187,860) (106,284)  (119,894) (130,642) (173,879)   (177,969)
Net loss applicable to
 common stockholders....  (187,860) (106,284)  (119,894) (130,642) (192,729)   (196,819)
Basic and diluted loss
 per weighted average
 share of common stock
 before extraordinary
 loss and cumulative
 effect of change in
 accounting principle
 (b)....................  $  (5.66) $  (4.32) $   (4.56) $  (4.50) $  (6.07)  $   (6.21)
Basic and diluted net
 loss per weighted
 average share of
 common stock...........    (10.91)    (4.32)     (4.56)    (4.94)    (6.45)      (6.59)
Weighted average shares
 of Common Stock
 outstanding (in
 thousands).............    17,221    24,628     26,305    26,411    29,875      29,875

                                                   MARCH 31, 1998
                                       ----------------------------------------
                                                      AS ADJUSTED
                                                        FOR THE     AS FURTHER
                                         ACTUAL     TRANSACTIONS(C) ADJUSTED(D)
                                       -----------  --------------- -----------
BALANCE SHEET DATA:
Adelphia Consolidated
 Total assets......................... $ 2,304,671    $2,498,162    $2,771,178
 Total debt...........................   2,909,745     2,664,090     2,892,090
 Total debt and redeemable preferred
  stock...............................   3,265,011     3,019,356     3,247,356
 Investments (e)......................     150,787       150,787       150,787
 Convertible preferred stock, common
  stock and other stockholders' equity
  (deficiency)........................  (1,315,865)     (926,376)     (926,376)
Hyperion(f)
 Total assets......................... $   634,893    $  880,003    $  880,003
 Total debt...........................     528,776       484,515       484,515
 Total debt and redeemable preferred
  stock...............................     735,980       691,719       691,719
 Investments (e)......................      66,648        66,648        66,648
 Common stock and other stockholders'
  equity (deficiency).................    (118,991)      170,380       170,380
Adelphia, Excluding Hyperion(g)
 Total assets......................... $ 1,669,778    $1,618,159    $1,891,175
 Total debt...........................   2,380,969     2,179,575     2,407,575
 Total debt and redeemable preferred
  stock...............................   2,529,031     2,327,637     2,555,637
 Investments (e)......................      84,139        84,139        84,139

                                             YEAR ENDED MARCH 31,
                           ---------------------------------------------------------------
                                                                                   AS
                                                                               ADJUSTED(A)
                             1994      1995      1996      1997      1998         1998
                           --------  --------  --------  --------  --------    -----------
 OTHER DATA:
 Adelphia, Excluding Hyperion (g)
 Revenues................  $318,628  $359,776  $400,275  $467,690  $514,932     $590,211
 Operating expenses (h)..   140,973   166,574   186,699   220,533   240,901      280,223
 EBITDA(i)...............   177,655   193,202   213,576   247,157   274,031(j)   309,988(j)
 Interest expense--net...  (170,801) (181,304) (194,179) (209,924) (211,077)    (227,037)
 Capital expenditures....    72,797    89,232    94,005    93,482   114,957      118,143
 Cash paid for
  acquisitions...........    21,681    70,256    60,804   138,372    80,578       80,578

--------
(footnotes included on next page)

                  CABLE TELEVISION OPERATIONS SUBSCRIBER DATA

                                                   MARCH 31,
                         ------------------------------------------------------------------
                                                                                    AS
                                                                                ADJUSTED(K)
                           1994       1995       1996       1997       1998        1998
                         ---------  ---------  ---------  ---------  ---------  -----------
COMPANY SYSTEMS:
Homes Passed............ 1,207,425  1,340,808  1,422,077  1,569,953  1,670,068   2,078,512
Basic Subscribers(l)....   888,167    975,066  1,039,704  1,138,414  1,215,040   1,477,395
Premium Service Units...   451,992    521,110    549,084    552,693    543,915     673,868
Basic Penetration.......      73.6%      72.7%      73.1%      72.5%      72.8%       71.1%
Average Monthly Revenue     $30.35     $32.11     $34.29     $35.46     $36.71      $36.27
 per Basic
 Subscriber(m)..........
OLYMPUS SYSTEMS:
Homes Passed............   406,753    512,052    631,602    650,742    755,185     861,653
Basic Subscribers(l)....   239,357    306,317    403,901    416,760    501,722     568,981
Premium Service Units...   110,602    145,758    200,319    194,125    219,597     251,722
Basic Penetration.......      58.8%      59.8%      63.9%      64.0%      66.4%       66.0%
Average Monthly Revenue     $30.24     $29.42     $32.70     $33.30     $33.96      $34.20
 per Basic
 Subscriber(m)..........
MANAGED SYSTEMS:
Homes Passed............   265,828    415,641    425,741    432,727    347,278     347,278
Basic Subscribers(l)....   194,682    298,054    309,031    313,266    259,409     259,409
Premium Service Units...    94,749    127,756    133,405    132,336    108,799     108,799
Basic Penetration.......      73.2%      71.7%      72.6%      72.4%      74.7%       74.7%
TOTAL SYSTEMS:
Homes Passed............ 1,880,006  2,268,501  2,479,420  2,653,422  2,772,531   3,287,443
Basic Subscribers(l).... 1,322,206  1,579,437  1,752,636  1,868,440  1,976,171   2,305,785
Premium Service Units...   657,343    794,624    882,808    879,154    872,311   1,034,389
Basic Penetration.......      70.3%      69.6%      70.7%      70.4%      71.3%       70.1%
Average Monthly Revenue     $30.33     $31.52     $33.85     $34.88     $35.91      $35.69
 per Basic
 Subscriber(m)(n).......

--------
(a) Gives effect to the Western New York Joint Venture as though it occured April 1, 1997. Excludes 50,000 shares of Class A Common Stock issued to the Rigas Family in connection with the Western New York Joint Venture.
(b) "Cumulative Effect of Change in Accounting Principle" refers to a change in accounting principle for the Company. Effective April 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." which requires an asset and liability approach for financial accounting and reporting for income taxes. The adoption of SFAS No. 109 resulted in the cumulative recognition of an additional liability by the Company of $89,660 in the year ended March 31, 1994.
(c) Gives effect to the application of (a) (i) the net proceeds from the Hyperion IPO and related transactions, (ii) the $69,838 prepayment of the 12 1/2% Notes on May 15, 1998 including an extraordinary loss on early retirement of debt of $2,604, and (iii) the net proceeds of approximately $147,300 from the sale of the 8 1/8% Notes on July 2, 1998 (collectively, the "Fiscal 1999 Transactions") and (b) the net proceeds of approximately $250,000 from the Public Offerings and the Direct Placement, as described in "Use of Proceeds," as if all of the foregoing transactions (the "Transactions") had occurred on March 31, 1998.
(d) Gives effect to the Transactions and the Western New York Joint Venture, as if they had occurred on March 31, 1998.
(e) Represents total investments before cumulative equity in net losses.
(f) Reflects selected consolidated financial data of Hyperion derived from Hyperion's audited consolidated financial statements and related notes thereto.
(g) Reflects selected financial data of Adelphia derived from Adelphia's audited consolidated financial statements and notes thereto included elsewhere in this Prospectus Supplement excluding the consolidated financial data of Hyperion.
(h) Amount excludes depreciation and amortization expenses.
(i) EBITDA presented above is defined as operating income plus depreciation and amortization and rate regulation charge. EBITDA and other similar measurements of cash flow are commonly used in the telecommunications industry to analyze and compare telecommunications companies on the basis of operating performance, leverage and liquidity. While EBITDA is not an alternative to operating income as an indicator of operating performance or an alternative to cash flows from operating activities as a measure of liquidity, all as defined by generally accepted accounting principles and while EBITDA may not be comparable to other similarly titled measures of other companies, the Company's management believes EBITDA is a meaningful measure of performance.
(j) For the three months ended March 31, 1998, actual EBITDA and As Adjusted EBITDA were $70,463 and $79,913, respectively.
(k) Gives effect to the Western New York Joint Venture and the Recent and Pending Acquisitions as if they occurred on March 31, 1998, except for the Average Monthly Revenue per Basic Subscriber which assumes they occurred on January 1, 1998.
(l) Total basic subscribers at end of period presented.
(m) Average total monthly revenue for last quarter in period presented, divided by average number of basic subscribers for such quarter.
(n) Excludes Managed Systems.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus Supplement, the following risk factors should be carefully considered in evaluating the Company and its business prior to making an investment decision.

SUBSTANTIAL LEVERAGE

  The Company is highly leveraged and has incurred substantial indebtedness to finance acquisitions and expansion of its businesses. At March 31, 1998, the Company's total indebtedness aggregated approximately $2,909.7 million, which included approximately $864.3 million of subsidiary bank, institutional and other debt, approximately $465.2 million of Hyperion public debt and approximately $1,580.3 million of indebtedness of the parent company. The Company's total debt has varying maturities to 2008, including an aggregate of approximately $1,078.6 million maturing on or prior to March 31, 2003. At March 31, 1998, on an as adjusted basis after giving effect to the Fiscal 1999 Transactions, the Public Offerings, the Direct Placement and the Western New York Joint Venture, the Company's total indebtedness aggregated approximately $2,892.1 million. The Company has maintained its public long-term debt at the holding company level and at Hyperion while borrowing in the private debt markets (e.g., bank and insurance company debt) through the Company's wholly-owned subsidiaries. The Company's subsidiary financings are effected through separate borrowing groups, and substantially all of the indebtedness in these borrowing groups is non-recourse to Adelphia. The subsidiary credit arrangements have varied revolving credit and term loan periods and contain separately negotiated covenants relating to, among other things, cross-defaults and the incurrence of additional debt for each borrowing group. In addition, Olympus has substantial leverage. The high level of the Company's indebtedness will have important consequences to investors, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for general corporate purposes or for capital improvements; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions or for capital improvements may be limited; and
(iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in the industry and economic conditions generally. In addition, at March 31, 1998, Adelphia had approximately $148.1 million and Hyperion had approximately $207.2 million of redeemable exchangeable preferred stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

STOCKHOLDERS' EQUITY (DEFICIENCY)

  The Total Convertible Preferred Stock, Common Stock and Other Stockholders' Equity (Deficiency) at March 31, 1998 was approximately ($1,315.9) million. The stockholders' deficiency generally has resulted from the Company's reported net losses which have been caused primarily by high levels of depreciation and amortization and interest expense. The Company reported net losses applicable to common stockholders of approximately $119.9 million, $130.6 million and $192.7 million for the years ended March 31, 1996, 1997 and 1998, respectively. The Company expects to continue to incur significant net losses for the next several years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  For the years ended March 31, 1997 and March 31, 1998, respectively, the Company's earnings were insufficient to cover its combined fixed charges and preferred stock dividends by approximately $61.8 million and $113.9 million, respectively. However, such amounts reflect non-cash charges totalling approximately $165.4 million and $182.5 million, respectively, consisting of depreciation, amortization, and non-cash interest expense on certain indebtedness of the Company. On an as adjusted basis after giving effect to the Fiscal 1999 Transactions, the Public Offerings, the Direct Placement and the Western New York Joint Venture, the Company's earnings were insufficient to cover its combined fixed charges and preferred stock dividends by approximately $110.2 million for the year ended March 31, 1998. Historically, the Company's cash generated from operating activities and borrowings has been sufficient to meet its requirements for debt service, working capital, capital expenditures, and investments in and advances to affiliates, and the Company has depended on the availability of additional borrowings to meet its liquidity requirements. The Company believes it will continue to generate cash and obtain financing sufficient to meet such requirements. However, the Company's ability to incur additional indebtedness is limited by covenants in its indentures and its subsidiary credit agreements. Although in the past the Company has been able both to refinance its indebtedness and to obtain new financing, there can be no assurance that the Company would be able to do so in the future or that, if the Company were able to do so, the terms available would be favorable to the Company. In the event that the Company were unable to refinance its indebtedness or obtain new financing under these circumstances, the Company would likely have to consider various options such as the sale of certain assets to meet its required debt service, negotiation with its lenders to restructure applicable indebtedness or other options available to it under applicable law. There can be no assurance that any such options would yield net proceeds sufficient to repay its indebtedness in full. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

VOTING CONTROL AND DISPARATE VOTING RIGHTS

  As of March 31, 1998, the Rigas Family beneficially owned 10,846,544 shares, or 99.1%, of Adelphia's Class B Common Stock and 6,888,804 shares, or 34.4%, of Adelphia's outstanding Class A Common Stock. On a combined basis, these shares represented 57.2% of the total number of outstanding shares of both classes of Common Stock and 89.1% of the total voting power of both classes. Assuming conversion of the Convertible Preferred Stock by the Rigas Family, family members would hold 16,322,766 shares, or 55.4%, of Adelphia's Class A Common Stock and would hold 67.2% of the total number of shares and 89.8% of the total voting power of both classes of Common Stock. Upon consummation of the Public Offerings, the Direct Placement and the Western New York Joint Venture, the Rigas Family will hold 11,029,119 shares, or 39.0%, of Adelphia's outstanding Class A Common Stock and, on a combined basis, 55.8% of the total number of outstanding shares of both classes of Common Stock and 86.8% of the total voting power of both classes. As a result of the stock ownership by the Rigas Family and the Class B Stockholders' Agreement (described in "Principal Stockholders"), John J. Rigas and members of his family have the power to elect all seven directors subject to election by both classes on a combined basis, which directors constitute seven of the eight members of the Board of Directors of Adelphia (the holders of the Class A Common Stock are entitled, as a separate class, to elect one of Adelphia's directors). Moreover, because holders of Class B Common Stock are entitled to ten votes per share while holders of Class A Common Stock are entitled to one vote per share, the Rigas Family may control stockholder decisions on matters in which holders of Class A Common Stock and Class B Common Stock vote together as a class. These matters include the amendment of certain provisions of Adelphia's Certificate of Incorporation and the approval of certain fundamental corporate transactions, including mergers. See "Principal Stockholders" herein and "Description of Capital Stock" in the attached Prospectus.

POTENTIAL CONFLICTS OF INTEREST

  The Rigas Family holds substantially all of Adelphia's Class B Common Stock and 89.1% of the combined voting power of both classes of Adelphia's outstanding Common Stock (89.8% assuming the conversion of the Convertible Preferred Stock owned by the Rigas Family) and has the power to elect seven of eight members of Adelphia's Board of Directors. John J. Rigas and the other executive officers of Adelphia (including other members of the Rigas Family) hold direct and indirect ownership interests in the Managed Partnerships, which are managed by the Company for a fee. Subject to the restrictions contained in a business opportunity agreement regarding future acquisitions, Rigas Family members and the executive officers are free to continue to own these interests and acquire additional interests in cable television systems. Such activities could present a conflict of interest with the Company in the allocation of management time and resources of the executive officers. In addition, there have been and will continue to be transactions between the Company and the executive officers or other entities in which the executive officers have ownership interests or with which they are affiliated. The indentures under which the 8 1/8% Senior Notes due 2003 (the "8 1/8% Notes") the 8 3/8% Senior Notes due 2008 (the "8 3/8% Notes"), the 9 1/4% Senior Notes due 2002 (the "9 1/4% Notes"), the 9 7/8% Senior Notes due 2007 (the "9 7/8% Notes"), the 10 1/2% Senior Notes due 2004 (the "10 1/2% Notes"), the 12 1/2% Senior Notes due 2002 (the "12 1/2% Notes"), the 10 1/4% Senior Notes due 2000 (the "10 1/4% Notes"), the 9 1/2% Senior Pay-In-Kind Notes due 2004 (the "9 1/2% Notes"), the 11 7/8% Senior Debentures due 2004 (the "11 7/8% Debentures") and the 9 7/8% Senior Debentures due 2005 (the "9 7/8% Debentures") (collectively, "Adelphia's Public Debt") were issued contain covenants that place certain restrictions on transactions between the Company and its affiliates. See "Certain Relationships and Related Transactions" in Adelphia's Form 10-K/A dated July 27, 1998 and Note 11 to Adelphia's consolidated financial statements.

COMPETITION

  The cable television systems owned by the Company compete with other communications and entertainment media as well as other means of video distribution including Direct Broadcast Satellite Systems ("DBS"). In addition, some of the Regional Bell Operating Companies (the "RBOCs") and other local telephone companies are in the process of entering the video-to-home business and several have expressed their intention to enter the video-to-home business. In addition, some RBOCs and local telephone companies have in place facilities which are capable of delivering cable television service.

  In addition, the Telecommunications Act of 1996 (the "1996 Act") has repealed the cable/telephone cross-ownership plan, and telephone companies will now be permitted to provide cable television service within their service areas. Certain of such potential service providers have greater financial resources than the Company, and in the case of local exchange carriers seeking to provide cable service within their service areas, have installed plant and switching capabilities, any of which could give them competitive advantages with respect to cable television operators such as the Company. The Company cannot predict either the extent to which competition will materialize or, if such competition materializes, the extent of its effect on the Company. See "Business--Competition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Company also faces competition from other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home video products. The Company cannot predict the extent to which competition may affect the Company.

  In each of the markets served by Hyperion's networks, the services offered by Hyperion compete principally with the services offered by the incumbent local exchange carrier ("LEC") serving that area. Incumbent LECs have long-standing relationships with their customers, have the potential to subsidize competitive services from monopoly service revenues, and benefit from favorable state and federal regulations. In light of the passage of the 1996 Act, federal and state regulatory initiatives will provide increased business opportunities to CLECs such as Hyperion, but regulators are likely to provide incumbent LECs with increased pricing flexibility for their services as competition increases. If incumbent LECs are allowed by regulators to lower their rates substantially or selectively engage in excessive volume and term discount pricing practices for their customers or charge CLECs excessive fees for interconnection to the incumbent LECs' networks, the net income and cash flow of CLECs, including Hyperion, could be materially and adversely affected.

  The 1996 Act also establishes procedures under which the RBOCs can obtain authority to provide long distance services if they comply with certain interconnection requirements. To date, the FCC authority to provide in-region interLATA service has been sought by Ameritech in Michigan, Southwestern Bell in Oklahoma, and BellSouth in Louisiana and South Carolina. The Department of Justice has opposed each request, and each request has been denied by the FCC. BellSouth recently filed a second application requesting FCC authority to provide in-region interLATA services in Louisiana, and that request currently is pending. An approval could result in decreased market share for the major IXCs, which are among Hyperion's significant customers. Such a result could have an adverse effect on Hyperion.

  There has been significant merger activity among the RBOCs in anticipation of entry into the long distance market, including the merger of Bell Atlantic and NYNEX, whose combined territory covers a substantial portion of Hyperion's markets. If RBOCs are permitted to provide such services, they will ultimately be in a position to offer single source service for local and long distance communications and subsidize the price of their long distance prices with charges on local service. Other combinations among IXCs and other telecommunications companies are occurring in the industry, which may have a material adverse effect on Hyperion. Hyperion also faces, and will continue to face, competition from other current and potential market entrants, including other CLECs, incumbent LECs which are not subject to RBOC restrictions on long distance, AT&T, MCI, Sprint and other IXCs, cable television companies, electric utilities, microwave carriers, wireless telecommunications providers and private networks built by large end users. In addition, all of the major IXCs are expected to enter the market for local telecommunications services. Both AT&T and MCI have announced that they have begun to offer local telephone services in some areas of the country, and AT&T recently announced a new wireless technology for providing local telephone service. AT&T and TCI also recently announced that they will merge. Although Hyperion has good relationships with the IXCs, there are no assurances that any of these IXCs will not build their own facilities, purchase other carriers or their facilities, or resell the services of other carriers rather than use Hyperion's services when entering the market for local exchange services.

  Many of Hyperion's current and potential competitors, particularly incumbent LECs, have financial, personnel and other resources substantially greater than those of Hyperion, as well as other competitive advantages over Hyperion. See "Business--Competition," "Legislation and Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Regulatory and Competitive Matters."

NEED FOR ADDITIONAL FINANCING

  The Company's business requires substantial investment on a continuing basis to finance capital expenditures and related expenses for, among other things, upgrade of the Company's plant (including the need to make cable system upgrades mandated by franchise authorities), the offering of new services and the servicing, repayment or refinancing of its indebtedness. The Company will require significant additional financing, through debt and/or equity issuances, to meet its capital expenditure plans and to pay its debt obligations. There can be no assurance that Adelphia will be able to issue additional debt or obtain additional equity capital on satisfactory terms, or at all, to meet its future financing needs. See "Business--Cable Television Operations--Technological Developments" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

REGULATION IN THE TELECOMMUNICATIONS INDUSTRY

  The cable television industry is subject to extensive regulation at the federal, state and local levels, and many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") significantly expanded the scope of cable television regulation. In particular, pursuant to the 1992 Cable Act, the FCC adopted regulations that limit the Company's ability to set and increase rates for the Company's basic and cable programming service ("CPS") packages and for the provision of cable television-related equipment. The 1992 Cable Act permits certified local franchising authorities to order refunds of rates paid in the previous twelve-month period determined to be in excess of the permitted reasonable rates. It is possible that rate reductions or refunds of previously collected fees may be required in the future.

  The 1996 Act, which became law on February 8, 1996, materially alters federal, state and local laws and regulations pertaining to cable television, telecommunications and other related services and, in particular, substantially amends the Communications Act of 1934 (the "Communications Act"). Certain provisions of the 1996 Act could materially affect the growth and operation of the cable television industry and the cable services provided by the Company. Although the new legislation may substantially lessen certain regulatory burdens, the cable television industry may be subject to additional competition as a result. See "Business--Competition". There are numerous rulemakings that have been and continue to be undertaken by the FCC which will interpret and implement the provisions of the 1996 Act. In addition, certain provisions of the new legislation (such as the deregulation of rates for CPS packages) will not immediately be effective. Furthermore, certain provisions of the 1996 Act have been, and likely will be, subject to judicial challenge. The Company is unable at this time to predict the outcome of such rulemakings or litigation or the short and long-term effect (financial or otherwise) of the 1996 Act and FCC rulemakings on the Company.

  The cable television industry is subject to state and local regulations and the Company must comply with rules of the local franchising authorities to retain and renew its cable franchises, among other matters. There can be no assurances that the franchising authorities will not impose new and more restrictive requirements as a condition to franchise renewal.

  Although the 1996 Act eliminates many legal barriers to entry (i.e., telephone companies entering the cable industry and cable companies entering the telephone industry), the Company cannot assure that rules adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry will not have a material adverse effect on the Company. In addition, the 1996 Act removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in the Company's potential markets. See "Legislation and Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Regulatory and Competitive Matters."

NO DIVIDENDS PAID OR TO BE PAID

  Adelphia has never declared or paid dividends on any of its Common Stock and has no intention to pay cash dividends on such stock in the foreseeable future. In addition, the indentures for Adelphia's Public Debt contain covenants which limit Adelphia's ability to pay such dividends. See "Price Range of the Company's Common Equity and Dividend Policy" and Note 3 to Adelphia's consolidated financial statements.

IMPACT OF THE YEAR 2000 ISSUES

  The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have data-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. The Company has recently completed the planning stage of a project that addresses the year 2000 data processing issues relating to modifications of its mainframe computer applications. Internal and external resources are being used to make the required modifications and perform the necessary tests, all of which is expected to be completed by June 1999. In addition, the Company has begun communicating with others with whom it does significant business to determine their year 2000 compliance readiness and the extent to which the Company is vulnerable to any third party year 2000 issues. There can be no assurance that the systems of other companies on which the Company's systems rely will be timely converted into systems compatible with the Company systems or that the Company will prevent the year 2000 issues from having a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issues."

SHARES ELIGIBLE FOR FUTURE SALE

  As of March 31, 1998, 20,043,528 shares of Class A Common Stock, 10,944,476 shares of Class B Common Stock, each share of which is presently convertible into a share of Class A Common Stock, and 100,000 shares of Convertible Preferred Stock, each share of which is presently convertible into approximately 117.9245 shares of Class A Common Stock, were outstanding. As of that date, the Rigas Family beneficially owned 10,846,544 shares of Class B Common Stock, 6,888,804 shares of Class A Common Stock and 80,000 shares of Convertible Preferred Stock. Pursuant to various registration rights agreements, the Rigas Family has the right, subject to certain limitations, to require Adelphia to register substantially all of these shares including Class A Common Stock issuable upon conversion of the Class B Common Stock and the Convertible Preferred Stock. Adelphia has registered approximately 10,954,000 shares beneficially owned by the Rigas Family (including shares acquired in the Direct Placement) and 100,000 shares of Convertible Preferred Stock (including the approximately 11,792,000 shares of Class A Common Stock into which they may be converted) beneficially owned by the Rigas Family and Telesat Cablevision, Inc. ("Telesat"), an affiliate of FPL Group. Telesat's shares were registered pursuant to pre-existing registration rights. In its registration rights agreements with Adelphia and the Rigas Family, Telesat has agreed, in connection with any registration of the Company's securities for sale by the Company, that upon request of the Company or the underwriters managing any underwritten offering of the Company's securities, Telesat will not sell without the prior written consent of the Company or such underwriters its shares of Convertible Preferred Stock or Class A Common Stock issuable upon conversion thereof for such period of time (not to exceed 120 days) from the effective date of such registration as the Company or the underwriters may specify; provided that the Company does not discriminate among the Rigas Family and Telesat in any lockup arrangements. Adelphia has also registered 3,571,428 shares of Class A Common Stock beneficially owned as of March 24, 1998 by the Booth American Company. In its registration rights agreement with Adelphia, Booth American Company has agreed, in connection with any registration of the Company's securities for sale by the Company, that upon request of the Company or the underwriters managing any underwritten offering of the Company's securities, Booth American Company will not sell without the prior written consent of the Company or such underwriters the 3,571,428 shares of Class A Common Stock issued by Adelphia to Booth American Company for such period of time (not to exceed 90 days) from the effective date of such registration as the Company or the underwriters may specify; provided that the Rigas Family is being similarly restricted. Although the Company and the Rigas Family have agreed that they will not, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any Common Stock or securities convertible into or exchangeable or exercisable for Common Stock or grant any options or warrants to purchase shares of Common Stock without the permission of Smith Barney Inc. for a period of 90 days after the date of this Prospectus Supplement (except for certain permitted exceptions), approximately 8,506,000 of the shares of Class A Common Stock and up to 80,000 of the shares of Convertible Preferred Stock which has been registered by the Rigas Family, have been pledged in connection with margin loans to pledgees who are not subject to any restriction on their sale of any shares of Class A Common Stock acquired upon a foreclosure or upon conversion of Convertible Preferred Stock acquired upon a foreclosure. See "Underwriting--Margin and Pledge Arrangements." Sales of a substantial number of shares of Class A Common Stock or Class B Common Stock including sale by any pledgees of such shares or the perception that such sales could occur could adversely affect the market price of the Class A Common Stock and could impair Adelphia's ability in the future to raise capital through an offering of its equity securities.

DILUTION

  The initial public offering price is substantially higher than the net tangible book value per share of Common Stock. Investors purchasing Class A Common Stock in the Public Offerings at the offering price on the cover page of this Prospectus Supplement will therefore incur immediate and substantial net tangible book value dilution of $76.95 per share of Class A Common Stock. See "Dilution."

POTENTIAL VOLATILITY OF STOCK PRICE

  The market price of the shares of Class A Common Stock may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, new products or services or new contracts by the Company or its competitors, legislative and regulatory developments, conditions and trends in the telecommunications industry, general market conditions and other factors beyond the Company's control. In addition, the stock market has, from time to time, experienced significant price and volume fluctuations that have particularly affected the market prices for the common stock of telecommunications companies and that have often been unrelated to the operating performance of particular companies. These broad market fluctuations may also adversely affect the market price of the Company's Class A Common Stock.

FORWARD LOOKING STATEMENTS

  The statements contained in this Prospectus Supplement that are not historical facts are "forward looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "intends" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.

  Certain information included or incorporated by reference in this Prospectus Supplement and attached Prospectus, including Management's Discussion and Analysis of Financial Condition and Results of Operations, is forward-looking, such as information relating to the effects of future regulation, future capital commitments and the effects of competition. Such forward-looking information involves important risks and uncertainties that could cause actual results to differ significantly from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, acquisitions (including, for example, whether the Company will consummate the Western New York Joint Venture) and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, technological developments and changes in the competitive environment in which the Company operates. Persons reading this Prospectus Supplement are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.

                                USE OF PROCEEDS

  Based on a price to the public of $32.00 per share, the net proceeds to Adelphia from the Public Offerings and the Direct Placement will be approximately $250.0 million (after deducting estimated underwriting discounts and commissions and offering expenses). Such net proceeds will be advanced or contributed to its subsidiaries which will apply such funds to repay revolving credit facilities of such subsidiaries. Subject to compliance with the terms of and to the maturity of the revolving credit facilities, the respective subsidiaries will be able to reborrow and use such amounts for general corporate purposes. See Note 3 to Adelphia's consolidated financial statements. As of March 31, 1998, the average effective interest rate on such credit facilities was approximately 6.44%.

        PRICE RANGE OF THE COMPANY'S COMMON EQUITY AND DIVIDEND POLICY

  Adelphia's Class A Common Stock is listed on the Nasdaq National Market under the symbol "ADLAC."

  The following table sets forth the range of high and low closing sale prices of the Class A Common Stock for the fiscal periods indicated, as reported by the Nasdaq Stock Market.

                             CLASS A COMMON STOCK

                                                                 HIGH     LOW
                                                                ------- --------
      FISCAL 1997
        First Quarter Ended 6/30/96............................ $ 7 7/8 $ 6 9/16
        Second Quarter Ended 9/30/96........................... $11     $ 6 1/2
        Third Quarter Ended 12/31/96........................... $10 1/4 $ 5 3/4
        Fourth Quarter Ended 3/31/97........................... $ 7 1/8 $ 5 3/8
      FISCAL 1998
        First Quarter Ended 6/30/97............................ $ 7 3/4 $ 5
        Second Quarter Ended 9/30/97........................... $12 1/8 $ 6 3/4
        Third Quarter Ended 12/31/97........................... $18 3/4 $12
        Fourth Quarter Ended 3/31/98........................... $30 3/8 $16 3/8
      FISCAL 1999
        First Quarter Ended 6/30/98............................ $37 1/8 $21 1/2
        Second Quarter (through August 12, 1998)............... $43 3/4 $30 7/16

  As of June 24, 1998, there were approximately 162 holders of record of Adelphia's Class A Common Stock. As of June 24, 1998, two record holders were registered clearing agencies holding Class A Common Stock on behalf of participants in such clearing agencies.

  No established public trading market exists for Adelphia's Class B Common Stock. As of the date hereof, the Class B Common Stock was held of record by seven persons, principally members of the Rigas Family, including a Pennsylvania general partnership all of whose partners are members of the Rigas Family. The Class B Common Stock is convertible into shares of Class A Common Stock on a one-to-one basis. As of March 31, 1998, the Rigas Family owned 99.1% of the outstanding Class B Common Stock.

DIVIDEND POLICY

  Adelphia has never paid a cash dividend on its common stock and anticipates that for the foreseeable future any earnings will be retained for use in its business. The ability of Adelphia to pay cash dividends on its common stock is limited by the provisions of its indentures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and Note 3 to Adelphia's consolidated financial statements.

                                CAPITALIZATION
                (DOLLARS IN THOUSANDS EXCEPT PAR VALUE AMOUNTS)

  The following table sets forth the cash and cash equivalents and capitalization of the Company as of March 31, 1998, (i) on an actual basis,
(ii) as adjusted to reflect the Public Offerings, the Direct Placement and the application of the proceeds therefrom as described in "Use of Proceeds," and the Fiscal 1999 Transactions and (iii) as further adjusted to reflect the Western New York Joint Venture. This table should be read in conjunction with Adelphia's consolidated financial statements and related notes thereto.

                                                   MARCH 31, 1998
                                       ----------------------------------------
                                                      AS ADJUSTED
                                                        FOR THE     AS FURTHER
                                         ACTUAL     TRANSACTIONS(A) ADJUSTED(B)
                                       -----------  --------------- -----------
Cash and cash equivalents............  $   276,895    $   453,145   $   453,145
U.S. government securities--pledged..       70,535         70,535        70,535
                                       -----------    -----------   -----------
   Total cash, cash equivalents and
    U.S. government securities--
    pledged..........................  $   347,430    $   523,680   $   523,680
                                       ===========    ===========   ===========
Long-term debt including current
 maturities (c):
  Subsidiary debt....................  $ 1,329,471    $ 1,004,422   $ 1,232,422
  Parent debt........................    1,580,274      1,659,668     1,659,668
                                       -----------    -----------   -----------
    Total long-term debt including
     current maturities..............    2,909,745      2,664,090     2,892,090
                                       -----------    -----------   -----------
Hyperion redeemable exchangeable
 preferred stock.....................      207,204        207,204       207,204
                                       -----------    -----------   -----------
Redeemable exchangeable preferred
 stock...............................      148,062        148,062       148,062
                                       -----------    -----------   -----------
Convertible preferred stock, common
 stock and other stockholders' equity
 (deficiency):
  8 1/8% Series C convertible
   preferred stock ($100,000
   liquidation preference)...........            1              1             1
  Class A common stock, $.01 par
   value, 200,000,000 shares
   authorized and 20,043,528 shares
   outstanding on an Actual basis,
   and 28,233,843 shares outstanding
   on an As Adjusted for the
   Transactions basis and on an As
   Further Adjusted basis............          200            282           282
  Class B common stock, $.01 par
   value, 25,000,000 shares
   authorized and 10,944,476 shares
   outstanding.......................          109            109           109
  Additional paid-in capital.........      331,263        723,274       723,274
  Accumulated deficit................   (1,647,438)    (1,650,042)   (1,650,042)
                                       -----------    -----------   -----------
    Total convertible preferred
     stock, common stock and other
     stockholders' equity
     (deficiency)....................   (1,315,865)      (926,376)    (926,376)
                                       -----------    -----------   -----------
     Total capitalization............  $ 1,949,146    $ 2,092,980   $ 2,320,980
                                       ===========    ===========   ===========

--------
(a) Gives effect to the application of the net proceeds from the Public Offerings, the Direct Placement and the Fiscal 1999 Transactions.

(b) Gives effect to the Western New York Joint Venture and the application of the net proceeds from the Public Offerings, the Direct Placement and the Fiscal 1999 Transactions. Excludes 50,000 shares of Class A Common Stock issued to the Rigas Family in connection with the Western New York Joint Venture.

(c) See Note 3 to Adelphia's consolidated financial statements, for a description of long-term debt of the Company and its subsidiaries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                   DILUTION

  The net tangible book value of the Company's Common Stock as of March 31, 1998 was $(2,010,969,000) or approximately $(64.90) per share. Net tangible book value per share represents the amount of the Company's convertible preferred stock, common stock and other stockholders' equity (deficiency), less intangible assets, divided by 30,988,004 shares of Common Stock outstanding.

  Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Class A Common Stock in the Public Offerings and the pro forma net tangible book value per share of the Common Stock immediately after completion of the Public Offerings and the Direct Placement. After giving effect to the sale by the Company of (i) 4,100,000 shares of Class A Common Stock in the Public Offerings at the public offering price of $32.00 per share, after deduction of underwriting discounts and commissions and estimated offering expenses and (ii) 4,090,315 shares of Class A Common Stock in the Direct Placement, the pro forma net tangible book value of the Company as of March 31, 1998 would have been $(1,760,969,000), or $(44.95) per share of Common Stock. This represents an immediate increase in net tangible book value of $19.95 per share to existing stockholders and an immediate dilution of net tangible book value of $76.95 per share to purchasers of Class A Common Stock in the Public Offerings, as illustrated in the following table:

Public offering price per share of Class A Common Stock......          $ 32.00
  Net tangible book value per share of Common Stock before
   the Public Offerings and the Direct Placement............. $(64.90)
  Increase per share of Common Stock attributable to the
   Direct Placement..........................................    9.97
  Increase per share of Common Stock attributable to the
   Public Offerings..........................................    9.98
                                                              -------
Pro forma net tangible book value per share of Common Stock
 after the Public Offerings and the Direct Placement.........           (44.95)
                                                                       -------
Net tangible book value dilution per share...................          $(76.95)
                                                                       =======

                     SELECTED CONSOLIDATED FINANCIAL DATA
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

  The selected consolidated financial data as of and for each of the five years in the period ended March 31, 1998 have been derived from the audited consolidated financial statements of the Company. This data should be read in conjunction with the consolidated financial statements and related notes thereto as of March 31, 1997 and 1998 and for each of the three years in the period ended March 31, 1998 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus Supplement. The statement of operations data with respect to fiscal years ended March 31, 1994 and 1995, and the balance sheet data at March 31, 1994, 1995 and 1996, have been derived from audited consolidated financial statements of the Company not included herein.

                                        YEAR ENDED MARCH 31,
                          -----------------------------------------------------
                            1994       1995       1996       1997       1998
                          ---------  ---------  ---------  ---------  ---------
STATEMENTS OF OPERATIONS
 DATA:
Revenues................  $ 319,045  $ 361,505  $ 403,597  $ 472,778  $ 528,442
Direct operating and
 programming expense....     90,547    106,993    124,116    148,982    167,288
Selling, general and
 administrative expense.     52,801     63,487     68,357     81,763     95,731
Depreciation and
 amortization expenses..     89,402     97,602    111,031    124,066    145,041
Rate regulation charge..         --         --      5,300         --         --
                          ---------  ---------  ---------  ---------  ---------
Operating income .......     86,295     93,423     94,793    117,967    120,382
Other income (expense)..       (299)     1,453         --         --         --
Priority investment in-
 come from Olympus......     22,300     22,300     28,852     42,086     47,765
Cash interest expense--
 net....................   (171,268)  (169,830)  (183,780)  (190,965)  (209,677)
Noncash interest
 expense................     (1,680)   (14,756)   (16,288)   (41,360)   (37,430)
Equity in loss of joint
 ventures...............    (30,054)   (44,349)   (46,257)   (59,169)   (79,056)
Hyperion preferred stock
 dividends..............         --         --         --         --    (12,682)
Gain on sale of
 investments............         --         --         --     12,151      2,538
                          ---------  ---------  ---------  ---------  ---------
Loss before income
 taxes, extraordinary
 loss
 and cumulative effect
 of change in accounting
 principle (a)..........    (94,706)  (111,759)  (122,680)  (119,290)  (168,160)
Income tax (expense)
 benefit................     (2,742)     5,475      2,786        358      5,606
                          ---------  ---------  ---------  ---------  ---------
Loss before
 extraordinary loss and
 cumulative effect of
 change
 in accounting principle
 (a)....................    (97,448)  (106,284)  (119,894)  (118,932)  (162,554)
Extraordinary loss on
 early retirement of
 debt...................      (752)         --         --    (11,710)   (11,325)
Cumulative effect of
 change in accounting
 for income taxes (a)...    (89,660)        --         --         --         --
                          ---------  ---------  ---------  ---------  ---------
Net loss................   (187,860)  (106,284)  (119,894)  (130,642)  (173,879)
Dividend requirements
 applicable to preferred
 stock..................         --         --         --         --    (18,850)
                          ---------  ---------  ---------  ---------  ---------
Net loss applicable to
 common stockholders....  $(187,860) $(106,284) $(119,894) $(130,642) $(192,729)
                          =========  =========  =========  =========  =========
Basic and diluted loss
 per weighted average
 share of common stock
 before extraordinary
 loss and cumulative
 effect of change in
 accounting principle
 (a)....................  $   (5.66) $   (4.32) $   (4.56) $   (4.50) $   (6.07)
Basic and diluted net
 loss per weighted
 average share of common
 stock..................     (10.91)     (4.32)     (4.56)     (4.94)     (6.45)
Cash dividends declared
 per common share.......         --         --         --         --         --
Weighted average shares
 of common stock
 outstanding (in
 thousands).............     17,221     24,628     26,305     26,411     29,875

--------
(footnotes included on next page)

  As more fully described herein, Adelphia operates primarily in two lines of business within the telecommunications industry: cable television (Adelphia, excluding Hyperion) and competitive local exchange carrier telephony (Hyperion). The balance sheet data and other data as of and for each of the five years ended March 31, 1998 of Hyperion have been derived from audited consolidated financial statements of Hyperion not included herein.

                                                   MARCH 31,
                           -------------------------------------------------------------
                              1994         1995         1996         1997        1998
                           -----------  -----------  -----------  ----------  ----------
 BALANCE SHEET DATA:
 Adelphia Consolidated
  Total assets...........  $ 1,073,846  $ 1,267,291  $ 1,367,579  $1,643,826  $2,304,671
  Total debt.............    1,793,711    2,021,610    2,175,473   2,544,039   2,909,745
  Total debt and
   redeemable preferred
   stock.................    1,793,711    2,021,610    2,175,473   2,544,039   3,265,011
  Investments (b)........       24,416       50,426       74,961     130,005     150,787
  Convertible preferred
   stock, common stock
   and other
   stockholders' equity
   (deficiency)..........     (918,064)  (1,011,575)  (1,128,239) (1,253,881) (1,315,865)
 Hyperion
  Total assets...........  $    14,765  $    23,212  $    35,269  $  174,601  $  634,893
  Total debt.............       19,968       35,541       50,855     215,675     528,776
  Total debt and
   redeemable preferred
   stock.................       19,968       35,541       50,855     215,675     735,980
  Investments (b)........        9,068       15,085       27,900      56,695      66,648
  Common stock and other
   stockholders' equity
   (deficiency)..........       (6,011)     (13,703)     (27,323)    (50,254)   (118,991)
 Adelphia, Excluding Hyperion
  Total assets...........  $ 1,059,081  $ 1,244,079  $ 1,332,310  $1,469,225  $1,669,778
  Total debt.............    1,773,743    1,986,069    2,124,618   2,328,364   2,380,969
  Total debt and
   redeemable preferred
   stock.................    1,773,743    1,986,069    2,124,618   2,328,364   2,529,031
  Investments (b)........       15,348       35,341       47,061      73,310      84,139
                                             YEAR ENDED MARCH 31,
                           -------------------------------------------------------------
                              1994         1995         1996         1997        1998
                           -----------  -----------  -----------  ----------  ----------
 OTHER DATA:
 Adelphia Consolidated
 EBITDA (c)..............    $ 175,697    $ 191,025    $ 211,124   $ 242,033   $ 265,423
 Capital expenditures....       75,894       92,082      100,089     129,609     183,586
 Cash paid for
  acquisitions...........       21,681       70,256       60,804     143,412     146,546
 Hyperion
 Revenues................    $     417    $   1,729    $   3,322   $   5,088   $  13,510
 Operating expenses (d)..        2,375        3,906        5,774      10,212      22,118
 Depreciation and
  amortization expense...          189          463        1,184       3,945      11,477
 EBITDA (c)..............       (1,958)      (2,177)      (2,452)     (5,124)     (8,608)
 Interest expense--net...       (2,147)      (3,282)      (5,889)    (22,401)    (36,030)
 Preferred stock
  dividends..............           --           --           --          --     (12,682)
 Capital expenditures....        3,097        2,850        6,084      36,127      68,629
 Cash paid for
  acquisitions...........           --           --           --       5,040      65,968
 Adelphia, Excluding Hyperion
 Revenues................    $ 318,628    $ 359,776    $ 400,275   $ 467,690   $ 514,932
 Operating expenses (d)..      140,973      166,574      186,699     220,533     240,901
 Depreciation and
  amortization expense...       89,213       97,139      109,847     120,121     133,564
 EBITDA (c)..............      177,655      193,202      213,576     247,157     274,031
 Interest expense--net...     (170,801)    (181,304)    (194,179)   (209,924)   (211,077)
 Capital expenditures....       72,797       89,232       94,005      93,482     114,957
 Cash paid for
  acquisitions...........       21,681       70,256       60,804     138,372      80,578

--------
(a) "Cumulative Effect of Change in Accounting Principle" refers to a change in accounting principle for the Company. Effective April 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires an asset and liability approach for financial accounting and reporting for income taxes. The adoption of SFAS No. 109 resulted in the cumulative recognition of an additional liability by the Company of $89,660.
(b) Represents total investments before cumulative equity in net losses.
(c) EBITDA presented above is defined as operating income plus depreciation and amortization and rate regulation charge. EBITDA and other similar measurements of cash flow are commonly used in the telecommunications industry to analyze and compare telecommunications companies on the basis of operating performance, leverage and liquidity. While EBITDA is not an alternative to operating income as an indicator of operating performance or an alternative to cash flows from operating activities as a measure of liquidity, all as defined by generally accepted accounting principles, and while EBITDA may not be comparable to other similarly titled measures of other companies, the Company's management believes EBITDA is a meaningful measure of performance.
(d) Amount excludes depreciation and amortization expense.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                            (DOLLARS IN THOUSANDS)

RESULTS OF OPERATIONS

 General

  Adelphia earned substantially all of its revenues in each of the last three fiscal years from monthly subscriber fees for basic, cable value, premium and ancillary services (such as installations and equipment rentals), local and national advertising sales, pay-per-view programming, home shopping networks and CLEC services.

  The changes in Adelphia's results of operations for the years ended March 31, 1997 and 1998, compared to the respective prior year, were primarily the result of acquisitions, expanding existing cable television operations and the impact of increased advertising sales and other service offerings as well as an increase in cable rates, effective October 1, 1996 and August 1, 1997.

  The high level of depreciation and amortization associated with the significant number of acquisitions in recent years, the recent upgrading and expansion of systems, interest costs associated with financing activities and Hyperion's continued investment in the CLEC business will continue to have a negative impact on the reported results of operations. Also, significant charges for depreciation, amortization and interest are expected to be incurred in the future by the Olympus joint venture, which will also adversely impact Adelphia's future results of operations. Adelphia expects to report net losses for the next several years.

  Hyperion, together with its subsidiaries, owns certain investments in CLEC joint ventures and manages those ventures. Hyperion is an unrestricted subsidiary for purposes of the Company's indentures.

  The following table is derived from Adelphia's consolidated financial statements that are included in this Prospectus Supplement and sets forth the historical percentage relationship to revenues of the components of operating income contained in such financial statements for the periods indicated.

                                                              PERCENTAGE OF
                                                                REVENUES
                                                            YEAR ENDED MARCH
                                                                   31,
                                                            -------------------
                                                            1996   1997   1998
                                                            -----  -----  -----
      Revenues............................................. 100.0% 100.0% 100.0%
      Operating Expenses:
        Direct operating and programming...................  30.8   31.5   31.7
        Selling, general and administrative................  16.9   17.3   18.1
        Depreciation and amortization......................  27.5   26.2   27.4
        Rate regulation charge.............................   1.3    --     --
                                                            -----  -----  -----
      Operating Income.....................................  23.5%  25.0%  22.8%
                                                            =====  =====  =====

COMPARISON OF THE YEARS ENDED MARCH 31, 1996, 1997 AND 1998

 Revenues

  The primary revenue sources reflected as a percentage of total revenues were as follows:

                                                                    YEAR ENDED
                                                                    MARCH 31,
                                                                  ----------------
                                                                  1996  1997  1998
                                                                  ----  ----  ----
      Regulated service and equipment fees.......................  73%   74%   75%
      Premium programming fees...................................  12%   12%   10%
      Advertising sales and other services.......................  15%   14%   15%

  Revenues increased approximately 17.1% for the year ended March 31, 1997 and 11.8% for the year ended March 31, 1998 compared with the respective prior fiscal year. The increases were attributable to the following:

                                                       YEAR ENDED MARCH 31,
                                                       -----------------------
                                                          1997         1998
                                                       ----------   ----------
       Acquisitions...................................        42%          37%
       Basic subscriber growth........................        12%           9%
       Rate increases.................................        38%          48%
       Premium programming fees.......................        (5%)         (7%)
       Advertising sales and other services...........        13%          13%

  Effective October 1, 1996 and August 1, 1997, certain rate increases related to regulated cable services were implemented in substantially all of the Company's Systems. Advertising revenues and revenues derived from other strategic service offerings such as paging, high speed data services, long distance and CLEC services also had a positive impact on revenues for the year ended March 31, 1998.

  Direct Operating and Programming Expenses. Direct operating and programming expenses, which are mainly basic and premium programming costs and technical expenses, increased 20.0% and 12.3% for the years ended March 31, 1997 and 1998, respectively, compared with the respective prior year. Such increases were primarily due to increased operating expenses from acquired systems, increased programming costs and incremental costs associated with increased subscribers. Because of regulatory limitations on the timing and extent to which cost increases may be passed on to customers, direct operating and programming expenses have increased at a greater rate than corresponding revenue increases. As a result of recent FCC regulatory rulemaking decisions, the Company intends to continue its systematic program of rate increases to reverse this trend. Additionally, Hyperion expenses increased due to expansion of operations at its network control center, as well as an increase in the number and size of its networks, which resulted in increased employee related costs and equipment maintenance costs.

  Selling, General and Administrative Expenses. These expenses, which are mainly comprised of costs related to system offices, customer service representatives, and sales and administrative employees, increased 19.6% and 17.1% for the years ended March 31, 1997 and 1998, respectively, compared with the respective prior year. The increases were primarily due to incremental costs associated with acquisitions, subscriber growth and Hyperion overhead and network operating and control center cost increases to accommodate the growth in the number of operating companies managed and monitored.

  Depreciation and Amortization. Depreciation and amortization was higher for the years ended March 31, 1997 and 1998, compared with the respective prior year, primarily due to increased depreciation and amortization related to acquisitions consummated during the years ended March 31, 1996, 1997 and 1998, as well as increased capital expenditures made during the past several years.

  Rate Regulation Charge. The fiscal year ended March 31, 1996 includes a $5,300 charge representing management's estimate of the total costs associated with the resolution of subscriber rate disputes. Such costs include (i) an estimate of credits to be extended to customers in future periods of up to $2,700, (ii) legal and other costs incurred during the two fiscal years ended March 31, 1998, and (iii) an estimate of legal and other costs to be incurred associated with the ultimate resolution of this matter. On May 1, 1997, the Company reached a settlement with the FCC regarding such rate disputes. The amount recorded in the year ended March 31, 1996 was adequate to cover the settlement.

  Priority Investment Income from Olympus. Priority investment income is comprised of payments received from Olympus of accrued priority return on the Company's investment in PLP Interests in Olympus. Priority investment income increased during the years ended March 31, 1997 and 1998 as compared with the respective prior year due to increased payments by Olympus.

  Interest Expense--net. Interest expense--net increased approximately 16.1% and 6.4% for the years ended March 31, 1997 and 1998, respectively. For the year ended March 31, 1997 interest expense increased primarily due to incremental debt related to acquisitions and the issuance of the Hyperion 13% Senior Discount Notes. These increases were partially offset by a decrease in the average interest rate on outstanding debt. For the year ended March 31, 1998, interest expense--net increased primarily due to incremental debt related to acquisitions and the issuance of the Hyperion 12 1/4% Senior Secured Notes. These increases were partially offset by (i) the utilization of the proceeds from the convertible preferred stock and the redeemable preferred stock offerings to repay outstanding debt; (ii) the refinancing of outstanding borrowings and (iii) interest income on cash balances. Interest expense includes non-cash accretion of original issue discount and non-cash interest expense totaling $16,288, $41,360 and $37,430 for the years ended March 31, 1996, 1997 and 1998, respectively. The decrease in non-cash interest for the year ended March 31, 1998 as compared to the prior year was primarily due to Adelphia's cash payment of interest on its 9 1/2% Senior Pay-In-Kind notes for the six month period ended February 15, 1998. This decrease was partially offset by the accretion of original issue discount related to the Hyperion 13% Senior Discount Notes.

  Equity in Loss of Joint Ventures. The equity in loss of joint ventures represents primarily (i) the Company's pro rata share of Olympus' losses and the accretion requirements of Olympus' preferred limited partner interests, and (ii) Hyperion's pro rata share of its less than majority owned partnerships' operating losses. The increase in the loss during the year ended March 31, 1997, compared with the prior year, is due to an increase in the losses of certain investments in the CLEC business in which Hyperion is a less than majority partner and increased losses of Olympus. The increase in the loss during the year ended March 31, 1998, compared with the prior year, is primarily due to losses of Olympus and an increase in the losses of certain Hyperion CLEC joint ventures.

  Hyperion Preferred Stock Dividends. During the year ended March 31, 1998, Hyperion incurred $12,682 of expense relating to its 12 7/8% Senior Exchangeable Redeemable Preferred Stock issued in October 1997.

  Gain on Sale of Investments. On May 16, 1996, Hyperion completed the sale of its 15.7% partnership interest in TCG South Florida to Teleport Communications Group Inc. for an aggregate sales price of $11,618 resulting in a gain of $8,405. On January 23, 1997, the Company received 284,425 shares of Republic Industries, Inc. Common Stock ("Republic stock") in exchange for its interest in Commonwealth Security, Inc. for an aggregate sales price of $9,315 resulting in a gain of $3,746. During the year ended March 31, 1998, the Company sold its Republic stock, its investment in the Golf Channel and certain other assets, resulting in a gain of $2,538.

  Extraordinary Loss on Early Retirement of Debt. During the year ended March 31, 1997, certain bank indebtedness was repaid and a portion of the 12 1/2% Senior Notes due 2002 was reacquired resulting in an extraordinary loss on retirement of debt. The amount pertaining to the repayment of bank debt was $2,079, which primarily represents the write-off of the remaining deferred debt financing costs associated with the debt retired. The amount pertaining to the 12 1/2% Senior Notes was $9,631, which represents the excess of reacquisition cost over the net carrying value of the related debt. During the year ended March 31, 1998, Adelphia reacquired through open market purchases $20,000 of 9 1/2% Senior Pay-in-Kind Notes due 2004 and redeemed $202,000 of 12 1/2% Senior Notes due 2002 at 106% of principal. As a result of these two transactions, Adelphia recognized an extraordinary loss of $11,325 for the year ended March 31, 1998.

LIQUIDITY AND CAPITAL RESOURCES

  The cable television and other telecommunications businesses are capital intensive and typically require continual financing for the construction, modernization, maintenance, expansion and acquisition of cable and other telecommunications systems. During the three fiscal years in the period ended March 31, 1998, the Company committed substantial capital resources for these purposes and for investments in Olympus, and other affiliates and entities. These expenditures were funded through long-term borrowings and internally generated funds. For the fiscal years ended March 31, 1996, 1997 and 1998, cash provided by operating activities totaled $64,287, $43,001 and $66,270, respectively; cash used for investing activities totaled $189,462, $322,047 and $563,520, respectively and cash provided by financing activities totaled $130,939, $329,776 and $712,606, respectively. The Company's aggregate outstanding borrowings as of March 31, 1998 were $2,909,745. The Company also had total redeemable preferred stock of $355,266 outstanding as of March 31, 1998. The Company's ability to generate cash to meet its future needs will depend generally on its results of operations and the continued availability of external financing.

  Capital Expenditures. Capital expenditures for Adelphia, excluding Hyperion for the years ended March 31, 1996, 1997 and 1998 were $94,005, $93,482 and $114,957, respectively. Capital expenditures including Hyperion for the years ended March 31, 1996, 1997 and 1998 were $100,089, $129,609 and $183,586, respectively. The increase in capital expenditures for fiscal 1996, 1997 and 1998, compared to each respective prior year, was primarily due to the acceleration of the rebuilding of plant using fiber-to-feeder technology and Hyperion's introduction of switching services. The Company expects that capital expenditures for fiscal 1999 will be in a range of approximately $150,000 to $170,000 for Adelphia, excluding Hyperion. The Company expects Hyperion to continue to have significant capital expenditure and investment requirements.

  Financing Activities. The Company's financing strategy has been to maintain its public long-term debt at the parent holding company level while the Company's consolidated subsidiaries have their own senior and subordinated credit arrangements with banks and insurance companies, or for Hyperion, its own public debt and equity. The Company's ability to generate cash adequate to meet its future needs will depend generally on its results of operations and the continued availability of external financing. During the three-year period ended March 31, 1998, the Company generally funded its working capital requirements, capital expenditures, and investments in Olympus, CLEC joint ventures and other affiliates and entities through long-term borrowings primarily from banks, short-term borrowings, internally generated funds and the issuance of public debt or equity. The Company generally has funded the principal and interest obligations on its long-term borrowings from banks and insurance companies by refinancing the principal with new loans or through the issuance of parent and subsidiary company debt securities, and by paying the interest out of internally generated funds. Adelphia has funded the interest obligations on its public borrowings from internally generated funds.

  Most of Adelphia's directly-owned subsidiaries have their own senior credit agreements with banks and/or insurance companies. Typically, borrowings under these agreements are collateralized by the stock and, in some cases, by the assets of the borrowing subsidiary and its subsidiaries and, in some cases, are guaranteed by such subsidiary's subsidiaries. At March 31, 1998, an aggregate of $775,725 in borrowings was outstanding under these agreements. These agreements contain certain provisions which, among other things, provide for limitations on borrowings of and investments by the borrowing subsidiaries, transactions between the borrowing subsidiaries and Adelphia and its other subsidiaries and affiliates, and the payment of dividends and fees by the borrowing subsidiaries. Several of these agreements also contain certain cross-default provisions relating to Adelphia or other subsidiaries. These agreements also require the maintenance of certain financial ratios by the borrowing subsidiaries. In addition, at March 31, 1998, an aggregate of $52,000 subordinated and unsecured borrowings by Adelphia's subsidiaries was outstanding under credit agreements containing limitations and restrictions similar to those mentioned above. See Note 3 to Adelphia's consolidated financial statements. Management believes the Company is in compliance with the financial covenants and related financial ratio requirements contained in its various credit agreements, based on operating results for the three months ended March 31, 1998. In addition, as of March 31, 1998, Hyperion had outstanding $329,000 aggregate principal amount at maturity of 13% Senior Discount Notes due 2003, with a carrying amount of $215,213, which were issued under an indenture dated April 15, 1996 and $250,000 of 12 1/4% Senior Secured Notes due 2004, which were issued under an indenture dated August 27, 1997. Also, on October 9, 1997, Hyperion issued $200,000 aggregate liquidation preference of 12 7/8% Senior Exchangeable Redeemable Preferred Stock due 2007.

  At March 31, 1998, Adelphia's subsidiaries had an aggregate of $235,620 in unused credit lines with banks, part of which is subject to achieving certain levels of operating performance. In addition, the Company had an aggregate $276,895 in cash and cash equivalents at March 31, 1998 which combined with the Company's unused credit lines with banks aggregated to $512,515. The Company has the ability to pay interest on its 9 1/2% Senior Pay-In-Kind Notes by issuing additional notes totaling approximately $18,123 in lieu of cash interest payments from April 1, 1998 through February 15, 1999. Based upon the results of operations of subsidiaries for the quarter ended March 31, 1998, approximately $442,000 of available assets could have been transferred to Adelphia at March 31, 1998, under the most restrictive covenants of the subsidiaries' credit agreements. The subsidiaries also have the ability to sell, dividend or distribute certain assets to other subsidiaries or Adelphia, which would have the net effect of increasing availability. At March 31, 1998, the Company's unused credit lines were provided by reducing revolving credit facilities whose revolver periods expire through September 30, 2004. The Company's scheduled maturities of debt are currently $128,213 for fiscal 1999.

  At March 31, 1998, the Company's total outstanding debt aggregated $2,909,745, which included $1,580,274 of parent company debt and $1,329,471 of subsidiary debt. Bank debt interest rates are based upon one or more of the following rates at the option of Adelphia: prime rate plus 0% to 1.75%; certificate of deposit rate plus 1.125% to 2.125%; or LIBOR plus .625% to 2.75%. The Company's weighted average interest rate on notes payable to banks and institutions was approximately 8.11% at March 31, 1998, compared to 8.83% at March 31, 1997. At March 31, 1998, approximately 28.77% of subsidiary debt was subject to fixed interest rates for at least one year under the terms of such debt or applicable interest rate swap agreements. Approximately 76.61% of the Company's total indebtedness was at fixed interest rates as of March 31, 1998.

  Adelphia has entered into interest rate swap agreements and interest rate cap agreements with banks and affiliates to reduce the impact of changes in interest rates on its debt. Adelphia enters into pay-fixed agreements to effectively convert a portion of its variable-rate debt to fixed-rate debt. Adelphia enters into receive-fixed agreements to effectively convert a portion of its fixed-rate debt to variable-rate debt which is indexed to LIBOR. Interest rate cap agreements are used to reduce the impact of increases in interest rates on variable rate debt. Adelphia is exposed to credit loss in the event of nonperformance by the banks and the affiliates. The Company does not expect any such nonperformance. At March 31, 1998, Adelphia would have had to pay approximately $5,822 to settle its interest rate swap and cap agreements, representing the excess of carrying cost over fair market value of these agreements.

  The Company plans to use the net proceeds of approximately $250,000 from the Public Offerings and the Direct Placement to repay indebtedness outstanding under revolving credit facilities of its subsidiaries. Subject to compliance with the terms of and the maturity of the revolving credit facilities, the respective subsidiaries will be able to reborrow and use such amounts for general corporate purchases. See "Use of Proceeds."

FINANCING TRANSACTIONS

 Adelphia, Excluding Hyperion

  During fiscal 1997, Adelphia issued $350,000 of publicly held senior debt and certain subsidiaries of the Company entered into a $690,000 financing arrangement consisting of a $540,000 revolving credit facility maturing December 31, 2003 and a $150,000 term loan facility maturing December 31, 2004.

  During fiscal 1998, Adelphia issued $625,000 of senior notes and $150,000 aggregate liquidation preference, 13% Cumulative Exchangeable Preferred Stock (the "Exchangeable Preferred Stock"), which is mandatorily redeemable in 2009.

  On July 2, 1998, Adelphia issued $150,000 of 8 1/8% Senior Notes due 2003.

  During fiscal 1998, Adelphia also issued 100,000 shares of perpetual Series C Convertible Preferred Stock (the "Convertible Preferred Stock") with a par value of $.01 per share and an aggregate liquidation preference of $100,000 in a private placement of which $80,000 was sold to a Rigas family affiliate and the remainder was sold to Telesat, a wholly owned subsidiary of FPL Group, a New York Stock Exchange company and a 50% partner in Olympus. The Convertible Preferred Stock accrues dividends at the rate of 8 1/8% of the liquidation preference per annum, and is convertible at $8.48 per share into an aggregate of 11,792,452 shares of Class A Common Stock of Adelphia. The Convertible Preferred Stock is redeemable at the option of Adelphia after three years from the date of issuance at a premium declining to the liquidation preference in 2002.

  Proceeds from the sale of the Exchangeable Preferred Stock, the Senior Notes and the Convertible Preferred Stock were used to repay subsidiaries' senior notes and revolving credit facility borrowings.

  On October 31, 1997, Adelphia redeemed $202,000 aggregate principal amount of 12 1/2% Senior Notes due 2002 at 106% of principal. On May 15, 1998, Adelphia redeemed the remaining $69,838 of the 12 1/2% Senior Notes due 2002 at 103% of principal.

 Hyperion

  During Fiscal 1998, Hyperion issued $250,000 aggregate principal amount of 12 1/4% Senior Secured Notes due 2004 and $200,000 aggregate liquidation preference 12 7/8% Senior Exchangeable Redeemable Preferred Stock due 2007. In addition, on May 8, 1998, Hyperion completed an initial public offering ("IPO") of its Class A Common Stock ("Hyperion Stock"). As part of the Hyperion IPO, Adelphia purchased an incremental 3,324,001 shares of Hyperion Stock for $49,900 and converted indebtedness owed to the Company by Hyperion into 3,642,666 shares of Hyperion Stock. Adelphia currently owns approximately 66% of the Hyperion Common Stock on a fully diluted basis and 85% of the total voting power. Hyperion received additional net proceeds of approximately $192,000 as a result of the Hyperion IPO.

  Net proceeds from the above Hyperion transactions will primarily be used to fund capital expenditures, working capital, potential increases in ownership interests in existing networks and for general corporate purposes. For additional information regarding Adelphia's and Hyperion's financing transactions, see Notes 3, 4, 6 and 13 to Adelphia's consolidated financial statements.

ACQUISITIONS

 Adelphia, Excluding Hyperion

  For the year ended March 31, 1998, Adelphia acquired (i) cable systems serving approximately 25,800 subscribers in the Virginia cities of Blacksburg and Salem for an aggregate price of $54,500, (ii) 61% of the partnership interests of cable systems serving approximately 20,300 subscribers in the Western New York area for an aggregate price of $20,737, (iii) cable systems serving approximately 3,400 subscribers in Vermont for an aggregate price of $8,096, and (iv) 82% of the partnership interests of cable systems serving approximately 16,000 subscribers in Pennsylvania, Maryland and West Virginia for an aggregate price of $23,615. These acquisitions further contributed to Adelphia's existing clusters. See Note 1 to Adelphia's consolidated financial statements for a further discussion of acquisitions.

  On March 2, 1998, Adelphia entered into a definitive agreement to acquire cable television systems serving approximately 62,000 subscribers in Connecticut and Virginia from Marcus Cable, Inc. for approximately $150,000 in cash. The Company expects this acquisition to close during fiscal year 1999.

  On April 1, 1998, Adelphia and its affiliates and Time Warner traded certain cable systems. Adelphia exchanged systems serving 64,400 subscribers primarily in the Mansfield, Ohio area for systems owned by Time Warner serving 70,200 subscribers adjacent to systems owned or managed by Adelphia in Virginia, New England and New York.

  On July 31, 1998, Adelphia established a joint venture partnership with TCI into which TCI contributed its cable systems in Buffalo, New York; Erie, Pennsylvania; and Ashtabula and Lake County, Ohio, totaling approximately 171,000 subscribers, and Adelphia contributed its Western New York and Lorain, Ohio systems, totaling approximately 298,000 subscribers. TCI holds a minority interest in the partnership.

  The Company also has signed an agreement to acquire cable systems serving approximately 10,000 subscribers in Vermont for a purchase price of $18.0 million.

 Hyperion

  On September 12, 1997 and February 12, 1998, Hyperion acquired the partnership interests of various of its local cable operators or utility providers (each a "Local Partner"), thereby increasing its ownership interest in seven of its networks to 100% for an aggregate cash purchase price of approximately $52,000 and certain other consideration. As a result of these transactions, Hyperion's weighted average ownership in its networks, based upon gross property plant and equipment, increased to 77% as of March 31, 1998. These transactions are consistent with Hyperion's goal to own at least a 50% interest in each of its networks and to dispose of its interests in those in which acquiring a controlling interest is not economically attractive. Hyperion may consider similar transactions from time to time in its other markets.

  On March 25, 1998, the FCC completed the auction of licenses for Local Multipoint Distribution Service ("LMDS"). Hyperion, through a limited partnership in which it is a 49.9% limited partner, was the successful bidder at a net cost of $25,600 for 232 31-Ghz licenses, which cover approximately 38% of the nation's population--in excess of 90 million people in the eastern half of the United States. Hyperion funded $10,000 of such purchase in January 1998, and is committed to provide further funding to consummate such purchase upon the granting of such licenses by the FCC, expected during fiscal 1999. LMDS is a fixed broadband point-to-multipoint service which the FCC anticipates will be used for the deployment of wireless local loop, high-speed data transfer and video broadcasting services. Hyperion plans to use such spectrum for "last-mile" connectivity in certain of its markets, and believes the spectrum to be highly complementary to its fiber-based systems. There can be no assurances that LMDS spectrum will provide a cost-effective means to connect to end user locations.

RESOURCES

  The Company plans to continue to explore and consider new commitments, arrangements or transactions to refinance existing debt, increase the Company's liquidity or decrease the Company's leverage. These could include, among other things, the future issuance by Adelphia, or its subsidiaries, of public or private equity or debt and the negotiation of new or amended credit facilities. These could also include entering into acquisitions, joint ventures or other investment or financing activities, although no assurance can be given that any such transactions will be consummated. The Company's ability to borrow under current credit facilities and to enter into refinancings and new financings is limited by covenants contained in Adelphia's indentures and its subsidiaries' credit agreements, including covenants under which the ability to incur indebtedness is in part a function of applicable ratios of total debt to cash flow.

  The Company believes that cash and cash equivalents, internally generated funds, borrowings under existing credit facilities, and future financing sources will be sufficient to meet its short-term and long-term liquidity and capital requirements. Although in the past the Company has been able to refinance its indebtedness or obtain new financing, there can be no assurance that the Company will be able to do so in the future or that the terms of such financings would be favorable.

  Management believes that the telecommunications industry, including the cable television and telephone industries, continues to be in a period of consolidation characterized by mergers, joint ventures, acquisitions, sales of all or part of cable companies or their assets, and other partnering and investment transactions of various structures and sizes involving cable or other telecommunications companies. The Company continues to evaluate new opportunities that allow for the expansion of its business through the acquisition of additional cable television systems in geographic proximity to its existing regional markets or in locations that can serve as a basis for new market areas. The Company, like other telecommunications companies, has participated from time to time and is participating in preliminary discussions with third parties regarding a variety of potential transactions, and the Company has considered and expects to continue to consider and explore potential transactions of various types with other cable and telecommunications companies. However, no assurances can be given as to whether any such transaction may be consummated or, if so, when.

AFFILIATES

  Olympus. The Company serves as the managing general partner of Olympus and, as of March 31, 1998, held $5 of voting general partnership interests representing, in the aggregate, 50% of the voting interests of Olympus. The Company also held, as of March 31, 1998, approximately $325,911 aggregate principal amount of nonvoting PLP interests in Olympus, which entitle the Company to a 16.5% per annum priority return. The remaining equity in Olympus consists of voting and non-voting partnership interests held by FPL Group.

  During the years ended March 31, 1996 and 1997, the Company received net distributions and advances from Olympus totaling $45,499 and $9,012, respectively. During the year ended March 31, 1998, the Company made net investments in and advances to Olympus totaling $11,466. During the years ended March 31, 1996, 1997 and 1998, the Company received priority investment income from Olympus of $28,852, $42,086 and $47,765, respectively.

  The Olympus limited partnership agreement requires approval by the holders of 85% of the voting interests for, among other things, significant acquisitions and dispositions of assets, and the issuance of certain partnership interests, and also requires approval by the holders of 75% of the voting interests for, among other things, material amendments to the Olympus partnership agreement, certain financings and refinancings, certain issuances of PLP interests, certain transactions with related parties and the adoption of annual budgets.

  During the years ended March 31, 1996, 1997 and 1998, Olympus acquired several cable and security systems, adding approximately 151,000 subscribers for approximately $295,800. Olympus also completed two financing arrangements totaling $675,000 during the years ended March 31, 1996, 1997 and 1998. For additional information regarding Olympus acquisitions and financings, see Note 1 to Olympus' consolidated financial statements contained in its Form 10-K for the year ended December 31, 1997.

  On July 15, 1998, Olympus purchased cable television systems from Jones Intercable, Inc. for $110,000 cash which serve approximately 46,000 subscribers in and around the city of Ft. Myers, Florida. Olympus also entered into a definitive agreement expected to close during calendar year 1998 for the purchase of cable systems serving approximately 20,000 subscribers in the Lake Okeechobee area of southeast Florida for $33,400. These acquisitions will be accounted for under the purchase method of accounting.

  The Selected Financial Data and Management's Discussion and Analysis of Financial Condition and Results of Operations for Olympus for each of the three years in the period ended December 31, 1997, which appear on pages 22 through 31 of the Annual Report on Form 10-K of Olympus Communications, L.P. and Olympus Capital for the year ended December 31, 1997, are incorporated herein by reference. The financial information for Olympus as of March 31, 1998 and for the three months ended March 31, 1997 and 1998, which appears on pages 3 through 5 of the Olympus and Olympus Capital Corporation Form 10-Q for the quarterly period ended March 31, 1998, is incorporated by reference in this Prospectus Supplement.

  Managed Partnerships. On September 29, 1993, the Board of Directors of the Company authorized the Company to make loans in the future to the Managed Partnerships up to an amount of $50,000. During the years ended March 31, 1996 and 1998, the Company made advances in the net amount of $14,859 and $21,458, respectively, to these and other related parties, primarily for capital expenditures and working capital purposes. During the year ended March 31, 1997, the Managed Partnerships and other related parties repaid advances in the net amount of $34,250.

RECENT ACCOUNTING PRONOUNCEMENTS

  Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income", and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information," have been issued and are effective for fiscal years beginning after December 15, 1997. SFAS No. 130 defines comprehensive income and outlines certain reporting and disclosure requirements related to comprehensive income. SFAS No. 131 requires certain disclosures about business segments of an enterprise, if applicable. The adoption of SFAS No. 130 and SFAS No. 131 is not expected to have a significant impact on the Company's financial statements or disclosures. SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," has been issued and is effective for fiscal quarters beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities," has been issued and is effective for fiscal years beginning after December 15, 1998. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs. It requires such costs to be expensed as incurred. Management of the Company has not evaluated the impact of SFAS 133 or SOP 98-5.

INFLATION

  In the three fiscal years in the period ended March 31, 1998, inflation did not have a significant effect on the Company. Periods of high inflation could have an adverse effect to the extent that increased borrowing costs for floating-rate debt may not be offset by increases in subscriber rates. At March 31, 1998, after giving effect to interest rate hedging agreements, approximately $589,575 of the Company's total debt was subject to floating interest rates.

REGULATORY AND COMPETITIVE MATTERS

  The cable television operations of the Company may be adversely affected by changes and developments in governmental regulation, competitive forces and technology. The cable television industry and the Company are subject to extensive regulation at the federal, state and local levels. The 1992 Cable Act significantly expanded the scope of regulation of certain subscriber rates and a number of other matters in the cable industry, such as mandatory carriage of local broadcast stations and retransmission consent, and increased the administrative costs of complying with such regulations. The FCC has adopted rate regulations that establish, on a system-by-system basis, maximum allowable rates for (i) basic and cable programming services (other than programming offered on a per-channel or per-program basis), based upon a benchmark methodology, and (ii) associated equipment and installation services based upon cost plus a reasonable profit. Under the FCC rules, franchising authorities are authorized to regulate rates for basic services and associated equipment and installation services, and the FCC will regulate rates for regulated cable programming services in response to complaints filed with the agency. The 1996 Act ends FCC regulation of cable programming service tier rates on March 31, 1999.

  Rates for basic and cable programming services are set pursuant to a benchmark formula. Alternatively, a cable operator may elect to use a cost-of-service methodology to show that rates for basic and cable programming services are reasonable. Refunds with interest will be required to be paid by cable operators who are required to reduce regulated rates. The FCC has reserved the right to reduce or increase the benchmarks it has established. The rate regulations also limit increases in regulated rates to an inflation indexed amount plus increases in certain costs such as taxes, franchise fees, costs associated with specific franchise requirements and increased programming costs. Cost-based adjustments to these capped rates can also be made in the event a cable operator adds or deletes channels or completes a significant system rebuild or upgrade. Because of the limitation on rate increases for regulated services, future revenue growth from cable services will rely to a much greater extent than has been true in the past on increased revenues from unregulated services and new subscribers than from increases in previously unregulated rates.

  The FCC has adopted regulations implementing all of the requirements of the 1992 Cable Act. The FCC is also likely to continue to modify, clarify or refine the rate regulations. Adelphia cannot predict the effect of the 1996 Act or future rulemaking proceedings or changes to the rate regulations.

  In fiscal 1996, Adelphia recorded a $5,300 charge representing management's estimate of the total costs to be incurred to resolve all of Adelphia's rate complaints with the FCC. On May 1, 1997, Adelphia reached a settlement of all rate complaints before the FCC on terms and conditions consistent with certain other cable television companies that utilized a la carte packages that have reached settlement/resolution with the FCC on this issue. Under the terms of the agreement, Adelphia made refunds of approximately $2,400 (including interest through December 31, 1996), plus interest from January 1, 1997 through the date of payment. Adelphia also reduced its rates in certain communities. At March 31, 1998, $832 of the $5,300 charge remained in accrued interest and other liabilities, which management believes is adequate to cover the settlement. No assurance can be given as to what other future actions Congress, the FCC or other regulatory authorities may take or the effects thereof on Adelphia. Adelphia is currently unable to predict the effect that the amended regulations, future FCC treatment of a la carte packages or other future FCC rulemaking proceedings will have on their business and results of operations in future periods.

  Cable television companies operate under franchises granted by local authorities which are subject to renewal and renegotiation from time to time. Because such franchises are generally non-exclusive, there is a potential for competition with the systems from other operators of cable television systems, including public systems operated by municipal franchising authorities themselves, and from other distribution systems capable of delivering television programming to homes. The 1992 Cable Act and the 1996 Act contain provisions which encourage competition from such other sources. The Company cannot predict the extent to which competition will materialize from other cable television operators, local telephone companies, other distribution systems for delivering television programming to the home, or other potential competitors, or, if such competition materializes, the extent of its effect on the Company.

  The 1996 Act repealed the prohibition on CLECs from providing video programming directly to customers within their local exchange areas other than in rural areas or by specific waiver of FCC rules. The 1996 Act also authorized CLECs to operate "open video systems" ("OVS") without obtaining a local cable franchise, although CLECs operating such a system can be required to make payments to local governmental bodies in lieu of cable franchise fees. Where demand exceeds capacity, up to two-thirds of the channels on an OVS must be available to programmers unaffiliated with the CLEC. The statute states that the OVS scheme supplants the FCC's "video dialtone" rules. The FCC has promulgated rules to implement the OVS concept, and New Jersey Bell Telephone Company has been granted permission to convert its video dialtone authorization in Dover Township, New Jersey to an OVS authorization.

  The Company believes that the provision of video programming by telephone companies in competition with the Company's existing operations could have an adverse effect on the Company's financial condition and results of operations. At this time, the impact of any such effect is not known or estimable.

  The Company also competes with DBS service providers. DBS has been available to consumers since 1994. A single DBS satellite can provide more than 100 channels of programming. DBS service can be received virtually anywhere in the United States through the installation of a small outdoor antenna. DBS service is being heavily marketed on a nationwide basis by several service providers. At this time, any impact of DBS competition on the Company's future results is not known or estimable.

YEAR 2000 ISSUES

  The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

  The Company has recently completed the planning stage of a project that addresses the year 2000 data processing issues relating to modifications of its mainframe computer applications. Internal and external resources are being used to make the required modifications and perform the necessary tests, all of which is expected to be completed by June 1999. The financial impact of these modifications is not expected to be significant to the Company's financial statements.

  In addition, the Company has begun communicating with others with whom it does significant business to determine their year 2000 compliance readiness and the extent to which the Company is vulnerable to any third party year 2000 issues. However, there can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company.

                                   BUSINESS

GENERAL

  Adelphia owns, operates, develops and acquires cable television systems and, based on the number of basic subscribers in its owned and managed systems as of March 31, 1998, is the seventh largest cable system operator in the United States. Pro Forma for the Recent and Pending Acquisitions and the Western New York Joint Venture, the Company owns or manages cable systems which served 2,305,785 subscribers as of March 31, 1998. Adelphia founded and developed, and continues to own a 66% ownership interest in, Hyperion, one of the largest domestic independent, facilities-based competitive local exchange carriers, which currently operates 22 fiber optic networks serving 46 cities in the eastern half of the United States. The Company also has minority ownership interests in certain other unconsolidated cable and programming assets. John
J. Rigas, the Chairman, President, Chief Executive Officer and majority stockholder of Adelphia is a pioneer in the cable television industry, having built his first system in 1952 in Coudersport, Pennsylvania.

CABLE TELEVISION OPERATIONS

  The Company Systems passed 1,670,068 homes and served 1,215,040 subscribers as of March 31, 1998. The Company Systems are located primarily in suburban areas of large and medium-sized cities within the 50 largest television markets. The Company Systems are organized and operate in seven regional clusters: Western New York, Virginia, Western Pennsylvania, New England, Eastern Pennsylvania, Ohio and Coastal New Jersey. On July 31, 1998, the Company established a joint venture partnership with TCI in the Western New York area. The Company will manage this joint venture and owns a 67% interest. Pro forma for the Recent and Pending Acquisitions and the Western New York Joint Venture, the Company Systems served 1,477,395 subscribers as of March 31, 1998.

  Adelphia is a joint venture partner in and is the managing general partner of Olympus which operates the largest contiguous cable system in Florida located in some of the nation's fastest growing markets. As of March 31, 1998, the Olympus Systems passed 755,185 homes and served 501,722 basic subscribers. Olympus is a joint venture limited partnership between the Company and subsidiaries of FPL Group. FPL Group is one of the largest public utility holding companies in the United States. The Company owns a 50% voting interest and 67% of the PLP interests in Olympus. Olympus is accounted for under the equity method of accounting.

  The Company also provides, for a fee, management and consulting services to certain cable television systems in which certain entities controlled by the Rigas Family have substantial ownership interests. As of March 31, 1998, the Managed Systems passed 347,278 homes and served 259,409 basic subscribers.

 OPERATING AND GROWTH STRATEGY

  The Company's cable television operations strategy is to construct and operate a broadband network capable of offering a broad range of telecommunications services and to provide superior customer service while maximizing operating efficiencies. The Company has built on its expertise as a cable television provider to expand its product offering to include high-speed internet access, long distance telephone service and paging services to its residential subscriber base. Through Hyperion, the Company has expanded its business to include the sale of communication services to business customers within its cable franchise areas and also in other markets. The Company intends to combine the expertise it has developed in the business telephony market with its expertise in the consumer market to provide local exchange telephone services to its residential customers. The Company intends to continue to provide new advanced communication services when they become technically and commercially feasible.

  Key elements in Adelphia's operational and growth strategy for its cable business include:

   Consolidating and Expanding Regional System Clusters

  By acquiring and developing systems in geographic proximity, the Company realizes significant operating efficiencies through the consolidation of managerial, administrative and technical functions. The Company has consolidated virtually all administrative operations of its systems, including customer service, service call dispatching, marketing, human resources, advertising sales and government relations into regional offices. Regional clustering of systems also facilitates a more uniform, cost-effective delivery of customer service, with more advanced telecommunications equipment and software available to customer service representatives than would otherwise be economically feasible in smaller systems. The Company also believes that its long operating history within its regional clusters contributes to its consistency in operating margins, and capital efficiency in spending on plant upgrades and enhances branding of its services. Pro forma for the Recent and Pending Acquisitions and for the Western New York Joint Venture, 89% of the total subscribers for the Systems (as defined) will be located in the five largest regional clusters, each with a minimum of 240,000 subscribers per cluster as of March 31, 1998.

   Upgrading Cable Plant for New Digital Services

  The Company considers technological innovation to be an important component of the Company's service offerings and customer satisfaction. The Company's upgrades incorporate an aggressive deployment of fiber to achieve an average of 180 homes passed per fiber node. This results in significant improvements in system reliability and operating efficiency. This upgrade of its network infrastructure will add channel capacity and increase digital transmission capabilities. These improvements will enable the Company to continue its introduction of additional services, such as digital video, high speed internet access service and impulse-ordered pay-per-view programming, all of which expand customer choices and provide a potential for increased revenue per subscriber. Management believes the Company is a leader in the cable industry in the deployment of fiber optic cable, having one of the most advanced cable network infrastructures. As of March 31, 1998 approximately 55.2% of Adelphia's Company Systems homes passed had cable plant bandwidth capacity of 550 MHz or 750 MHz with 40.1% of its plant miles being two-way capable. The Company believes that approximately 95% of its Company Systems will have a bandwidth capacity of greater than 550 MHz by the end of the year 2000, with 100% of these plant miles being two-way capable.

   Developing Superior Customer Service and Marketing Capabilities

  The Company believes that maintaining high quality customer service standards is a critical element to retaining and attracting new subscribers and is an integral prerequisite to marketing new advanced communications services. The Company has developed and implemented customer service policies and benchmarks that exceed national standards proposed by the National Cable Television Association and the FCC and systematically measures customer satisfaction levels to ensure that quality standards are met. The Company's marketing strategy with respect to digital video and high speed internet access is to make new services broadly available in all its markets, as early as technically feasible, typically in advance of targeted promotional campaigns, in order to meet the demand of early adopters and enhance customer perception of the Company's technical leadership in the delivery of new services.

 VIDEO SERVICES

  The Company offers its subscribers a variety of basic and pay video and information programming packages. Services offered vary from system to system due to differences in channel capacity, viewer demand and regulatory requirements. The basic service offered by the Company includes signals of local and distant television broadcast stations carrying broadcast networks, satellite-delivered non-broadcast channels (which offer programming such as news, sports, family entertainment, music, weather, shopping, etc.) and public governmental and educational access channels.

  The Company's expanded basic service offering, marketed as the Cable Value package, includes the basic service channel offerings plus certain satellite delivered networks designated by the FCC as CPS tier channels, including CNN, ESPN, USA Network, TNT, Nickelodeon and MTV. Rates for basic and CPS services are currently subject to governmental regulation.

  The Company also offers its subscribers premium programming services, either on an individual channel "a la carte" basis or as part of a premium service package. These services are satellite-delivered channels such as HBO, Showtime, and Cinemax that provide feature films, live sporting events, taped and live concerts and other programming. Certain of the Company's systems also offer pay-per-view channels, which allows the subscriber to order special events or movies on a per-event basis. Rates for premium services and pay-per-view services currently are not subject to governmental regulation.

  The Company began offering digital video services in December 1997 in substantially all its market areas. Digital television incorporates computerized technology that defines, transmits and sorts information that comprise a television signal. The digital technology "compresses" the signals, allowing for the transmission of up to 12 channels of programming in the space currently used to transmit one analog channel. In combination with cable plant capacity upgrades, the deployment of digital compression technology allows the Company to provide customers expanded programming diversity and improved picture quality while increasing technical reliability of the service. The Company's digital television service package generally is comprised of multiplex premium channels, enhanced pay-per-view options with 18-24 movie channels, 40 channels of CD-quality music, and an interactive on-screen program guide to assist the viewer in navigating the new digital choices. Digital television service is available to subscribers who buy or lease a digital converter from the Company. The Company believes the availability of two-way capable converters, expected in late 1998, will substantially increase the range of services that can be delivered to subscribers including internet access, e-mail and IP telephony.

 RECENT SYSTEM DEVELOPMENT AND CLUSTER EXPANSION

  The Company has expanded and consolidated its regional clusters in recent years through a combination of outright acquisitions of contiguous systems, joint ventures, system exchanges, and internal subscriber growth from existing systems. The Company has focused on acquiring and developing systems in markets which have favorable historical growth trends. The Company believes that the strong household growth trends in its Systems' market areas are a key factor in positioning itself for future growth in basic subscribers. During fiscal 1996, 1997 and 1998, the Company acquired cable systems serving 35,423, 78,314 and 63,886 basic subscribers, respectively, for an aggregate purchase price of approximately $60.5 million, $144.8 million and $106.9 million, respectively, primarily to expand its clusters in its existing market areas. For further information regarding acquisitions by the Company from April 1, 1995 to March 31, 1998, see Note 1 to Adelphia's consolidated financial statements.

  On March 2, 1998, Adelphia entered into a definitive agreement to acquire cable television systems serving approximately 62,000 subscribers in Connecticut and Virginia from Marcus Cable, Inc. for approximately $150.0 million in cash. The Company expects this acquisition to close during fiscal year 1999.

  On April 1, 1998, Adelphia and its affiliates and Time Warner and an affiliate traded certain cable systems. Adelphia exchanged systems serving 64,400 subscribers primarily in the Mansfield, Ohio area for systems owned by Time Warner serving 70,200 subscribers adjacent to systems owned or managed by Adelphia in Virginia, New England and New York.

  On June 5, 1998, the Company acquired cable systems from Cablevision Systems. As of the acquisition date, these systems served approximately 11,200 subscribers in Wellsville and Penn Yan, New York and were purchased for an aggregate purchase price of approximately $11.5 million.

  On July 15, 1998 Olympus acquired cable systems from Jones Intercable, Inc. serving approximately 46,000 subscribers in and around Ft. Myers, Florida for a purchase price of approximately $110.0 million.

  On July 31, 1998, Adelphia closed a transaction with TCI to form the Western New York Joint Venture. Adelphia contributed its Western New York and Lorain, Ohio systems, serving approximately 298,000 subscribers; Empire; and $440.0 million in debt. Subsidiaries of TCI contributed to the joint venture their cable systems in Buffalo, New York; Erie, Pennsylvania; and Ashtabula and Lake County, Ohio, totaling approximately 171,000 subscribers and $228.0 million in debt. In exchange for the respective contribution of assets, Adelphia and TCI hold a 66.7% and 33.3% interest, respectively, in the partnership. In connection with the transaction, Adelphia also issued 50,000 shares of its Class A Common Stock to the Rigas Family to acquire their interest in Empire. The joint venture became a party to one of Adelphia's subsidiaries' revolving credit facilities, and repaid the TCI contributed debt with borrowings under that revolving credit facility. Adelphia will manage the partnership and will consolidate the partnership's results of operations for financial reporting purposes beginning on the acquisition date.

  In addition, the Company and Olympus have signed agreements to acquire cable systems serving 9,950 and 20,300 subscribers, for a purchase price of $18.0 million and $33.4 million, respectively.

  The Company will continue to evaluate new opportunities that allow for the expansion of its business through the acquisition of additional cable television systems in geographic proximity to its existing regional market areas or in locations that can serve as the basis for new market areas, either directly or indirectly through joint ventures, where appropriate.

 MARKET AREAS

  Adelphia's owned and managed systems are clustered in eight regional market areas. The Company Systems, Olympus Systems, and Managed Systems
(collectively, the "Systems"), as adjusted for the Recent and Pending Acquisitions and the Western New York Joint Venture, will encompass the following market areas in the eastern portion of the United States:

     MARKET AREA                                               LOCATION OF SYSTEMS
     -----------                                               -------------------
 Southeastern Florida  Portions of southern Dade, Citrus, Orange, Hillsborough, Palm Beach, Martin and St. Lucie Counties
                       and Hilton Head, South Carolina
 Western New York      City of Buffalo and surrounding areas and the adjacent Niagara Falls area and several communities in the southern tier of New York and portions of northwestern Pennsylvania and northeastern Ohio.
 Virginia              Winchester, Charlottesville, Staunton, Richland, Martinsville, Blacksburg, Salem and surrounding communities in Virginia, and South Boston and Elizabeth City, North Carolina
 Western Pennsylvania  Suburbs of Pittsburgh and several communities in western Pennsylvania, Maryland and West Virginia
 New England           Cape Cod communities, South Shore communities (the area between Boston and Cape Cod, Massachusetts),
                       Martha's Vineyard, Massachusetts; and Bennington, Burlington, Rutland and Montpelier, Vermont and
                       surrounding communities in Vermont, New Hampshire and New York, and Seymour, Connecticut
 Eastern Pennsylvania  Suburbs of Philadelphia and suburbs of Scranton
 Ohio                  Suburbs of Cleveland, Mt. Vernon and portions of Kalamazoo County, Michigan
 Coastal New Jersey    Ocean County, New Jersey

  The following table summarizes by market area the basic subscribers for the
Systems:

                                                   MARCH 31,
                         --------------------------------------------------------------
                                                                           PRO FORMA(A)
                           1994      1995      1996      1997      1998        1998
                         --------- --------- --------- --------- --------- ------------
COMPANY SYSTEMS:
  Western New York......   228,868   233,519   237,111   279,345   300,016    494,818
  New England...........   120,201   181,194   183,819   228,649   233,783    304,076
  Virginia..............   155,335   165,761   174,019   180,285   204,736    266,426
  Western Pennsylvania..   114,289   115,685   159,272   159,355   179,773    179,773
  Coastal New Jersey....    93,237    96,228    98,304    98,952   101,648    101,648
  Ohio..................    91,979    95,496    97,917    99,843   100,897     36,467
  Eastern Pennsylvania..    84,258    87,183    89,262    91,985    94,187     94,187
                         --------- --------- --------- --------- ---------  ---------
    TOTAL...............   888,167   975,066 1,039,704 1,138,414 1,215,040  1,477,395
                         ========= ========= ========= ========= =========  =========
OLYMPUS SYSTEMS:
  Southeastern Florida..   239,357   306,317   403,901   416,760   501,722    568,981
                         ========= ========= ========= ========= =========  =========
TOTAL COMPANY AND
 OLYMPUS SYSTEMS........ 1,127,524 1,281,383 1,443,605 1,555,174 1,716,762  2,046,376
                         ========= ========= ========= ========= =========  =========
MANAGED SYSTEMS:
  Southeastern Florida..    75,164   165,467   176,499   177,503   116,880    116,880
  Western Pennsylvania..    24,074    24,462    23,956    25,231    62,618     62,618
  Virginia..............    31,408    42,163    43,770    43,850    55,563     55,563
  Eastern Pennsylvania..    22,026    23,038    23,753    24,213    24,348     24,348
  Western New York......    42,010    42,924    41,053    42,469        --         --
                         --------- --------- --------- --------- ---------  ---------
    TOTAL...............   194,682   298,054   309,031   313,266   259,409    259,409
                         ========= ========= ========= ========= =========  =========
TOTAL SYSTEMS:
  Southeastern Florida..   314,521   471,784   580,400   594,263   618,602    685,861
  Western New York......   270,878   276,443   278,164   321,814   300,016    494,818
  Virginia..............   186,743   207,924   217,789   224,135   260,299    321,989
  Western Pennsylvania..   138,363   140,147   183,228   184,586   242,391    242,391
  New England...........   120,201   181,194   183,819   228,649   233,783    304,076
  Eastern Pennsylvania..   106,284   110,221   113,015   116,198   118,535    118,535
  Coastal New Jersey....    93,237    96,228    98,304    98,952   101,648    101,648
  Ohio..................    91,979    95,496    97,917    99,843   100,897     36,467
                         --------- --------- --------- --------- ---------  ---------
    TOTAL............... 1,322,206 1,579,437 1,752,636 1,868,440 1,976,171  2,305,785
                         ========= ========= ========= ========= =========  =========

--------
(a) Gives effect to the Western New York Joint Venture and the Recent and Pending Acquisitions.

  The five year average annual growth rate through March 31, 1998 of subscribers for the Company Systems, Olympus Systems and Managed Systems was 2.3%, 6.3% and 2.2%, respectively. The five year average annual growth rate for total Systems was 3.1%. The annual growth rate for the year ended March 31, 1998 for the Company Systems, Olympus Systems and Managed Systems was 1.1%, 3.7% and 1.2%. The annual growth rate for the year ended March 31, 1998 for total Systems was 1.7%.

 Technological Developments

  The Company has made a substantial commitment to the technological development of the Systems and is aggressively investing in the upgrade of the technical capabilities of its cable plant in a cost efficient manner. Over 50% of Adelphia's networks have bandwidth capacity of 550 MHz or greater. The Company continues to deploy fiber optic cable and to upgrade the technical capabilities of its broadband networks. The result is significant increases in network capacity, digital capability, two-way communication and network reliability.

  The design of the current system upgrade, when completed, will deploy on average one fiber optic node for every two system plant miles or approximately one fiber node for every 180 homes passed compared to the industry norm of 500 to 1,000 homes passed per fiber optic node. Approximately 75% of the system will be upgraded to 750 MHz with the balance to remain at 550 MHz. The upgraded system will be completely addressable and provide two-way communication capability. Increased bandwidth will enable the Company to offer additional video programming services. A portion of the bandwidth will be allocated to the new service offerings such as two-way data, telephony and video-on-demand. The Company believes this combination of bandwidth and the relatively low homes passed per fiber node will provide adequate capacity and flexibility to offer any and all of the existing and anticipated services into the foreseeable future with minimal additional capital expenditures. By the end of Fiscal 1999, approximately 50% of customers will be served by two way cable plant.

  The upgraded Systems, on average, will include only two active pieces of equipment between the headend and the home. Limiting the number of active pieces of equipment combined with the small number of homes per fiber node reduces the potential for technical failure and the number of customers affected by such a failure, all of which provides increased reliability to the customers.

  In addition to the activities described above, the Company has made a substantial commitment to technological development as a member of Cable Television Laboratories, Inc., a not-for-profit research and development company serving the cable industry.

  The following table sets forth information regarding plant capacity, cable plant miles, fiber route miles, and fiber nodes for the Systems by cluster:

                         PERCENTAGE OF HOMES PASSED                       PERCENTAGE       HOMES
                         --------------------------------                  OF PLANT        PASSED
                                                                    FIBER   MILES           PER
                                                 550 AND     PLANT  ROUTE  TWO-WAY   FIBER FIBER
                         550 MHZ     750 MHZ     750 MHZ     MILES  MILES  CAPABLE   NODES  NODE
                         --------    --------    --------    ------ ----- ---------- ----- ------
COMPANY SYSTEMS:
Western New York........      34.7%       35.2%       69.9%   4,668 1,276    59.9%     987   408
New England.............      35.1        14.7        49.8    5,683   982    20.4      567   578
Virginia................      25.8         4.3        30.1    5,451   454    22.9      202 1,270
Western Pennsylvania....      18.6        17.5        36.1    3,240   231    17.0      196 1,262
Ohio....................      16.0        26.2        42.2    2,918   455    54.9      401   438
Coastal New Jersey......      21.4        75.2        96.6    1,584   338    87.7      470   276
Eastern Pennsylvania....      36.5        45.2        81.7    1,832   504    78.7      567   230
                          --------    --------    --------   ------ -----    ----    ----- -----
  TOTAL.................      28.3%       26.9%       55.2%  25,376 4,240    40.1%   3,390   493
                          ========    ========    ========   ====== =====    ====    ===== =====
OLYMPUS SYSTEMS:
Southeastern Florida....      11.6%       13.1%       24.7%   8,774   521    14.2%     381 1,982
                          ========    ========    ========   ====== =====    ====    ===== =====
COMPANY AND OLYMPUS
 SYSTEMS................      23.0%       22.6%       45.6%  34,150 4,761    33.5%   3,771   643
                          ========    ========    ========   ====== =====    ====    ===== =====
MANAGED SYSTEMS:
Southeastern Florida....      33.0%       36.5%       69.5%   1,012   107    48.2%      86 1,690
Virginia................      26.6         3.2        29.8    2,326   167    32.0      151   511
Western Pennsylvania....      15.0        42.8        57.8    1,668   234    22.4      211   381
Eastern Pennsylvania....       1.9        62.5        64.4      454    --    63.7       --    --
                          --------    --------    --------   ------ -----    ----    ----- -----
  TOTAL.................      22.1%       27.0%       49.1%   5,460   508    34.7%     448   775
                          ========    ========    ========   ====== =====    ====    ===== =====
TOTAL SYSTEMS:
Southeastern Florida....      13.5%       15.2%       28.7%   9,786   628    17.7%     467 1,947
Western New York........      34.7        35.2        69.9    4,668 1,276    59.9      987   408
Virginia................      26.1         3.9        30.0    7,777   621    25.6      353   945
New England.............      35.1        14.7        49.8    5,683   982    20.4      567   578
Western Pennsylvania....      17.4        25.6        43.0    4,908   465    18.8      407   805
Ohio....................      16.0        26.2        42.2    2,918   455    54.9      401   438
Eastern Pennsylvania....      29.1        48.9        78.0    2,286   504    75.7      567   293
Coastal New Jersey......      21.4        75.2        96.6    1,584   338    87.7      470   276
                          --------    --------    --------   ------ -----    ----    ----- -----
  TOTAL.................      22.9%       23.1%       46.1%  39,610 5,269    33.7%   4,219   657
                          ========    ========    ========   ====== =====    ====    ===== =====

 HIGH-SPEED INTERNET ACCESS

  The Company began offering its customers high-speed internet access service through cable modems in July 1997. Marketed under the name "Power Link," the Company's high-speed data service, which includes residential, institutional, and business service offerings, constitutes an alternative to the traditional slower speed data service offerings available through ISPs. Power Link offers customers speeds greater than those available through a T1 line, at costs that compare to a typical ISP plus a second telephone line.

  The Company's deep fiber design allows the use of the expanded bandwidth potential of digital compression technology for cable data and video services. High-speed data internet access services are now available at speeds far in excess of that which is currently available via traditional telephone and ISDN modems. In addition, using a high-speed cable modem and special ethernet card allows the user to bypass telephone lines, does not require the user to log on, and allows for multiple sessions or connections to multiple services simultaneously.

  The Company also offers high-speed internet access through the use of one-way cable modems, which provide the high speeds of broadband on the data downstream and utilize a telephone line return path. One-way cable modems enable the Company to offer the high-speed data service to 100% of its customers, while completing the system buildout of the two-way broadband plant.

  The Company also offers traditional dial-up internet access for those customers who initially prefer this method of internet access to the higher speeds of our broadband network. This establishes the Company as a full service internet provider and creates a customer base which can be upgraded to the high-speed service in the future.

 IP TELEPHONY (PACKET TELEPHONY)

  Currently the Company is offering residential telephone service as part of a technical trial in Buffalo, New York. This service uses the same basic switched-circuit architecture as the incumbent local exchange carriers ("ILECs") with the exception that calls are carried to and from the user's home from the ILECs central office over the Company's hybrid fiber-coaxial ("HFC") network.

  Hyperion, Adelphia's majority owned CLEC, owns switches in six of the Company's regional clusters and is collocated with 113 local serving offices of ILECs. The Company believes this will enhance its ability to provide residential telephony service in the future. The Company expects to use its HFC network to provide IP telephony or packet telephony to its cable customers. Packet telephony is an emerging technology that compresses voice streams into digital packets for transmission over cable networks, such as those owned by the Company. The principal difference between cable IP telephony and traditional wireline telecommunications service is that the cable IP digital transmission does not require a dedicated circuit to complete a call. An IP transmitted call is broken down into a series of data transmissions (packets) that are sent through the network, allowing other transmissions to reach their destinations simultaneously. The Company believes this technology will be significantly more efficient and cost-effective than its current telephony system.

 OTHER REVENUE SOURCES

  Adelphia offers paging services through its wholly owned subsidiary, Page Time, Inc., which provides one-way messaging services to the Company's Systems via resale arrangements with existing paging network operators. The Company plans to offer two-way messaging services to its customers in the near future.

  In July 1997, Adelphia began selling long distance telephone service on a resale basis. Services offered include state-to-state and in-state long distance, as well as 800 service, international calling, calling card services and debit card services. The Company's sales effort is focused on the consumer market and emphasizes the simplicity and savings of one low monthly rate available 24 hours a day, 7 days a week.

  In addition to monthly subscription fees, the Company derives ancillary revenue from the sale of local spot advertising time on locally-originated programming and satellite-delivered networks. Currently the Company inserts advertising on its basic and expanded basic satellite-delivered channels on its system. Advertising rates charged to advertisers are based on the programming service on which the advertisement is shown, the volume of ad time sold, and the time of day during which the advertisement is broadcast. Advertising revenues represented approximately 5% of the total revenues for the fiscal year ended March 31, 1998. The Company also derives revenue from affiliation with home shopping networks, which are included in the basic programming package, whereby the Company receives commissions from subscriber's product purchases from the networks.

 SUBSCRIBER SERVICES AND RATES

  The Company's revenues are derived principally from monthly subscription fees for various services. Rates to subscribers vary in accordance with the type of service selected. Although services vary across franchise areas because of differences in plant capabilities, each of the areas typically offer services at monthly prices ranging as follows:

   SERVICE                                                    RATE RANGE
   -------                                            --------------------------
   Basic Cable Television............................ $ 7.00 -- $17.00
   Cable Value Cable Television...................... $ 9.00 -- $25.00
   Premium Cable Television.......................... $ 9.00 -- $14.00
   High Speed Internet Access........................ $35.00 -- $45.00
   Dial-up Internet Access........................... $20.00
   Paging............................................ $ 9.00 -- $30.00
   Long Distance..................................... $4.95 plus $.10 per minute

  An installation fee, which the Company may wholly or partially waive during a promotional period, is usually charged to new subscribers. Subscribers are free to terminate services at any time without charge, but often are charged a fee for reconnection or change of service.

  For a discussion of FCC rate regulation and related developments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Regulatory and Competitive Matters."

 FRANCHISES

  The 1984 Cable Act provides that cable operators may not offer cable service to a particular community without a franchise unless such operator was lawfully providing service to the community on July 1, 1984 and the franchising authority does not require a franchise. The Systems operate pursuant to franchises or other authorizations issued by governmental authorities, substantially all of which are nonexclusive. Such franchises or authorizations awarded by a governmental authority generally are not transferable without the consent of the authority. As of March 31, 1998, the Company held 536 franchises, Olympus held 144 franchises and the Managed Systems held 121 franchises. Most of these franchises can be terminated prior to their stated expiration by the relevant governmental authority, after due process, for breach of material provisions of the franchise.

  Under the terms of most of the Company's franchises, a franchise fee (generally ranging up to 5% of the gross revenues of the cable system) is payable to the governmental authority. For the past three years, franchise fee expense incurred by the Company has averaged approximately 2.5% of gross system revenues.

  The franchises issued by the governmental authorities are subject to periodic renewal. In renewal hearings, the authorities generally consider, among other things, whether the franchise holder has provided adequate service and complied with the franchise terms. In connection with a renewal, the authority may impose different and more stringent terms, the impact of which cannot be predicted. To date, all of the Company's material franchises have been renewed or extended, at or effective upon their stated expiration, generally on modified terms. Such modified terms have not been materially adverse to the Company.

  The Company believes that all of its material franchises are in good standing. From time to time, the Company notifies the franchising authorities of the Company's intent to seek renewal of the franchise in accordance with the procedures set forth in the 1984 Cable Act. The 1984 Cable Act process requires that the governmental authority consider the franchise holder's renewal proposal on its own merits in light of the franchise holder's past performance and the community's needs and interests, without regard to the presence of competing applications. See "Legislation and Regulation." The 1992 Cable Act alters the administrative process by which operators utilize their 1984 Cable Act franchise renewal rights. Such changes could make it easier in some instances for a franchising authority to deny renewal of a franchise.

COMPETITIVE LOCAL EXCHANGE SERVICE OPERATIONS

  The Company is engaged in the facilities-based provision of local telecommunication services as a CLEC through Hyperion, its 66% owned, publicly-traded subsidiary. Founded in 1991 by Adelphia, Hyperion currently operates 22 state-of-the-art fiber optic networks. These networks are located in the eastern U.S. encompassing 46 cities and include 5,363 route miles of fiber optic cable. Based on route mile of fiber constructed, Hyperion is among the largest independent CLECs in the United States.

 GROWTH STRATEGY

  Hyperion's objective is to be the leading local telecommunications service provider to businesses, governmental and educational end users, value added resellers ("VARs"), ISPs and IXCs within its markets. To achieve this objective, Hyperion has pursued a regionalized facilities-based strategy to provide extensive, high capacity network coverage and to broaden the range of telecommunications products and services it offers to targeted customers. The principal elements of Hyperion's growth strategy include focusing on medium and large businesses, governmental and educational end users, and other telecommunications providers; increasing the size and scope of network clusters through plans, over the next eighteen months, to complete development and construction of 14 new networks serving 29 additional cities within the current clusters, as sole owner/operator or through partnerships or long-term fiber lease agreements; providing switched voice, enhanced services and long distance access on its own fiber optic networks, which Hyperion believes can better control the provisioning, delivery and monitoring of its services as well as increase its operating margins; and providing a bundled package of telecommunications services which Hyperion believes a significant portion of business, governmental and educational customers prefer.

 SERVICES AND TARGETED CUSTOMERS

  Hyperion intends to offer a complete range of telecommunications services to its customers in all of its markets. Hyperion's current service offerings include local switched dialtone, long distance, dedicated access and enhanced services such as frame relay, high speed internet access and video conferencing. Hyperion also plans to become an ISP in all of its markets, and expects to provide such services in a majority of its markets during 1998. Hyperion has begun selling long distance services pursuant to a resale agreement with IXC Communications, Inc. and expects to begin offering facilities-based long distance services through the regional interconnection of Hyperion's networks in the near future.

  Hyperion's targeted customers include medium and large businesses, governmental and educational end users, and other telecommunications service providers, such as VARs, ISPs and IXCs. Management believes that Hyperion's existing 22 networks represent an addressable market opportunity of approximately 6.8 million business lines or approximately $13.3 billion annually, substantially all of which is currently serviced by LECs and IXCs. As of March 31, 1998, Hyperion served customers through a dedicated sales force of approximately 128 highly trained professionals focused on selling Hyperion's portfolio of service offerings. Hyperion expects to increase its marketing efforts by doubling the size of its current sales force during fiscal 1999. Management believes that a significant competitive advantage over other CLECs is Hyperion's ability to utilize its broad geographic networks and extensive network clusters to offer a single source solution for all of its customers' telecommunications needs principally over its own regional network clusters.

  Hyperion's existing networks have typically been developed by partnering with a Local Partner who generally owns or controls extensive conduits and rights-of-way. In all but three of the existing networks, Hyperion retains at least a 50% equity stake in the respective operating companies which own Hyperion's existing 22 networks ("Hyperion Operating Companies"). In all of Hyperion Operating Companies, Hyperion is responsible for the design, management and operation of the Hyperion Operating Companies' networks pursuant to management agreements. Management believes that its partnering strategy provides Hyperion with the following significant competitive advantages over other CLECs: (i) by sharing the cost of construction and utilizing the rights-of-way controlled by the Local Partner, Hyperion has been able to build its networks more quickly and at a lower cost and (ii) by partnering with Local Partners that typically operate in a broad geographic region, Hyperion is frequently able to expand its partnering agreements into multiple contiguous markets, thereby supporting its clustering strategy.

  Hyperion has increased, and intends to continue to increase, its ownership interests in Hyperion Operating Companies when it can do so on attractive economic terms. To date, this goal has been facilitated by the substantial completion of a number of Hyperion's networks, along with the desire of certain Local Partners to reduce their telecommunications investments and focus on their core cable or utility operations. For Hyperion Operating Companies in which Hyperion does not own a majority interest, partnership agreements generally provide for rights of first refusal or buy/sell arrangements enabling Hyperion to have an opportunity to acquire additional equity interests or sell its equity interests in the network.

  The following is an overview of the Hyperion networks and respective ownership interests as of March 31, 1998.

                                        ACTUAL OR
                                      EXPECTED DATE  HYPERION
HYPERION NETWORKS                    OF OPERATION(A) INTEREST    LOCAL PARTNER
-----------------                    --------------- -------- -------------------
         Northeast Cluster
Vermont............................       11/94       100.0%           --
Syracuse, NY.......................        8/92       100.0            --
Buffalo, NY........................        1/95       100.0            --
Albany, NY.........................       12/98       100.0            --
       Mid-Atlantic Cluster
Charlottesville, VA................       11/95       100.0            --
Scranton/Wilkes-Barre, PA..........        6/98       100.0            --
Harrisburg, PA.....................        4/95       100.0            --
Morristown, NJ.....................        7/96       100.0            --
New Brunswick, NJ..................       11/95       100.0            --
Philadelphia, PA...................        8/96        50.0   PECO Energy
Allentown/Bethlehem/Easton/Reading,
 PA................................        6/98        50.0   PECO Energy
York, PA...........................        5/97        50.0   Susquehanna Cable
State College/Altoona, PA..........       10/98        50.0   Allegheny Energy
Richmond, VA.......................        9/93        37.0   MediaOne
         Mid-South Cluster
Lexington, KY......................        6/97       100.0            --
Louisville, KY.....................        3/95       100.0            --
Nashville, TN......................       11/94        95.0   InterMedia Partners
Baton Rouge, LA....................       12/97        50.0   Entergy
Jackson, MS........................       12/97        50.0   Entergy
Little Rock, AR....................       12/97        50.0   Entergy
          Other Networks
Wichita, KS........................        9/94        49.9   Gannett
Jacksonville, FL...................        9/92        20.0   MediaOne
WEIGHTED AVERAGE OWNERSHIP(b)......        --          77.0%           --

--------
(a) Refers to the date on which (i) the network is connected to at least one IXC Point of Presence, (ii) the network is capable of accepting traffic from IXCs and end users, (iii) the Company's central office is fully functional and (iv) the initial network SONET fiber ring has been completed.


(b) Based upon gross property, plant and equipment of Hyperion and the Hyperion Operating Companies as of March 31, 1998.

  Cluster Statistics(a)

                                                                     FISCAL YEAR
                                                                        ENDED
                                                                      MARCH 31,
                                  ROUTE  FIBER  BUILDINGS  LEC-COS      1998
CLUSTER                           MILES  MILES  CONNECTED COLLOCATED  REVENUES
-------                           ----- ------- --------- ---------- -----------
                                                                     (DOLLARS IN
                                                                      THOUSANDS)
Northeast........................ 1,530  65,712     356       14       $ 8,481
Mid-Atlantic..................... 1,914  91,872     613       61         7,981
Mid-South........................ 1,142  54,792     589       21         2,506
Other Networks...................   777  37,296     351       17         9,353
                                  ----- -------   -----      ---       -------
  Total.......................... 5,363 249,672   1,909      113       $28,321
                                  ===== =======   =====      ===       =======

--------
(a) Non-financial information is as of March 31, 1998 and includes networks under construction.

 RECENT DEVELOPMENTS

  Hyperion recently entered into a series of agreements with Qwest Communications, Williams Communications and several other fiber optic network providers that will allow the Company to significantly increase its presence in the eastern half of the United States. These agreements, totalling $107.0 million to be paid by Hyperion over the next two years, provide Hyperion the ownership or an indefeasible right of use (IRU) to over 8,100 route miles of fiber optic cable. The Company believes this will allow Hyperion to expand its business strategy to include on-net provisioning of regional long distance, internet and data communications and to cost-effectively interconnect most of its existing networks with each other and with approximately 50 additional markets by the end of 2001.

OTHER NON-CONSOLIDATED INVESTMENTS

  In addition to Olympus, Adelphia holds investments in various entities that are not consolidated. Adelphia holds preferred equity interests and capital funding notes in Niagara Frontier Hockey, L.P., which holds the NHL Buffalo Sabres franchise and a two-thirds interest in the Marine Midland Arena complex in Buffalo, New York. Adelphia also has investments in SuperCable ALK International, a cable system operator in Venezuela, certain programming ventures and mobile communications. See Note 1 to Adelphia's consolidated financial statements.

COMPETITION

  Although the Company and the cable television industry have historically faced modest competition, the competitive landscape is changing and competition will increase. The Company believes that the increase in competition within its communities will occur gradually over a period of time.

  Individuals presently have the option to purchase earth stations, which allow the direct reception of satellite-delivered program services formerly available only to cable television subscribers. Most satellite-distributed program signals are being electronically scrambled to permit reception only with authorized decoding equipment, generally at a cost to the viewer. From time to time, legislation has been introduced in Congress which, if enacted into law, would prohibit the scrambling of certain satellite-distributed programs or would make satellite services available to private earth stations on terms comparable to those offered to cable systems. Broadcast television signals are being made available to owners of earth stations under the Satellite Home View Copyright Act of 1988, which became effective January 1, 1989 for a six-year period. This Act establishes a statutory compulsory license for certain transmissions made by satellite owners to home satellite dishes for which carriers are required to pay a royalty fee to the Copyright Office. This Act has been extended by Congress until December 31, 1999. The 1992 Cable Act enhances the right of cable competitors to purchase nonbroadcast satellite-delivered programming. See "Legislation and Regulation--Cable Television/Federal Law and Regulation."

  Video programming is now being delivered to individuals by high-powered DBS satellite utilizing video compression technology. This technology has the capability of providing more than 100 channels of programming over a single high-powered DBS satellite with significantly higher capacity available if multiple satellites are placed in the same orbital position. Video compression technology is being used by cable operators in the future to similarly increase their channel capacity. DBS service can be received virtually anywhere in the United States through the installation of a small rooftop or side-mounted antenna, and it is more accessible than cable television service where a cable plant has not been constructed or where it is not cost effective to construct cable television facilities. DBS service is being heavily marketed on a nationwide basis by several service providers. One DBS service provider is proposing to deliver at least some local television stations via satellite, thus lessening the distinction between cable television and DBS service.

  Additional competition may come from private cable television systems servicing condominiums, apartment complexes and certain other multiple unit residential developments. The operators of these private systems, known as satellite master antenna television ("SMATV") systems, often enter into exclusive agreements with apartment building owners or homeowners' associations which preclude franchised cable television operators from serving residents of such private complexes. However, the 1984 Cable Act gives franchised cable operators the right to use existing compatible easements within their franchise areas upon nondiscriminatory terms and conditions. Accordingly, where there are preexisting compatible easements, cable operators may not be unfairly denied access or discriminated against with respect to the terms and conditions of access to those easements. There have been conflicting judicial decisions interpreting the scope of the access right granted by the 1984 Cable Act, particularly with respect to easements located entirely on private property. Further, while a franchised cable television system typically is obligated to extend service to all areas of a community regardless of population density or economic risk, a SMATV system may confine its operation to small areas that are easy to serve and more likely to be profitable. Under the 1996 Act, SMATV systems can interconnect non-commonly owned buildings without having to comply with local, state and federal regulatory requirements that are imposed upon cable systems providing similar services, as long as they do not use public rights-of-way. The U.S. Copyright Office has concluded that SMATV systems are "cable systems" for purposes of qualifying for the compulsory copyright license established for cable systems by federal law.

  The FCC has authorized a new interactive television service which will permit non-video transmission of information between an individual's home and entertainment and information service providers. This service will provide an alternative means for DBS systems and other video programming distributors, including television stations, to initiate the new interactive television services. This service may also be used by the cable television industry.

  The FCC also has initiated a new rulemaking proceeding looking toward the allocation of frequencies in the 28 Ghz range for a new multi-channel wireless video service which could make 98 video channels available in a single market. It cannot be predicted at this time whether competitors will emerge utilizing such frequencies or whether such competition would have a material impact on the operations of cable television systems.

  The FCC has recently auctioned a sizable amount of spectrum in the 28 and 31 Ghz bands for use by a new wireless service, LMDS, which among other uses, can deliver over 100 channels of digital programming directly to consumers' homes. The extent to which the winning licenses in this service will use this spectrum in particular regions of the country to deliver multichannel video programming to subscribers, and therefore provide competition for franchised cable systems, is at this time uncertain.

  Hyperion operates in a highly competitive environment and has no significant market share in any market in which it operates. In each of the markets served by Hyperion's networks, the services offered by Hyperion compete principally with the services offered by the incumbent LEC serving that area. Incumbent LECs have long-standing relationships with their customers, have far greater technical and financial resources and provide services that an Hyperion Operating Company may not currently be authorized by State Public Utility Commission ("PUCs") to offer. See "Legislation and Regulation--Cable Television/State and Local Regulation." Following the enactment of the 1996 Act, there has been significant merger activity among the RBOCs which will result in competitors with even greater financial resources and geographic scope than currently faced by the Company. In addition, in many markets, the incumbent LEC currently is excused from paying license or franchise fees or pays fees materially lower than those required to be paid by the Hyperion Operating Companies.

  While new business opportunities will be made available to Hyperion through the 1996 Act and other federal and state regulatory initiatives, regulators are likely to provide the incumbent LECs with an increased degree of flexibility with regard to pricing of their services as competition increases. If the incumbent LECs elect to lower their rates and can sustain lower rates over time, this may adversely affect the revenues of the Hyperion Operating Companies and Hyperion by placing downward pressure on the rates the Hyperion Operating Companies can charge.

  Competition for Hyperion's and the Hyperion Operating Companies' services is based on price, quality, network reliability, service features, salesmanship and responsiveness to customer needs. Hyperion believes that its management expertise, coupled with its highly reliable, state-of-the-art digital networks and back-office infrastructure, which offer significant transmission capacity at competitive prices, will allow it to compete effectively with the incumbent LECs, which may not yet have fully deployed fiber optic networks in many of Hyperion's target markets. Hyperion believes that the Hyperion Operating Companies price their services at a modest discount compared to the prices of incumbent LECs while providing a higher level of customer service. Hyperion's networks provide diverse access routing and redundant electronics, design features not widely deployed by the incumbent LEC networks at the present time. However, as incumbent LECs continue to upgrade their networks, any competitive advantage held by Hyperion due to the superiority of its facilities may diminish.

  Other current or potential competitors of Hyperion's networks include other CLECs, IXCs, wireless telecommunications providers, microwave carriers, satellite carriers, private networks built by large end users and cable television operators or utilities in markets in which Hyperion has not partnered with one or the other. Substantially all of Hyperion's markets are served by one or more CLECs other than Hyperion. Furthermore, the three major IXCs have in the past announced ambitious plans to enter the local exchange market. If this occurs, there is no assurance that these IXCs will choose to obtain local services from the Operating Companies in Hyperion's markets. In addition, recent sweeping changes enacted by the Telecommunications Act facilitate entry by such competitors into local exchange and exchange access markets, including requirements that incumbent LECs make available interconnection and unbundled network elements to any requesting telecommunications carrier at cost-based rates, as well as requirements that LECs offer their services for resale. See "Legislation and Regulation-- Cable/Television/Federal Law and Regulation--Telecommunications Act of 1996." Such requirements permit companies to enter the market for local telecommunications services with little or no investment in new facilities, thereby increasing the number of likely competitors in any given market, and enable the IXCs to provide local services by reselling the service of the incumbent LEC, or purchasing unbundled network elements, rather than using services provided by Hyperion.

EMPLOYEES

  At June 6, 1998, there were 3,895 full-time employees of the Company, Olympus, and the Managed Partnerships, of which 115 employees were covered by collective bargaining agreements at three locations. The Company considers its relations with its employees to be good.

PROPERTIES

  The Company's principal physical assets consist of cable television operating plant and equipment, including signal receiving, encoding and decoding devices, headends and distribution systems and subscriber house drop equipment for each of its cable television systems. The signal receiving apparatus typically includes a tower, antenna, ancillary electronic equipment and earth stations for reception of satellite signals. Headends, consisting of associated electronic equipment necessary for the reception, amplification and modulation of signals, are located near the receiving devices. The Company's distribution system consists primarily of coaxial and fiber optic cables and related electronic equipment. Subscriber devices consist of decoding converters. The physical components of cable television systems require maintenance and periodic upgrading to keep pace with technological advances.

  The Company's cables and related equipment are generally attached to utility poles under pole rental agreements with local public utilities, although in some areas the distribution cable is buried in underground ducts or trenches. See "Legislation and Regulation--Cable Television/Federal Law and Regulation."

  The Company owns or leases parcels of real property for signal reception sites (antenna towers and headends), microwave facilities and business offices in each of its market areas, and owns most of its service vehicles. The Company also leases certain cable, operating and support equipment from a corporation owned by members of the Rigas Family. All leasing transactions between the Company and its officers, directors or principal stockholders, or any of their affiliates, are, in the opinion of management, on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

  Substantially all of the assets of Adelphia's subsidiaries are subject to encumbrances as collateral in connection with the Company's credit arrangements, either directly with a security interest or indirectly through a pledge of the stock in the respective subsidiaries. See Note 3 to the Adelphia's consolidated financial statements. The Company believes that its properties, both owned and leased, are in good operating condition and are suitable and adequate for the Company's business operations.

  Hyperion's fiber optic cable, fiber optic telecommunications equipment and other properties and equipment used in its networks, are owned or leased. Fiber optic cable plant used in providing service is primarily on or under public roads, highways or streets, with the remainder being on or under private property. As of March 31, 1998, Hyperion's total telecommunications equipment in service consists of fiber optic telecommunications equipment, switching equipment, fiber optic cable, furniture and fixtures, leasehold improvements and construction in progress.

  The ownership interests held by Adelphia and other parties in Hyperion, Olympus, the Western New York Joint Venture and other non-wholly owned subsidiaries or investments may be subject to certain buy/sell, option or similar agreements among the owners. Additionally, Hyperion has issued warrants and options to third parties to acquire its common stock.

LITIGATION

  There are no material pending legal proceedings, other than routine litigation incidental to the business, to which the Company or any of its subsidiaries is a part of or to which any of their property is subject.

                          LEGISLATION AND REGULATION

  The Company's existing and anticipated businesses are regulated by the FCC, some state governments and most local governments. In addition, various legislative and regulatory proposals under consideration from time to time by Congress and various federal agencies may materially affect the Company's existing and anticipated businesses. The following is a summary of federal laws and regulations affecting the growth and operation of the Company's existing and anticipated businesses and a description of certain state and local laws.

CABLE TELEVISION/FEDERAL LAWS AND REGULATIONS

 Cable Communications Policy Act of 1984 ("the 1984 Cable Act")

  The 1984 Cable Act became effective on December 29, 1984. This federal statute, which amended the Communications Act, created uniform national standards and guidelines for the regulation of cable television systems. Violations by a cable television system operator of provisions of the Communications Act, as well as of FCC regulations, can subject the operator to substantial monetary penalties and other sanctions. Among other things, the 1984 Cable Act affirmed the right of franchising authorities (state or local, depending on the practice in individual states) to award one or more franchises within their jurisdictions. It also prohibited non-grandfathered cable television systems from operating without a franchise in such jurisdictions. In connection with new franchises, the 1984 Cable Act provides that in granting or renewing franchises, franchising authorities may establish requirements for cable-related facilities and equipment, but may not establish or enforce requirements for video programming or information services other than in broad categories.

 Cable Television Consumer Protection and Competition Act of 1992

  On October 5, 1992, Congress enacted the 1992 Cable Act. This legislation effected significant changes to the legislative and regulatory environment in which the cable industry operates. It amended the 1984 Cable Act in many respects. The 1992 Cable Act became effective on December 4, 1992, although certain provisions, most notably those dealing with rate regulation and retransmission consent, became effective at later dates. The legislation also required the FCC to initiate a number of rulemaking proceedings to implement various provisions of the statute. The 1992 Cable Act allows for a greater degree of regulation on the cable industry with respect to, among other things: (i) cable system rates for both basic and certain nonbasic services,
(ii) programming access and exclusivity arrangements, (iii) access to cable channels by unaffiliated programming services, (iv) leased access terms and conditions, (v) horizontal and vertical ownership of cable systems, (vi) customer service requirements, (vii) franchise renewals, (viii) television broadcast signal carriage and retransmission consent, (ix) technical standards, (x) subscriber privacy, (xi) consumer protection issues, (xii) cable equipment compatibility, (xiii) obscene or indecent programming and
(xiv) requiring subscribers to subscribe to tiers of service other than basic service as a condition of purchasing premium services. Additionally, the legislation encourages competition with existing cable systems by allowing municipalities to own and operate their own cable systems without having to obtain a franchise, preventing franchising authorities from granting exclusive franchises or unreasonably refusing to award additional franchises covering an existing cable system's service area and prohibiting the common ownership of cable systems and co-located Mutichannel Multipoint Distribution System ("MMDS") or SMATV systems. The 1992 Cable Act also precludes video programmers affiliated with cable television companies from favoring cable operators over competitors and requires such programmers to sell their programming to other multichannel video distributors. This provision may limit the ability of cable programming suppliers to offer exclusive programming arrangements to cable television companies. A number of provisions in the 1992 Cable Act relating to, among other things, rate regulation, have had a negative impact on the cable industry and the Company's business.

 Telecommunications Act of 1996

  The 1996 Act significantly revised the federal regulatory structure. As it pertains to cable television, the 1996 Act, among other things, (i) eliminates the regulation of certain nonbasic programming services in 1999,

(ii) expands the definition of effective competition, the existence of which displaces rate regulation, (iii) eliminates the restriction against the ownership and operation of cable systems by telephone companies within their local exchange service areas and (iv) liberalizes certain of the FCC's cross-ownership restrictions. The FCC has been conducting a number of rulemaking proceedings in order to implement many of the provisions of the 1996 Act.

FCC REGULATION

  The FCC, the principal federal regulatory agency with jurisdiction over cable television, has promulgated regulations covering such areas as the registration of cable systems, cross-ownership between cable systems and other communications businesses, carriage of television broadcast programming, consumer education and lockbox enforcement, origination cablecasting and sponsorship identification, children's programming, the regulation of basic cable service rates in areas where cable systems are not subject to effective competition, signal leakage and frequency use, technical performance, maintenance of various records, equal employment opportunity, and antenna structure notification, marking and lighting. The FCC has the authority to enforce these regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities often used in connection with cable operations. Furthermore, the 1992 Cable Act required the FCC to adopt regulations covering, among other things, cable rates, signal carriage, consumer protection and customer service, leased access, indecent programming, programmer access to cable television systems, programming agreements, technical standards, consumer electronics equipment compatibility, ownership of home wiring, program exclusivity, equal employment opportunity, and various aspects of direct broadcast satellite system ownership and operation. The 1996 Act requires certain changes to various provisions of these regulations. A brief summary of the most material federal regulations as adopted to date follows.

 Rate Regulation

  The 1984 Cable Act codified existing FCC preemption of rate regulation for premium channels and optional nonbasic program tiers. The 1984 Cable Act also deregulated basic cable rates for cable television systems determined by the FCC to be subject to effective competition. The 1992 Cable Act substantially changed the statutory and FCC rate regulation standards. The 1992 Cable Act replaced the FCC's old standard for determining effective competition, under which most cable systems were not subject to local rate regulation, with a statutory provision that has resulted in nearly all cable television systems becoming subject to local rate regulation of basic service. Additionally, the 1992 Cable Act eliminated the 5% annual rate increase for basic service previously allowed by the 1984 Cable Act without local approval; required the FCC to adopt a formula, for franchising authorities to enforce, to assure that basic cable rates are reasonable; allows the FCC to review rates for nonbasic service tiers (other than per-channel or per-program services) in response to complaints filed by franchising authorities; prohibits cable television systems from requiring customers to purchase service tiers above basic service in order to purchase premium services if the system is technically capable of doing so; required the FCC to adopt regulations to establish, on the basis of actual costs, the price for installation of cable service, remote controls, converter boxes and additional outlets; and allows the FCC to impose restrictions on the retiering and rearrangement of cable services under certain limited circumstances. The 1996 Act expands the definition of effective competition to cover situations where a local telephone company or its affiliate, or any multichannel video provider using telephone company facilities, offers comparable video service by any means except DBS. Satisfaction of this test deregulates both basic and nonbasic tiers. The 1996 Act ends FCC regulation of nonbasic tier rates on March 31, 1999.

  The FCC's regulations set standards for the regulation of basic and nonbasic cable service rates (other than per-channel or per-program services). The FCC's original rules became effective on September 1, 1993. The rules have been amended several times. The rate regulations adopt a benchmark price cap system for measuring the reasonableness of existing basic and nonbasic service rates, and a formula for future rate increases based on inflation and increases in certain costs. Alternatively, cable operators have the opportunity to make cost-of-service showings which, in some cases, may justify rates above the applicable benchmarks. The rules also require that charges for cable-related equipment (e.g., converter boxes and remote control devices) and installation services be unbundled from the provision of cable service and based upon actual costs plus a reasonable profit. Local franchising authorities and/or the FCC are empowered to order a reduction of existing rates which exceed the benchmark level for either basic and/or nonbasic cable services and associated equipment, and refunds could be required. The retroactive refund period for basic cable service rates is limited to one year. A significant number of franchising authorities have become certified by the FCC to regulate the rates charged by the Company for basic cable service and for associated equipment. The Company's ability to implement rate increases consistent with its past practices will likely be limited by the regulations that the FCC has adopted.

 Carriage of Broadcast Television Signals

  The 1992 Cable Act contains new mandatory carriage requirements. These new rules allow commercial television broadcast stations which are "local" to a cable system (i.e., the system is located in the station's Area of Dominant Influence), to elect every three years whether to require the cable system to carry the station, subject to certain exceptions, or whether the cable system will have to negotiate for "retransmission consent" to carry the station. Local, noncommercial television stations are also given mandatory carriage rights, subject to certain exceptions, within the larger of (i) a 50 mile radius from the station's city of license or (ii) the station's Grade B contour (a measure of signal strength). Unlike commercial stations, noncommercial stations are not given the option to negotiate retransmission consent for the carriage of their signal. In addition, cable systems will have to obtain retransmission consent for the carriage of all "distant" commercial broadcast stations, except for certain "superstations," (i.e., commercial satellite-delivered independent stations such as WTBS). The 1992 Cable Act also eliminated, effective December 4, 1992, the FCC's regulations requiring the provision of input selector switches. The statutory must-carry provisions for noncommercial stations became effective on December 4, 1992. Must-carry rules for both commercial and noncommercial stations and retransmission consent rules for commercial stations were adopted by the FCC on March 11, 1993. The must-carry requirement for commercial stations went into effect on June 2, 1993, and any stations for which retransmission consent had not been obtained (other than must-carry stations, non-commercial stations and superstations) had to be dropped as of October 6, 1993. The most recent election between must-carry and retransmission consent for local commercial television broadcast stations was on October 1, 1996. A number of stations previously carried by the Company's cable television systems elected retransmission consent. The Company was able to reach agreements with broadcasters who elected retransmission consent and has therefore not been required to pay cash compensation to broadcasters for retransmission consent or been required by broadcasters to remove broadcast stations from the cable television channel line-ups. The Company has, however, agreed to carry some services (e.g., ESPN2 and a new service by FOX) in specified markets pursuant to retransmission consent arrangements which it believes are comparable to those entered into by most other large cable operators.

  The FCC is currently conducting a rulemaking proceeding regarding the carriage responsibilities of cable television systems during the transition of broadcast television from analog to digital transmission. Specifically, the FCC is exploring whether to amend the signal carriage rules to accommodate the carriage of digital broadcast television signals.

 Channel Set-Asides

  The 1984 Cable Act permits local franchising authorities to require cable operators to set aside certain channels for public, educational and governmental access programming. The Company believes that none of the Systems' franchises contain unusually onerous access requirements. The 1984 Cable Act further requires cable systems with thirty-six or more activated channels to designate a portion of their channel capacity for commercial leased access by unaffiliated third parties. While the 1984 Cable Act presently allows cable operators substantial latitude in setting leased access rates, the 1992 Cable Act requires leased access rates to be set according to a formula determined by the FCC. The FCC has recently revised the existing rate formula in a way which will significantly lower the rates cable operators have been able to charge. It is possible that such leased access will result in competition to services offered by the Company on the other channels of its cable systems.

 Competing Franchises

  Questions concerning the ability of municipalities to award a single cable television franchise and to impose certain franchise restrictions upon cable television companies have been considered in several recent federal appellate and district court decisions. These decisions have been somewhat inconsistent and, until the U.S. Supreme Court rules definitively on the scope of cable television's First Amendment protections, the legality of the franchising process and of various specific franchise requirements is likely to be in a state of flux. It is not possible at the present time to predict the constitutionally permissible bounds of cable franchising and particular franchise requirements. However, the 1992 Cable Act, among other things, prohibits franchising authorities from unreasonably refusing to grant franchises to competing cable systems and permits franchising authorities to operate their own cable systems without franchises.

 Cross-Ownership

  The 1996 Act repealed the 1984 Cable Act's prohibition on LECs providing video programming directly to customers within their local exchange telephone service areas, except in rural areas or by specific waiver of FCC rules. The 1996 Act also authorized LECs to operate OVS Systems without obtaining a local cable franchise, although LECs operating such systems can be required to make payments to local governmental bodies in lieu of cable franchise fees. Where demand exceeds channel capacity, up to two-thirds of the channels on an OVS System must be available to programmers unaffiliated with the LEC.

  The 1996 Act eliminated the FCC rule prohibiting common ownership between a cable system and a national broadcast television network. The 1996 Act also eliminated the statutory ban covering certain common ownership interests, operation or control between a television station and cable system within the station's Grade B signal coverage area. However, the parallel FCC rules against cable/television station cross-ownership remains in place, subject to review by the FCC within two years. Finally, the 1992 Cable Act prohibits common ownership, control or interest in cable television systems and MMDS facilities or SMATV systems having overlapping service areas, except in limited circumstances. The 1996 Act exempts cable systems facing "effective competition" from the MMDS and SMATV cross-ownership restrictions.

  Pursuant to the 1992 Cable Act, the FCC has imposed limits on the number of cable systems which a single cable operator can own. In general, no cable operator can have an attributable interest in cable systems which pass more than 30% of all homes nationwide. Attributable interests for these purposes include voting interests of 5% or more (unless there is another single holder of more than 50% of the voting stock), officerships, directorships and general partnership interests. The FCC has stayed the effectiveness of these rules pending the outcome of the appeal from the U.S. District Court decision holding the multiple ownership limit provision of the 1992 Cable Act unconstitutional.

  The FCC has also adopted rules which limit the number of channels on a cable system which can be occupied by programming in which the cable system's owner has an attributable interest. The limit is 40% of all activated channels.

 Franchise Transfers

  The 1992 Cable Act requires franchising authorities to act on any franchise transfer request submitted after December 4, 1992 within 120 days after receipt of all information required by FCC regulations and by the franchising authority. Approval is deemed to be granted if the franchising authority fails to act within such period.

 Technical Requirements

  Historically, the FCC has imposed technical standards applicable to the cable channels on which broadcast stations are carried, and has prohibited franchising authorities from adopting standards which were in conflict with or more restrictive than those established by the FCC. The FCC has recently revised such standards and made them applicable to all classes of channels which carry downstream NTSC video programming. Local franchising authorities are permitted to enforce the FCC's new technical standards. The FCC also has adopted additional standards applicable to cable television systems using frequencies in the 108-137 MHz and 225-400
MHz bands in order to prevent harmful interference with aeronautical navigation and safety radio services, and has also established limits on cable system signal leakage. Periodic testing by cable operators for compliance with these technical standards and signal leakage limits is required. The Company believes that the Systems are in compliance with these standards in all material respects. The 1992 Cable Act requires the FCC to update periodically its technical standards to take into account changes in technology. The FCC has adopted regulations to implement the requirements of the 1992 Cable Act designed to improve the compatibility of cable systems and consumer electronics equipment.

 Customer Premises Equipment

  Pursuant to the 1992 Cable Act, the FCC has adopted rules to assure the competitive availability to consumers of customer premises equipment, such as converters, used to access the services offered by cable television systems and other multichannel video programming distributors ("MVPD"). Pursuant to those rules, consumers are given the right to attach compatible equipment to the facilities of their MVPD so long as the equipment does not harm the network, does not interfere with the services purchased by other customers, and is not used to receive unauthorized services. As of July 1, 2000, MVPDs (other than DBS operators) are required to separate security from non-security functions in the customer premises equipment which they sell or lease to their customers and offer their customers the option of using component security modules obtained from the MVPD with set-top units purchased or leased from retail outlets. As of January 1, 2005, MVPDs will be prohibited from distributing new set-top equipment integrating both security and non-security functions to their customers.

 Pole Attachments

  The FCC currently regulates the rates and conditions imposed by certain public utilities for use of their poles, unless under the Federal Pole Attachments Act, state public service commissions are able to demonstrate that they regulate rates, terms and conditions of the cable television pole attachments. A number of states (including Massachusetts, Michigan, New Jersey, New York, Ohio and Vermont) and the District of Columbia have certified to the FCC that they regulate the rates, terms and conditions for pole attachments. In the absence of state regulation, the FCC administers such pole attachment rates through use of a formula which it has devised and from time to time revises. The 1996 Act directs the FCC to adopt a new rate formula for any attaching party, including cable systems, which offers telecommunications services. This new formula will result in significantly higher attachment rates for cable systems which choose to offer such services.

 Other Matters

  FCC regulation also includes matters regarding a cable system's carriage of local sports programming; restrictions on origination and cablecasting by cable system operators; application of the rules governing political broadcasts; customer service; home wiring; and limitations on advertising contained in nonbroadcast children's programming.

 Copyright

  Cable television systems are subject to federal copyright licensing covering carriage of broadcast signals. In exchange for making semi-annual payments to a federal copyright royalty pool and meeting certain other obligations, cable operators obtain a statutory license to retransmit broadcast signals. The amount of this royalty payment varies, depending on the amount of system revenues from certain sources, the number of distant signals carried, and the location of the cable system with respect to over-the-air television stations.

  Various bills have been introduced into Congress over the past several years that would eliminate or modify the cable television compulsory license. At the request of Congress, the Copyright Office has commenced an inquiry into possible revisions of the compulsory license. Without the compulsory license, cable operators might need to negotiate rights from the copyright owners for each program carried on each broadcast station in the channel lineup. Such negotiated agreements could increase the cost to cable operators of carrying broadcast signals. The 1992 Cable Act's retransmission consent provisions expressly provide that retransmission consent agreements between television broadcast stations and cable operators do not obviate the need for cable operators to obtain a copyright license for the programming carried on each broadcaster's signal.

  Copyrighted music performed in programming supplied to cable television systems by pay cable networks (such as HBO) and basic cable networks (such as USA Network) has generally been licensed by the networks through private agreements with the American Society of Composers and Publishers ("ASCAP") and BMI, Inc. ("BMI"), the two major performing rights organizations in the United States. As a result of extensive litigation, ASCAP and BMI are both now required to offer "through to the viewer" licenses to the cable networks which would cover the retransmission of the cable networks' programming by cable systems to their subscribers.

  Copyrighted music performed by cable systems themselves on local origination channels, PEG channels, and in locally inserted advertising and cross promotional announcements must also be licensed. A blanket license is available from BMI. Cable industry negotiations with ASCAP are still in progress.

CABLE TELEVISION/STATE AND LOCAL REGULATION

  Because a cable television system uses local streets and rights-of-way, cable television systems are subject to state and local regulation, typically imposed through the franchising process. State and/or local officials are usually involved in franchise selection, system design and construction, safety, service rates, consumer relations, billing practices and community related programming and services.

  Cable television systems generally are operated pursuant to nonexclusive franchises, permits or licenses granted by a municipality or other state or local government entity. Franchises generally are granted for fixed terms and in many cases are terminable if the franchise operator fails to comply with material provisions. The 1984 Cable Act established renewal procedures and criteria designed to protect incumbent franchises against arbitrary denials of renewal. While these formal procedures are not mandatory unless timely invoked by either the cable operator or the franchising authority, they can provide substantial protection to incumbent franchisees. Even after the formal renewal procedures are invoked, franchising authorities and cable operators remain free to negotiate a renewal outside the formal process. Nevertheless, renewal is by no means assured, as the franchisee must meet certain statutory standards. Even if a franchise is renewed, a franchising authority may impose new and more onerous requirements such as upgrading facilities and equipment, although the municipality must take into account the cost of meeting such requirements. The 1992 Cable Act makes several changes to the process under which a cable operator seeks to enforce its renewal rights which could make it easier in some cases for a franchising authority to deny renewal.

  Franchises usually call for the payment of fees, often based on a percentage of the system's gross subscriber revenues, to the granting authority. Although franchising authorities may impose franchise fees under the 1984 Cable Act, such payments cannot exceed 5% of a cable system's annual gross revenues. In those communities in which franchise fees are required, the Company currently pays franchise fees ranging up to 5% of gross revenues. Franchising authorities are also empowered in awarding new franchises or renewing existing franchises to require cable operators to provide cable-related facilities and equipment and to enforce compliance with voluntary commitments. In the case of franchises in effect prior to the effective date of the 1984 Cable Act, franchising authorities may enforce requirements contained in the franchise relating to facilities, equipment and services, whether or not cable-related. The 1984 Cable Act, under certain limited circumstances, permits a cable operator to obtain modifications of franchise obligations.

  Upon receipt of a franchise, the cable system owner usually is subject to a broad range of obligations to the issuing authority directly affecting the business of the system. The terms and conditions of franchises vary materially from jurisdiction to jurisdiction, and even from city to city within the same state, historically ranging from reasonable to highly restrictive or burdensome. The 1984 Cable Act places certain limitations on a franchising authority's ability to control the operation of a cable system operator and the courts have from time to time reviewed the constitutionality of several general franchise requirements, including franchise fees and access channel requirements, often with inconsistent results. On the other hand, the 1992 Cable Act prohibits exclusive franchises, and allows franchising authorities to exercise greater control over the operation of franchised cable systems, especially in the area of customer service and rate regulation. The 1992 Cable Act also allows franchising authorities to operate their own multichannel video distribution system without having to obtain a franchise and permits states or local franchising authorities to adopt certain restrictions on the ownership of cable systems. Moreover, franchising authorities are immunized from monetary damage awards arising from regulation of cable systems or decisions made on franchise grants, renewals, transfers and amendments.

  The specific terms and conditions of a franchise and the laws and regulations under which it was granted directly affect the profitability of the cable television system. Cable franchises generally contain provisions governing charges for basic cable television services, fees to be paid to the franchising authority, length of the franchise term, renewal, sale or transfer of the franchise, territory of the franchise, design and technical performance of the system, use and occupancy of public streets and number and types of cable services provided. The 1996 Act prohibits a franchising authority from either requiring or limiting a cable operator's provision of telecommunications services.

  Various proposals have been introduced at the state and local levels with regard to the regulation of cable television systems, and a number of states have adopted legislation subjecting cable television systems to the jurisdiction of centralized state governmental agencies, even to the exclusion of local community regulation. Some of these states regulate jointly and impose regulation of a character similar to that of a public utility. Attempts in other states to regulate cable television systems are continuing and can be expected to increase. Such proposals and legislation may be preempted by federal statute and/or FCC regulation. To date, the states in which the Company operates that have enacted such state level regulation are New York, New Jersey, Massachusetts and Vermont. The Company cannot predict whether other states in which it currently operates, or in which it may acquire systems, will engage in such regulation in the future.

  The foregoing does not purport to describe all present and proposed federal, state and local regulations and legislation relating to the cable television industry. Other existing federal regulations, copyright licensing and, in many jurisdictions, state and local franchise requirements currently are the subject of a variety of judicial proceedings, legislative hearings and administrative and legislative proposals which could change, in varying degrees, the manner in which cable television systems operate. Neither the outcome of these proceedings nor their impact upon the cable television industry or the Company can be predicted at this time.

TELEPHONY AND TELECOMMUNICATIONS/FEDERAL LAWS AND REGULATIONS

  The 1996 Act also alters federal, state and local laws and regulations regarding telecommunications providers and services, including the Company, and creates a favorable environment in which the Company may provide telephone and other telecommunications services and facilities. The following is a summary of the key provisions of the 1996 Act that could materially affect the telecommunications business of the Company.

  The 1996 Act was intended to promote the provision of competitive telephone services and facilities by cable television companies and others. The 1996 Act declares that no state or local laws or regulations may prohibit or have the effect of prohibiting the ability of any entity to provide any interstate or intrastate telecommunications service. States are authorized to impose "competitively neutral" requirements regarding universal service, public safety and welfare, service quality, and consumer protection. The 1996 Act further provides that cable operators and affiliates providing telecommunications services are not required to obtain a separate franchise from local franchising authorities ("LFAs") for such services. An LFA may not order a cable operator or affiliate to discontinue providing telecommunications services or discontinue operating its cable system on the basis that it has failed to obtain a separate franchise or renewal for the provision of telecommunications services. The 1996 Act prohibits LFAs from requiring cable operators to provide telecommunications service or facilities as a condition of the grant of a franchise, franchise renewal, or franchise transfer, except that LFAs may seek "institutional networks" as part of such franchise negotiations.

  The 1996 Act provides that, when cable operators provide telecommunications services, LFAs may require reasonable, competitively neutral compensation for management of the public rights-of-way. The LFA must publicly disclose such compensation requirements.

  The Company believes that it qualifies as a connecting carrier under federal law and therefore does not need FCC certification to provide intrastate service. In the event that it is determined that the Company must seek FCC certification, the Company believes that such certification will be granted by the FCC in a timely manner. The Company may be required to file certain tariffs and reports with the FCC.

 Interconnection and Other Telecommunications Carrier Obligations

  To facilitate the entry of new telecommunications providers (including cable operators), the 1996 Act imposes interconnection obligations on all telecommunications carriers. All carriers must interconnect their networks with other carriers and must not deploy network features and functions that interfere with interoperability. LECs also have a set of separate identified obligations beyond those that apply to new entrants: (i) good faith negotiation with those seeking interconnection, (ii) unbundling, equal access and non-discrimination requirements, (iii) resale of services, including "resale at wholesale rates," (iv) notice of changes in the network that would affect interconnection and interoperability and (v) physical collocation unless shown that practical technical reasons, or space limitations, make physical collocation impractical.

  Under the 1996 Act, individual interconnection rates must be just and reasonable, based on cost, and may include a reasonable profit. Traffic termination charges shall be "mutual and reciprocal." The 1996 Act permits carriers to agree on a "bill and keep" system, but does not require such a system.

  The 1996 Act contemplates that interconnection agreements will be negotiated by the parties and submitted to a state public service commission ("SPSC") for approval. A SPSC may become involved, at the request of either party, if negotiations fail. If the state regulator refuses to act, the FCC may determine the matter. If the SPSC acts, an aggrieved party's remedy is to file a case in federal district court. The 1996 Act provides for a rural exemption to interconnection requests, but also provides that the exception does not apply where a cable operator makes an interconnection request of a rural LEC within the operator's franchise area.

  The 1996 Act requires that all telecommunications providers (including cable operators that provide telecommunications services) must contribute equitably to a Universal Service Fund ("USF"), and the FCC may exempt an interstate carrier or class of carriers if their contribution would be minimal under the USF formula. The 1996 Act allows states to determine which intrastate telecommunications providers contribute to the USF. The 1996 Act prohibits geographic end user rate de-averaging to protect rural subscribers' rates.

 FCC Interconnection Order

  On August 8, 1996 the FCC released its First Report and Order, Second Report and Order and memorandum Opinion and Order promulgating rules and regulations to implement Congress' statutory directive concerning the interconnection obligations of all telecommunications carriers, including obligations of CLECs and LECs, and incumbent LEC pricing of interconnection and unbundled elements (the "Local Competition Orders"). The Local Competition Orders adopted a national framework for interconnection but left to the individual states the task of implementing the FCC's rules. The Local Competition Orders also established rules implementing the 1996 Act requirements that LECs negotiate interconnection agreements, and provide guidelines for review of such agreements by State PUCs.

  On July 18, 1997, the U.S. Court of Appeals for the Eighth Circuit (the "Eighth Circuit") vacated certain portions of the Local Competition Orders, including provisions establishing a methodology for pricing interconnection and unbundled network elements, a rule permitting new entrants to "pick and choose" among various provisions of existing interconnecton agreements between LECs and their competitors, and other provisions relating to the purchase of access to unbundled network elements. The Operating Companies had negotiated and obtained State PUCs approval of a number of interconnection agreements with incumbent LECs prior to this Eighth Circuit decision. The Eighth Circuit decision has created uncertainty about individual state rules governing pricing, terms and conditions of interconnection decisions, and could make negotiating and enforcing such agreements in the future more difficult and protracted. It could also require renegotiation of relevant portions of existing incerconnection agreements, or subject them to additional court and regulatory proceedings. It remains to be seen whether the network can continue to obtain and maintain interconnection agreements on terms acceptable to them in every state, though most states have already adopted pricing rules, if not interim prices, which are for the most part consistent with the FCC's related pricing provisions.

  The Supreme Court has agreed to review the various Eighth Circuit decisions vacating major portions of the FCC's Local Competition Orders. In so doing, the Court also granted several cross-petitions for review by incumbent LECs challenging portions of the Eighth Circuit opinion that upheld certain FCC determinations with respect to unbundled network elements. A decision by the Supreme Court is not expected until early 1999.

INTERNET SERVICES/FEDERAL LAWS AND REGULATIONS

  Transmitting indecent material via the internet was made criminal by the 1996 Act. However, on-line access providers are exempted from criminal liability for simply providing interconnection service; they are also granted an affirmative defense from criminal or other action where in "good faith" they restrict access to indecent materials. These provisions have been challenged in federal court. The 1996 Act further exempts on-line access providers from civil liability for actions taken in good faith to restrict access to obscene, excessively violent or otherwise objectionable material.

TELEPHONY AND TELECOMMUNICATIONS/STATE LAW AND REGULATION

  Adelphia's nonconsolidated joint venture, Olympus, has systems in Florida. In 1995, the Florida Legislature amended Chapter 362 of Florida Statutes by enacting "An Act Relating to Local Exchange Telecommunications Companies" ("Florida Act") (Chapter 362, Fl. Stat. (1995)). This new law substantially altered Florida law regarding telecommunications providers and services, such as Olympus. The following is a summary of the key provisions of the Florida Act and associated Florida Public Service Commission (the "PSC") actions that could materially affect Olympus' telecommunications business.

 The Florida Act

  The Florida Act vests in the PSC virtually exclusive jurisdiction over intrastate telecommunications matters. The Florida Act limits municipalities to taxation of certain telecommunications services or management of long distance carriers' occupation of local rights-of-way. The Florida Act further directs the PSC to employ flexible regulatory treatment to ensure the widest possible range of telecommunications services, and provides that new entrants such as the Company are subject to a lesser level of regulatory oversight than LECs.

 PSC Actions

  Pursuant to the Florida Act (and the 1996 Act and the FCC's First Report and Order), the PSC is conducting several proceedings to address competitive issues. To summarize, pursuant to the Florida Act, the PSC has adopted rules requiring certification of CLEC Interexchange Telecommunications Service Providers; Operator Service Providers; Alternative Access Vendor Services; and Shared Tenant Services Providers. The Florida Act provides that the PSC shall grant certification to applicants upon a showing of sufficient technical, financial, and managerial capability to provide service in the geographic area proposed to be served. The Company believes that Olympus meets the statutory requirements for PSC certification for any type of intrastate telecommunications service provider, and that any such application process should be completed expeditiously. In addition, like the 1996 Act, the Florida Act requires LECs to interconnect with certified CLECs. Approximately fourteen interconnection agreements have been reached between LECs and CLECs to date, while approximately five CLECs have requested PSC arbitration of stalled agreements. The PSC is obligated under the Florida Act to arbitrate any disputes in no more than 120 days from date of request. As well, the PSC has ordered BellSouth, the state's largest LEC, to unbundle eight network elements for resale by CLECs, and the PSC has ordered favorable interim rates for these elements. The PSC has not yet adopted an order resolving wholesale discounts associated with local service resale.

  Based on the foregoing, the Company believes that the Florida Act and actions of the PSC to date reflect a generally favorable legal and regulatory environment for new entrants, such as Olympus, to intrastate telecommunications in Florida.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company are:

        NAME        AGE                      POSITION
        ----        ---                      --------
 John J. Rigas       73 Chairman, Chief Executive Officer, President and
                        Director
 Michael J. Rigas    44 Executive Vice President, Operations and Director
 Timothy J. Rigas    42 Executive Vice President, Chief Financial Officer,
                        Chief Accounting Officer, Treasurer and Director
 James P. Rigas      40 Executive Vice President, Strategic Planning and
                        Director
 Daniel R. Milliard  51 Senior Vice President, Secretary and Director
 Perry S. Patterson  81 Director
 Pete J. Metros      58 Director
 Dennis P. Coyle     59 Director

  John J. Rigas is the founder, Chairman, President and Chief Executive Officer of Adelphia and is President of its subsidiaries. He is also Chairman and a director of Hyperion. Mr. Rigas has served as President or general partner of most of the constituent entities which became wholly-owned subsidiaries of Adelphia upon its formation in 1986, as well as the cable television operating companies acquired by the Company which were wholly or partially owned by members of the Rigas Family. Mr. Rigas has owned and operated cable television systems since 1952. Among his business and community service activities, Mr. Rigas is Chairman of the Board of Directors of Citizens Bancorp., Inc., Coudersport, Pennsylvania, and a member of the Board of Directors of Charles Cole Memorial Hospital. He is a director of the National Cable Television Association and a past President of the Pennsylvania Cable Television Association. He is also a member of the Board of Directors of C-SPAN and the Cable Advertising Bureau, and is a Trustee of St. Bonaventure University. He graduated from Rensselaer Polytechnic Institute with a B.S. in Management Engineering in 1950.

  John J. Rigas is the father of Michael J. Rigas, Timothy J. Rigas and James
P. Rigas, each of whom currently serves as a director and executive officer of the Company.

  Michael J. Rigas is Executive Vice President, Operations of Adelphia and is a Vice President of its subsidiaries. He is also Vice Chairman and a director of Hyperion. Since 1981, Mr. Rigas has served as a Senior Vice President, Vice President, general partner or other officer of the constituent entities which became wholly-owned subsidiaries of Adelphia upon its formation in 1986, as well as the cable television operating companies acquired by the Company which were wholly or partially owned by members of the Rigas Family. From 1979 to 1981, he worked for Webster, Chamberlain & Bean, a Washington, D.C. law firm. Mr. Rigas graduated from Harvard University (magna cum laude) in 1976 and received his Juris Doctor degree from Harvard Law School in 1979.

  Timothy J. Rigas is Executive Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer of Adelphia and its subsidiaries. He is also Vice Chairman, Chief Financial Officer and Treasurer and a director of Hyperion. Since 1979, Mr. Rigas has served as Senior Vice President, Vice President, general partner or other officer of the constituent entities which became wholly-owned subsidiaries of Adelphia upon its formation in 1986, as well as the cable television operating companies acquired by the Company which were wholly or partially owned by members of the Rigas Family. Mr. Rigas graduated from the University of Pennsylvania, Wharton School, with a B.S. degree in Economics (cum laude) in 1978.

  James P. Rigas is Executive Vice President, Strategic Planning of Adelphia and is a Vice President of its subsidiaries, and also serves as Vice Chairman and Chief Executive Officer and a director of Hyperion. Since

February 1986, Mr. Rigas has served as a Senior Vice President, Vice President or other officer of the constituent entities which became wholly-owned subsidiaries of Adelphia upon its formation in 1986, as well as the cable television operating companies acquired by the Company which were wholly or partially owned by members of the Rigas Family. Among his business activities, Mr. Rigas is a member of the Board of Directors of Cable Labs. Mr. Rigas graduated from Harvard University (magna cum laude) in 1980 and received a Juris Doctor degree and an M.A. degree in Economics from Stanford University in 1984. From June 1984 to February 1986, he was a consultant with Bain & Co., a management consulting firm.

  Daniel R. Milliard is Senior Vice President and Secretary of Adelphia and its subsidiaries, and also serves as President and Chief Operating Officer and a director of Hyperion. Since 1982, Mr. Milliard served as Vice President, Secretary and/or General Counsel of Adelphia and the constituent entities which became wholly-owned subsidiaries of Adelphia, as well as the cable television operating companies acquired by the Company which were wholly or partially owned by members of the Rigas Family. He served as outside general counsel to the Company's predecessors from 1979 to 1982. Mr. Milliard graduated from American University in 1970 with a Bachelor of Science degree in Business Administration. He received an M.A. degree in Business from Central Missouri State University in 1971, where he was an Instructor in the Department of Finance, School of Business and Economics, from 1971-1973, and received a Juris Doctor degree from the University of Tulsa School of Law in 1976. He is a Director of Citizens Bancorp., Inc. in Coudersport, Pennsylvania and President of the Board of Directors of Charles Cole Memorial Hospital.

  Perry S. Patterson became a director of Adelphia on September 9, 1986. Since 1977, Mr. Patterson has practiced law in Coudersport, Pennsylvania. From 1975 to 1977, Mr. Patterson served as President Judge of the Court of Common Pleas of the 55th Judicial District in Potter County, Pennsylvania. He was a partner of the law firm of Kirkland & Ellis, in Chicago, Illinois and Washington, D.C. from 1950 to 1973. Mr. Patterson attended Georgetown University and graduated from Northwestern University Law School in 1941.

  Pete J. Metros became a director of Adelphia on November 4, 1986. Mr. Metros has been President and a member of the Board of Directors of Rapistan Demag Corporation, a subsidiary of Mannesmann AG, since December 1991. From August 1987 to December 1991, he was President of Rapistan Corp., the predecessor of Rapistan Demag Corporation, and of Truck Products Corp., both of which were major subsidiaries of Lear Siegler Holdings Corp. From 1980 to August 1987, Mr. Metros was President of the Steam Turbine, Motor & Generator Division of Dresser-Rand Company. From 1964 to 1980, he held various positions at the General Electric Company, the last of which was Manager--Manufacturing for the Large Gas Turbine Division. Mr. Metros is also on the Board of Directors of Hyperion and Borroughs Corporation of Kalamazoo, Michigan. Mr. Metros received a BS degree from the Georgia Institute of Technology in 1962.

  Dennis P. Coyle became a director of Adelphia on September 26, 1995. Mr. Coyle is General Counsel and Secretary of FPL Group, Inc. and Florida Power & Light Company. Mr. Coyle was named General Counsel of FPL Group, Inc. and Florida Power & Light Company in 1989, and assumed the additional title and responsibilities of Secretary of such companies in 1991. He graduated from Dartmouth College in 1960 and received his law degree from Columbia University in 1965. In an investment agreement with respect to Olympus, John, Michael, Timothy and James Rigas have agreed to vote a sufficient number of shares of the Company's Class A Common Stock to elect to the Board a nominee of Telesat Cablevision, Inc., which is the Company's joint venture partner in Olympus. Mr. Coyle is the nominee of Telesat Cablevision, Inc., which is an indirect, wholly-owned subsidiary of FPL Group, Inc.

OTHER PRINCIPAL EMPLOYEES

  James R. Brown, 36, joined the Company in 1984 and currently holds the position of Vice President of Finance. Mr. Brown graduated with a B.S. degree in Industrial and Management Engineering from Rensselaer Polytechnic Institute in 1984.

  Randall D. Fisher, 45, joined the Company in 1991 and is Vice President, General Counsel and Assistant Corporate Secretary. Previously Mr. Fisher was in private practice with the Washington, D.C. law firm of Baraff, Koerner, Olender & Hochberg, P.C. Mr. Fisher earned his J.D. from Texas Tech University. He received a Masters Degree in Public Administration from Midwestern University in Wichita Falls, Texas, and a B.A. degree in Journalism from the University of Texas at Austin.

  James M. Kane, CPA, 35, joined the Company in April 1992 and currently holds the position of Vice President of Corporate Development. From 1989 to 1992, Mr. Kane served in accounting and consulting positions with Price Waterhouse in Pittsburgh. From 1984-1987, Mr. Kane served in accounting positions with Coopers & Lybrand in Pittsburgh. Mr. Kane received his B.S. degree in Accounting from Pennsylvania State University in 1984 and his M.B.A. from Carnegie Mellon's Graduate School of Industrial Administration in 1989.

  Jeremy P. Harris, 50, joined the Company in 1997 and currently holds the position of Vice President of Sales and Marketing, with overall responsibility for all corporate and regional sales and marketing responsibilities within Adelphia. Mr. Harris has a background in packaged goods marketing and telecommunications, where prior to joining the Company in September 1997, he had worked in both Canada and the U.S. He joined Quaker Oats in 1976 and RJR Nabisco in 1980, where he held the position of Vice President Marketing and Business Development prior to joining AT&T in 1994 in their consumer product organization with responsibility for the marketing of multi product bundled offers and local market entry. Mr. Harris graduated from Kingston University in England, with a Bachelors Degree in Business Administration.

  Orby G. Kelley, 65, joined the Company in 1986 and currently holds the position of Vice President of Administration/Labor Relations. From 1981 until joining the Company, Mr. Kelley served as Vice President Human Resources-- Columbus Operations for Warner Amex Cable Communications, Inc. Prior to that time he served in a similar capacity for Colony Communications, Inc. and Landmark Communications, Inc. Mr. Kelley received his B.A. degree from Old Dominion University in 1958 and his M.B.A. from California Western University in 1980.

  Daniel Liberatore, 48, has been Vice President of Engineering since 1986. He is responsible for technical operations, engineering and related supervisory and management functions for the Company Systems. Mr. Liberatore received a B.S. degree in Electrical Engineering from West Virginia University and a Masters Degree in Engineering Management from the University of Massachusetts. He previously served as director of engineering for Warner Amex Cable Communications, Inc. from June 1982 until joining the Company. From December 1980 to June 1982, Mr. Liberatore served as a Project Administrator for Warner Amex Cable Communications, Inc.

  Jack A. Olson, 43, joined the Company in 1982 and currently holds the position of Vice President of Media Development. Mr. Olson has held various sales and marketing positions with the Company and is currently responsible for the sale of television advertising and the development and sales of other media related services. Prior to joining the Company, Mr. Olson was a partner in a family owned contract sales and marketing firm consulting to the cable industry.

                    CERTAIN UNITED STATES TAX CONSEQUENCES
                         TO NON-UNITED STATES HOLDERS

  The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Class A Common Stock applicable to "Non-United States Holders." A "Non-United States Holder" is any beneficial owner of Class A Common Stock that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a non-resident fiduciary of a foreign estate or trust as such terms are defined in the Code. This discussion is based on the Code and administrative and judicial interpretations as of the date hereof, all of which are subject to change either retroactively or prospectively. This discussion does not address all aspects of United States federal income and estate taxation that may be relevant to Non-United States Holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Prospective investors are urged to consult with their tax advisors regarding the United States federal, state and local income and other tax consequences, and the non-United States tax consequences, of owning and disposing of Class A Common Stock.

DIVIDENDS

  Subject to the discussion below, any dividend paid to a Non-United States Holder generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, the Company ordinarily will presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted. However, under United States Treasury regulations not currently in effect, a Non-United States Holder would be required to file certain forms accompanied by a statement from a competent authority of the treaty country in order to claim the benefits of a tax treaty. Dividends paid to a holder with an address within the United States generally will not be subject to this withholding tax, unless the Company has actual knowledge that the holder is a Non-United States Holder.

  Dividends received by a Non-United States Holder that are effectively connected with a United States trade or business conducted by such Non-United States Holder are exempt from withholding tax. However, such effectively connected dividends are subject to regular United States income tax in the same manner as if the Non-United States Holder were a United States resident. A Non-United States Holder may claim exemption from withholding under the effectively connected income exception by filing Form 4224 (Statement Claiming Exemption from Withholding of Tax on Income Effectively Connected With the Conduct of Business in the United States) each year with the Company or its paying agent prior to the payment of the dividends for such year. Effectively connected dividends received by a corporate Non-United States Holder may be subject to an additional "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty) of such corporate Non-United States Holder's effectively connected earnings and profits, subject to certain adjustments.

  A Non-United States Holder eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the United States Internal Revenue Service (the "IRS").

GAIN ON DISPOSITION OF ORDINARY COMMON STOCK

  A Non-United States Holder generally will not be subject to United States federal income tax with respect to a gain realized upon the sale or a disposition of Class A Common Stock unless: (i) such gain is effectively connected with a United States trade or business of the Non-United States Holder, (ii) the Non-United States Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which such sale or disposition occurs and certain other conditions are met, or (iii) the Company is or has been a "United States real property holding corporation" for federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such holder's holding period and certain other conditions are met. The Company has determined that it is not, has not been for the last five years, and does not believe that it will become a "United States real property holding corporation" for federal income tax purposes. If a Non-United States Holder falls under clause (i) above, the Non-United States holder will be taxed on the net gain derived from the sale under regular graduated United States federal income tax rates (and, with respect to corporate Non-United States Holders, may also be subject to the branch profits tax described above). If an individual Non-United States Holder falls under clause (ii) above, the Non-United States Holder generally will be subject to a 30% tax on the gain derived from the sale, which gain may be offset by United States capital losses recognized within the same taxable year of such sale.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Generally, the Company must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

  Unless the Company has actual knowledge that a holder is a non-United States person, dividends paid to a holder at an address within the United States may be subject to backup withholding at a rate of 31% if the holder is not an exempt recipient as defined in Treasury Regulation Section 1.6049-4(c)(1)(ii) (which includes corporations) and fails to provide a correct taxpayer identification number and other information to the Company. Backup withholding will generally not apply to dividends paid to holders at an address outside the United States (unless the Company has knowledge that the holder is a United States person.)

  If the proceeds of the disposition of Class A Common Stock by a Non-United States Holder are paid over, by or through a United States office of a broker, the payment is subject to information reporting and to backup withholding at a rate of 31% unless the disposing holder certifies as to its name, address and status as a Non-United States Holder under penalties of perjury or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-United States office of a non-United States broker. However, United States information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds outside the United States if (a) the payment is made through an office outside the United States of a broker that is either (i) a United States person for United States federal income tax purposes, (ii) a "controlled foreign corporation" for United States federal income tax purposes, or (iii) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a United States trade or business, and (b) the broker fails to maintain documentary evidence in its files that the holder is a Non-United States Holder and that certain conditions are met or that the holder otherwise is entitled to an exemption.

  Backup withholding is not an additional tax. Rather, the tax liability of persons subject to 31% backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

  The United States Treasury has issued regulations not yet currently in effect regarding the withholding and information reporting rules discussed above. In general, these regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. These regulations would generally be effective for payments made after December 31, 1999, subject to certain transition rules.

ESTATE TAX

  An individual Non-United States Holder who is treated as the owner of Class A Common Stock at the time of his or her death or has made certain lifetime transfers of an interest in Class A Common Stock will be required to include the value of such Class A Common Stock in his or her gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth, based on information available to the Company as of July 31, 1998, certain information with respect to the beneficial ownership of Class A Common Stock and Class B Common Stock by each director, each of the five most highly compensated executive officers, all executive officers and directors of Adelphia as a group, and each person known to Adelphia to own beneficially more than 5% of such Common Stock, based on 20,093,528 shares of Class A Common Stock and 10,944,476 shares of Class B Common Stock outstanding, respectively, as of such date. The following table also reflects beneficial ownership after the Public Offerings and the Direct Placement and assumes no named stockholder purchases any shares in the Public Offerings. Unless otherwise noted, the individuals have sole voting and investment power. The business address of each such 5% beneficial owner named below, unless otherwise noted, is Main at Water Street, Coudersport, Pennsylvania 16915.

                         SHARES OF        PERCENT OF                          SHARES OF           PERCENT OF
                          CLASS A          CLASS A                             CLASS A             CLASS A
                           COMMON           COMMON                              COMMON              COMMON
                           STOCK            STOCK                               STOCK               STOCK
                           OWNED            OWNED                               OWNED               OWNED
                           BEFORE           BEFORE                              AFTER               AFTER
                           PUBLIC           PUBLIC                              PUBLIC              PUBLIC
                         OFFERINGS        OFFERINGS  SHARES OF     PERCENT OF OFFERINGS           OFFERINGS
                          AND THE          AND THE    CLASS B       CLASS B    AND THE             AND THE
                           DIRECT           DIRECT     COMMON        COMMON     DIRECT              DIRECT
NAME AND ADDRESSES       PLACEMENT        PLACEMENT    STOCK         STOCK    PLACEMENT           PLACEMENT
------------------       ----------       ---------- ----------    ---------- ----------          ----------
John J. Rigas...........    (a)              (b)      5,883,004(c)    53.8%     (a)(d)               (e)
Michael J. Rigas........    (a)              (b)      1,915,970(c)    17.5%     (a)(d)               (e)
Timothy J. Rigas........    (a)              (b)      1,915,970(c)    17.5%     (a)(d)               (e)
James P. Rigas..........    (a)              (b)      1,151,634(c)    10.5%     (a)(d)               (e)
Daniel R. Milliard......      1,000(f)       (g)         --            --          1,000(f)          (g)
Perry S. Patterson......      2,250          (g)         --            --          2,250             (g)
Pete J. Metros..........        100          (g)         --            --            100             (g)
Dennis P. Coyle.........      1,000          (g)         --            --          1,000             (g)
All executive officers
 and directors as a
 group (eight persons).. 26,947,247(a)(c)    (b)     10,572,731(c)    96.6%   31,037,562(a)(c)(d)    (e)
Syracuse Hilton Head
 Holdings, L.P..........  2,398,151(h)       12.0%       --            --      2,398,151(h)          8.5%
Highland Holdings ...... 13,899,915(i)       47.1%       --            --     17,990,230(i)          47.7%
Ellen K. Rigas..........    (j)              (k)        371,762(c)     3.4%      (j)                 (k)
Capital Research and
 Management Company.....  1,784,200(l)        8.9%       --            --      1,784,200(l)          6.3%
 333 South Hope Street
 Los Angeles, CA 90071
Telesat Cablevision,
 Inc....................  3,449,890(m)       15.4%       --            --      3,449,890(m)          11.3%
 700 Universe Blvd.
 Juno Beach, FL 33408
Booth American Company..  3,571,428          17.8%       --            --      3,571,428             12.6%
 333 W. Fort Street,
 12th Floor
 Detroit, MI 48226

--------
(a) The holders of Class B Common Stock are deemed to be beneficial owners of an equal number of shares of Class A Common Stock because Class B Common Stock is convertible into Class A Common Stock on a one-to-one basis. In addition, the following persons own or have the power to direct the voting of shares of

   Class A Common Stock in the following amounts: John J. Rigas, 431,800 shares-71,700 shares directly and 360,100 shares through Syracuse Hilton Head Holdings, L.P. ("SHHH"); Michael J. Rigas, 193,500 shares-200 shares directly and 193,300 shares through SHHH; Timothy J. Rigas, 193,500 shares-200 shares directly and 193,300 shares through SHHH; James P. Rigas, 193,300 shares indirectly through SHHH. John J. Rigas shares voting power with his spouse with respect to 106,300 of such shares held through SHHH. Each of John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James P. Rigas also share voting and dispositive power with respect to 4,465,953 shares of Class A Common Stock beneficially owned by Highland Communications, L.L.C., 9,433,962 shares of Class A Common Stock deemed to be beneficially owned by Highland Preferred Communications, L.L.C., and 1,458,151 shares of Class A Common Stock held by SHHH. See notes (h) and
   (i) below.

(b) After giving effect to the conversion solely by each individual holder of all of his Class B Common Stock into Class A Common Stock and including all shares of Class A Common Stock, and the conversion into Class A Common Stock of Convertible Preferred Stock, currently held by such individual holder or over which such individual holder has or shares voting or investment power as disclosed in note (a) above or notes (h) and (i) below, the percentage of Class A Common Stock owned by John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James P. Rigas, and by all executive officers and directors as a group (eight persons), would be 62.9%, 58.0%, 58.0%, 57.0% and 67.3%, respectively. Further, after giving effect to an additional 4,966,540 shares of Class A Common Stock of which John J. Rigas has the right to direct the voting in the election of directors pursuant to the Class B Stockholders Agreement discussed in the paragraph following this table (and assuming the parties to such agreement converted their Class B Common Stock into Class A Common Stock), as to all of which additional shares John J. Rigas disclaims beneficial ownership, the percentage of Class A Common Stock owned by John J. Rigas would be 67.5%.

(c) The amounts shown include 97,949 of the same shares which are owned of record by Dorellenic, and such shares are only included once for "All executive officers and directors as a group." The named Rigas individuals have shared voting and investment power with respect to these shares.

(d) Each of John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James P. Rigas will also share voting and dispositive power with respect to 4,090,315 shares of Class A Common Stock that will be purchased by Highland Holdings ("Highland") or its subsidiaries in the Direct Placement and will be deemed to be beneficially owned by Highland. See note (i) below.

(e) After giving effect to the conversion solely by each individual holder of all of his Class B Common Stock into Class A Common Stock and including all shares of Class A Common Stock, and the conversion into Class A Common Stock of Convertible Preferred Stock, held by such individual holder or over which such individual holder has or shares voting or investment power after the Public Offerings and Direct Placement, as disclosed in notes
    (a), (d), (h) and (i) to this table, the percentage of Class A Common Stock owned by John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James
    P. Rigas, and by all executive officers and directors as a group (eight persons), would be 60.4%, 56.3%, 56.3%, 55.4% and 64.3%, respectively.
    Further, after giving effect to an additional 4,966,540 shares of Class A Common Stock of which John J. Rigas has the right to direct the voting in the election of directors pursuant to the Class B Stockholders Agreement discussed in the paragraph following this table (and assuming the parties to such agreement converted their Class B Common Stock into Class A Common Stock), as to all of which additional shares John J. Rigas disclaims beneficial ownership, the percentage of Class A Common Stock owned by John
    J. Rigas would be 64.5%.

(f) Daniel R. Milliard shares voting and investment power with his spouse with respect to these shares.

(g) Less than 1%.

(h) SHHH, Doris Holdings, L.P. ("Doris"), the general partner of SHHH, and Eleni Acquisition, Inc., the general partner of Doris, are affiliates of John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James P. Rigas, each of whom has shared voting and investment power with respect to the shares held by SHHH. In addition, through irrevocable proxies, each of the above-named individuals shares with SHHH the power to vote or direct the vote of such number of shares of Class A Common Stock held by as is specified in note (a) above.

(i) Highland Communications, L.L.C. and Highland Preferred Communications, L.L.C. beneficially own shares of Class A Common Stock and are wholly owned subsidiaries of Highland, which may be deemed to share voting and investment power with respect to the shares held by its wholly owned subsidiaries. See note (a) above. Highland, as beneficially owned, is a general partnership, the general partners of which include John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas and Ellen K. Rigas, each of whom is deemed to share voting and investment power with respect to the shares held by Highland and its subsidiaries, including shares purchased by Highland and its subsidiaries in the Direct Placement. The amount shown includes, and the percentage shown reflects, 9,433,962 shares of Class A Common Stock into which 80,000 shares of the Company's Convertible Preferred Stock held by Highland Preferred Communications, L.L.C. is convertible.

(j) As a holder of Class B Common Stock, Ellen K. Rigas is deemed to be the beneficial owner of an equal number of shares of Class A Common Stock because Class B Common Stock is convertible into Class A Common Stock on a one-to-one basis. In addition, Ellen K. Rigas owns 1,600 shares of Class A Common Stock directly and shares voting and investment power with respect to 13,899,915 shares of Class A Common Stock held by Highland. See note
    (i) above. Ellen K. Rigas is the daughter of John J. Rigas.

(k) After giving effect to the conversion of all of Ellen K. Rigas' Class B Common Stock into shares of Class A Common Stock and including all shares of Class A Common Stock, and the conversion into Class A Common Stock of Convertible Preferred Stock, held by Ellen K. Rigas or over which Ellen K. Rigas has or shares voting or investment power as discussed in note (j) above, the percentage of Class A Common Stock owned by Ellen K. Rigas would be 47.7% before, and 48.2% after, the Public Offerings and the Direct Placement.

(l) According to a Schedule 13G and other information provided to the Company, Capital Research and Management Company, an investment adviser, exercises sole dispositive power with respect to 1,784,200 of such shares, and World Fund, Inc., an investment company which is advised by Capital Research and Management Company, has sole voting power over 1,185,800 of such shares.

(m) According to a Schedule 13D, the named entity shares voting and dispositive power over the shares with FPL Group Capital, Inc., the parent of Telesat, FPL Group, the parent of FPL Group Capital, Inc., and Cable L.P. I, Inc. and Telesat Cablevision of South Florida, Inc., subsidiaries of Telesat. Telesat is the Company's joint venture partner in Olympus and is also a holder of in excess of five percent of the Company's Class A Common Stock. The consent of both the Company and Telesat is required under the Olympus partnership agreement for certain material transactions. Mr. Dennis P. Coyle, is the nominee of Telesat for election to the Board of Directors of the Company. The amount shown above includes, as beneficially owned, 2,358,490 shares of Class A Common Stock into which 20,000 shares of the Company's Convertible Preferred Stock held by Telesat is convertible.

  John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas, Ellen K. Rigas, Daniel R. Milliard, Dorellenic and the Company have entered into a Class B Stockholders Agreement providing that such stockholders shall vote their shares of Common Stock for the election of directors designated by a majority of voting power (as defined in the Agreement) of the shares of Common Stock held by them. The Class B Stockholders Agreement also provides that, in the absence of the consent of the holders of a majority of the voting power of the shares of Common Stock owned by the parties to the Agreement, (i) none of the stockholder parties may sell, assign or transfer all or any part of their shares of Common Stock in a public sale (as defined in the Agreement) without first offering the shares to the other parties to the Agreement and (ii) no stockholder party may accept a bona fide offer from a third party to purchase shares of such stockholder without first offering the shares to the Company and then to the other parties to the Class B Stockholders Agreement. In addition, each party has certain rights to acquire the shares of Common Stock of the others under certain conditions. John J. Rigas has also entered into a Stock Purchase Agreement with the other holder of Class B Common Stock who is not a party to the Class B Stockholders Agreement which gives John J. Rigas certain rights to acquire the shares of Common Stock of such stockholder under certain conditions.

INCENTIVE PLAN

  During fiscal 1999, the Company expects to adopt, subject to any necessary stockholder or other approvals, a new long-term incentive compensation plan (the "Incentive Plan"). The Incentive Plan is expected to cover up to 3,500,000 shares of Class A Common Stock and to provide for various types of stock options, share awards, stock appreciation rights and stock equivalent or phantom units. The Company expects to issue during fiscal 1999, subject to any necessary approvals, share awards, other awards or stock options covering up to 200,000 shares for executive officers who are members of the Rigas Family, in addition to any other share awards, other awards or stock options to other officers and employees during such period.

                                 UNDERWRITING

  Under the terms and subject to the conditions in the U.S. Underwriting Agreement dated August 12, 1998 (the "U.S. Underwriting Agreement"), each of the Underwriters of the U.S. Public Offering named below (the "U.S. Underwriters"), for whom Smith Barney Inc., Goldman, Sachs & Co., NationsBanc Montgomery Securities LLC, Credit Suisse First Boston, Lehman Brothers Inc. and TD Securities (USA) Inc. are acting as the Representatives
(the "Representatives"), has severally agreed to purchase, and the Company has agreed to sell to each U.S. Underwriter, shares of Class A Common Stock which equal the number of shares set forth opposite the name of such U.S. Underwriter below:

                                                                        NUMBER
   U.S. UNDERWRITERS                                                   OF SHARES
   -----------------                                                   ---------
   Smith Barney Inc...................................................   766,000
   Goldman, Sachs & Co................................................   765,000
   NationsBanc Montgomery Securities LLC..............................   765,000
   Credit Suisse First Boston Corporation.............................   328,000
   Lehman Brothers Inc. ..............................................   328,000
   TD Securities (USA) Inc............................................   328,000
                                                                       ---------
     Total............................................................ 3,280,000
                                                                       =========

  Under the terms and subject to the conditions contained in the International Underwriting Agreement dated August 12, 1998 (the "International Underwriting Agreement"), each of the managers of the International Offering named below (the "Managers"), for whom Smith Barney Inc., Goldman Sachs International, NationsBanc Montgomery Securities LLC, Credit Suisse First Boston (Europe) Limited, Lehman Brothers International (Europe) and The Toronto-Dominion Bank are acting as the lead managers (the "Lead Managers"), has severally agreed to purchase, and the Company has agreed to sell to each Manager, shares of Class A Common Stock which equal the number of shares set forth opposite the name of such Manager below:

                                                                        NUMBER
   MANAGERS                                                            OF SHARES
   --------                                                            ---------
   Smith Barney Inc...................................................  191,334
   Goldman Sachs International........................................  191,333
   NationsBanc Montgomery Securities LLC..............................  191,333
   Credit Suisse First Boston (Europe) Limited........................   82,000
   Lehman Brothers International (Europe).............................   82,000
   The Toronto-Dominion Bank..........................................   82,000
                                                                        -------
     Total............................................................  820,000
                                                                        =======

  The U.S. Underwriters and the Managers (collectively, the "Underwriters") initially propose to offer part of the shares of Class A Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and part to certain dealers at a price that represents a concession not in excess of $.86 per share below the public offering price. The U.S. Underwriters and the Managers may allow, and such dealers may reallow, a concession not in excess of $.10 per share to the other U.S. Underwriters or Managers, respectively, or to certain other dealers. After the offering of shares to the public, the public offering price and such concessions may be changed by the U.S. Underwriters and the Managers. The Representatives and the Lead Managers have advised the Company that the U.S. Underwriters and the Managers do not intend to confirm sales of any shares of Class A Common Stock to accounts over which they exercise discretionary authority.

  The Company has granted to the U.S. Underwriters and the Managers an option, exercisable for 30 days from the date of this Prospectus Supplement, to purchase up to an aggregate of 615,000 additional shares of Class A Common Stock at the public offering price set forth on the cover page of this Prospectus Supplement less underwriting discounts and commissions. The U.S. Underwriters and the Managers may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the shares offered hereby. To the extent such option is exercised, each U.S. Underwriter and each Manager will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite such U.S. Underwriter's or Manager's name in the preceding tables bears to the total number of shares in such tables.

  The Company, the U.S. Underwriters and the Managers have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  The Company and the Rigas Family have agreed that, for a period of 90 days after the date of this Prospectus Supplement, they will not, without the prior written consent of Smith Barney Inc. offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or grant any options or warrants to purchase shares of Common Stock (except for certain permitted transactions).

  The U.S. Underwriters and the Managers have entered into an Agreement between U.S. Underwriters and Managers pursuant to which each U.S. Underwriter has agreed that, as part of the distribution of the 3,280,000 shares offered in the U.S. Offering (i) it is not purchasing any such shares for the account of anyone other than a U.S. or Canadian Person and (ii) it has not offered or sold, and will not, offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus supplement relating to the U.S. Offering outside the United States or Canada or to anyone other than a U.S. or Canadian Person. In addition, each Manager has agreed that as part of the distribution of the 820,000 shares offered in the International Offering:
(i) it is not purchasing any such shares for the account of any U.S. or Canadian Person and (ii) it has not offered or sold, and will not offer, sell, resell or deliver directly or indirectly, any of such shares or distribute any prospectus supplement relating to the International Offering in the United States or Canada or to any U.S. or Canadian Person. Each Manager has also agreed that it will offer to sell shares only in compliance with all relevant requirements of any applicable laws.

  The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the U.S. Underwriting Agreement, the International Underwriting Agreement and the Agreement Between U.S. Underwriters and Managers, including: (i) certain purchases and sales between the U.S. Underwriters and the Managers, (ii) certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion, (iii) purchases, offers or sales by a U.S. Underwriter who is also acting as Manager or by a Manager who is also acting as a U.S. Underwriter and (iv) other transactions specifically approved by the Representatives and the Lead Managers. As used herein, "U.S. or Canadian Person" means any resident or national of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada or any estate or trust the income of which is subject to United States or Canadian income taxation regardless of the source of its income (other than the foreign branch of any U.S. or Canadian Person), and includes any United States or Canadian branch of a person other than a U.S. or Canadian Person.

  Any offer of shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus summary in the relevant province of Canada in which such offer is made.

  Each Manager agrees that (i) it will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which will not involve an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 ("the Regulations"); (ii) it will comply with all applicable provisions of the Financial Services Act 1986 and the Regulations with respect to anything done by it in relation to the shares in, from, or otherwise involving the United Kingdom; and (iii) it will only issue or pass on to any person in the United Kingdom any document received by it in connection with the offer of the shares if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

  No action has been or will be taken in any jurisdiction by the Company or the Managers that would permit a public offering to the general public of the shares offered hereby in any jurisdiction other than the United States.

  Purchasers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the public offering price set forth on the cover page of this Prospectus Supplement.

  Pursuant to the Agreement Between U.S. Underwriters and Managers, sales may be made between the U.S. Underwriters and the Managers of such number of shares as may be mutually agreed. The price of any shares so sold shall be the public offering price as then in effect for shares being sold by the U.S. Underwriters and the Managers, less all or any part of the selling concession, unless otherwise determined by mutual agreement. To the extent that there are sales between the U.S. Underwriters and the Managers pursuant to the Agreement Between U.S. Underwriters and Managers, the number of shares initially available for sale by the U.S. Underwriters and by the Managers may be more or less than the number of shares appearing on the front cover of this Prospectus Supplement.

  Smith Barney Inc., NationsBanc Montgomery Securities LLC and TD Securities
(USA) Inc. have provided investment banking services to the Company and certain of its affiliates in the past, including from time to time acting as initial purchasers in connection with certain of the Company's or Hyperion's private offerings of debt, for which they received usual and customary fees. In addition, Smith Barney Inc., Credit Suisse First Boston Corporation and NationsBanc Montgomery Securities LLC acted as underwriters in the Hyperion IPO, for which they received usual and customary fees. Affiliates of NationsBanc Montgomery Securities LLC and TD Securities (USA) Inc. are agents and lenders under certain of the Company's credit facilities. The Underwriters may, in the future, provide investment banking services to the Company for which they will receive compensation.

  In connection with the Public Offerings and in compliance with applicable law, the Underwriters may overallot (i.e., sell more Class A Common Stock than the total amount shown on the lists of Underwriters and participations which appear above) and may effect transactions which stabilize, maintain or otherwise affect the market price of the Class A Common Stock at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the Class A Common Stock or effecting purchases of the Class A Common Stock for the purpose of pegging, fixing or maintaining the price of the Class A Common Stock or for the purpose of reducing a syndicate short position created in connection with the Public Offerings. A syndicate short position may be covered by exercise of the options described above in lieu of or in addition to open market purchases. In addition, the contractual arrangements among the Underwriters include a provision whereby, if the Representatives purchase Class A Common Stock in the open market for the account of the underwriting syndicate and the securities purchased can be traced to a particular Underwriter or member of the selling group, the underwriting syndicate may require the Underwriter or selling group member in question to purchase the Class A Common Stock in question at the cost price to the syndicate or may recover from (or decline to pay to) the Underwriter or selling group member in question the selling concession applicable to the securities in question. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

  Because more than 10% of the net proceeds from the Public Offerings and the Direct Placement may be received by affiliates of NASD members participating in the Public Offerings, the Public Offerings are being conducted in accordance with NASD Conduct Rule 2710(c)(8).

MARGIN AND PLEDGE ARRANGEMENTS

  Adelphia has entered into an agreement with the Rigas Family, pursuant to which 4,090,315 shares of Class A Common Stock will be offered and sold by Adelphia in the Direct Placement directly to a subsidiary of Highland Holdings (a partnership controlled by individual members of the Rigas Family).

  In connection with the Direct Placement, and other agreements, Highland Communications, L.L.C. and Highland Preferred Communications, L.L.C., subsidiaries of Highland Holdings, a company controlled by individual members of the Rigas Family have entered into agreements to pledge approximately 8,506,000 shares of Class A Common Stock (including shares acquired in the Direct Placement) to an affiliate of Smith Barney Inc. and up to 80,000 shares of Convertible Preferred Stock to an affiliate of NationsBanc Montgomery Securities LLC as security for margin loans pursuant to margin and pledge agreements. Pursuant to such pledge and margin loan arrangements, under certain conditions, including the failure to maintain any required collateral value, the pledgee will have, among other options, the right to cause applicable pledged shares to be sold, with the proceeds of such sale to be used to repay the amounts outstanding under any such loans. Adelphia has filed and will maintain an effective shelf registration statement covering the potential resale of any such pledged shares for the account of the applicable Rigas Family members and pledgee for so long as such loans are outstanding. Proceeds from these margin loans may be used for, among other purposes, the purchase of the shares in the Direct Placement.

                                 LEGAL MATTERS

  The legality of the Class A Common Stock offered hereby will be passed upon for the Company by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania. Attorneys of that firm who are representing Adelphia in the Public Offerings own an aggregate of 2,300 shares of Adelphia's Class A Common Stock and 1,400 shares of Hyperion's Class A Common Stock. Certain legal matters will be passed upon for the Underwriters by Latham & Watkins, New York, New York. Certain legal matters with respect to regulation and legislation concerning the cable television industry will be passed upon for the Company by Fleischman and Walsh, Washington, D.C.

                                    EXPERTS

  The consolidated financial statements of Adelphia and its subsidiaries as of March 31, 1997 and 1998, and for each of the three years in the period ended March 31, 1998, and the consolidated financial statements and the related financial statement schedules of Olympus Communications, L.P. and its subsidiaries as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, included in and/or incorporated in this Prospectus Supplement by reference to the Company's Annual Report on Form 10-K for the year ended March 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are so included and/or incorporated by reference herein, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
Independent Auditors' Report............................................... F-2
Consolidated Balance Sheets, March 31, 1997 and 1998 ...................... F-3
Consolidated Statements of Operations, Years Ended March 31, 1996, 1997,
 and 1998.................................................................. F-4
Consolidated Statements of Convertible Preferred Stock, Common Stock and
 Other
 Stockholders' Equity (Deficiency), Years Ended March 31, 1996, 1997, and
 1998 ..................................................................... F-5
Consolidated Statements of Cash Flows, Years Ended March 31, 1996, 1997,
 and 1998 ................................................................. F-6
Notes to Consolidated Financial Statements................................. F-7

                         INDEPENDENT AUDITORS' REPORT

Adelphia Communications Corporation:

  We have audited the accompanying consolidated balance sheets of Adelphia Communications Corporation and subsidiaries as of March 31, 1997 and 1998, and the related consolidated statements of operations, of convertible preferred stock, common stock and other stockholders' equity (deficiency), and of cash flows for each of the three years in the period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Adelphia Communications Corporation and subsidiaries at March 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1998 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania
June 10, 1998

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             MARCH 31,
                                                      ------------------------
                                                         1997         1998
                                                      -----------  -----------
ASSETS:
-------
Property, plant and equipment--net................... $   659,575  $   918,637
Intangible assets--net...............................     650,533      695,104
Cash and cash equivalents............................      61,539      276,895
U.S. government securities--pledged..................          --       70,535
Investments..........................................     117,996      127,827
Preferred equity investment in Managed Partnership...      18,338       18,338
Subscriber receivables--net..........................      24,692       30,551
Prepaid expenses and other assets--net...............      80,355      114,526
Related party receivables--net.......................      30,798       52,258
                                                      -----------  -----------
    Total............................................ $ 1,643,826  $ 2,304,671
                                                      ===========  ===========
LIABILITIES, PREFERRED STOCK, COMMON STOCK AND
----------------------------------------------
OTHER STOCKHOLDERS' EQUITY (DEFICIENCY):
----------------------------------------
Subsidiary debt...................................... $ 1,369,367  $ 1,329,471
Parent debt..........................................   1,174,672    1,580,274
Accounts payable.....................................      56,961       65,019
Subscriber advance payments and deposits.............      16,004       17,129
Accrued interest and other liabilities...............     127,938      125,824
Deferred income taxes................................     110,097      116,351
                                                      -----------  -----------
    Total liabilities................................   2,855,039    3,234,068
                                                      -----------  -----------
Cumulative equity in loss in excess of investment in
 and amounts due from Olympus........................      42,668       31,202
                                                      -----------  -----------
Hyperion redeemable exchangeable preferred stock.....          --      207,204
                                                      -----------  -----------
Redeemable exchangeable preferred stock..............          --      148,062
                                                      -----------  -----------
Commitments and contingencies (Note 5)
Convertible preferred stock, common stock and
 other stockholders' equity (deficiency):
8 1/8% Series C convertible preferred stock
 ($100,000 liquidation preference)...................          --            1
Class A common stock, $.01 par value, 200,000,000
 shares authorized,
 16,130,880 and 20,043,528 shares outstanding,
 respectively........................................         161          200
Class B common stock, $.01 par value, 25,000,000
 shares authorized, 10,944,476 shares outstanding....         109          109
Additional paid-in capital...........................     219,408      331,263
Accumulated deficit..................................  (1,473,559)  (1,647,438)
                                                      -----------  -----------
  Convertible preferred stock, common stock and other
   stockholders' equity (deficiency).................  (1,253,881)  (1,315,865)
                                                      -----------  -----------
    Total............................................ $ 1,643,826  $ 2,304,671
                                                      ===========  ===========

                See notes to consolidated financial statements.

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    YEAR ENDED MARCH 31,
                                                -------------------------------
                                                  1996       1997       1998
                                                ---------  ---------  ---------
Revenues......................................  $ 403,597  $ 472,778  $ 528,442
                                                ---------  ---------  ---------
Operating expenses:
  Direct operating and programming............    124,116    148,982    167,288
  Selling, general and administrative.........     68,357     81,763     95,731
  Depreciation and amortization...............    111,031    124,066    145,041
  Rate regulation.............................      5,300         --         --
                                                ---------  ---------  ---------
    Total.....................................    308,804    354,811    408,060
                                                ---------  ---------  ---------
Operating income..............................     94,793    117,967    120,382
                                                ---------  ---------  ---------
Other income (expense):
  Priority investment income from Olympus.....     28,852     42,086     47,765
  Interest expense--net (see Note 1)..........   (200,068)  (232,325)  (247,107)
  Equity in loss of Olympus and other joint
   ventures...................................    (41,965)   (51,946)   (66,089)
  Equity in loss of Hyperion joint ventures...     (4,292)    (7,223)   (12,967)
  Hyperion preferred stock dividends..........         --         --    (12,682)
  Gain on sale of investments.................         --     12,151      2,538
                                                ---------  ---------  ---------
    Total.....................................   (217,473)  (237,257)  (288,542)
                                                ---------  ---------  ---------
Loss before income taxes and extraordinary
 loss.........................................   (122,680)  (119,290)  (168,160)
Income tax benefit............................      2,786        358      5,606
                                                ---------  ---------  ---------
Loss before extraordinary loss................   (119,894)  (118,932)  (162,554)
Extraordinary loss on early retirement of
 debt.........................................         --    (11,710)   (11,325)
                                                ---------  ---------  ---------
Net loss......................................   (119,894)  (130,642)  (173,879)
Dividend requirements applicable to preferred
 stock........................................         --         --    (18,850)
                                                ---------  ---------  ---------
Net loss applicable to common stockholders....  $(119,894) $(130,642) $(192,729)
                                                =========  =========  =========
Basic and diluted loss per weighted average
 share of common stock before extraordinary
 loss.........................................  $   (4.56) $   (4.50) $   (6.07)
Basic and diluted extraordinary loss per
 weighted average share on early retirement of
 debt.........................................         --      (0.44)     (0.38)
                                                ---------  ---------  ---------
Basic and diluted net loss per weighted
 average share of common stock................  $   (4.56) $   (4.94) $   (6.45)
                                                =========  =========  =========
Weighted average shares of common stock
 outstanding (in thousands)...................     26,305     26,411     29,875
                                                =========  =========  =========

                See notes to consolidated financial statements.

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
      CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK, COMMON STOCK
                  AND OTHER STOCKHOLDERS' EQUITY (DEFICIENCY)

                             (DOLLARS IN THOUSANDS)

                           SERIES C   CLASS  CLASS
                          CONVERTIBLE   A      B    ADDITIONAL
                           PREFERRED  COMMON COMMON  PAID-IN   ACCUMULATED
                             STOCK    STOCK  STOCK   CAPITAL     DEFICIT       TOTAL
                          ----------- ------ ------ ---------- -----------  -----------
Balance, March 31, 1995.     $ --      $149   $109   $211,190  $(1,223,023) $(1,011,575)
  Issuance of Class A
   common stock on April
   3, 1995..............       --         5     --      4,995           --        5,000
  Excess of purchase
   price of
   acquired assets over
   predecessor owners'
   book
   value................       --        --     --     (1,770)          --       (1,770)
  Net loss..............       --        --     --         --     (119,894)    (119,894)
                             ----      ----   ----   --------  -----------  -----------
Balance, March 31, 1996.       --       154    109    214,415   (1,342,917)  (1,128,239)
  Issuance of Class A
   common
   stock on February 10,
   1997.................       --         7     --      4,993           --        5,000
  Net loss..............       --        --     --         --     (130,642)    (130,642)
                             ----      ----   ----   --------  -----------  -----------
Balance, March 31, 1997.       --       161    109    219,408   (1,473,559)  (1,253,881)
  Issuance of Class A
   common
   stock on June 20,
   1997.................       --        36     --     24,964           --       25,000
  Issuance of Class A
   common stock on March
   6, 1998..............       --         3     --      8,828           --        8,831
  Issuance of Series C
   convertible
   preferred stock on
   July 7, 1997.........        1        --     --     96,999           --       97,000
  Dividend requirements
   applicable
   to exchangeable
   preferred stock......       --        --     --    (14,246)          --      (14,246)
  Dividend requirements
   applicable to
   convertible preferred
   stock................       --        --     --     (4,604)          --       (4,604)
  Other.................       --        --     --        (86)          --          (86)
  Net loss..............       --        --     --         --     (173,879)    (173,879)
                             ----      ----   ----   --------  -----------  -----------
Balance, March 31, 1998.     $  1      $200   $109   $331,263  $(1,647,438) $(1,315,865)
                             ====      ====   ====   ========  ===========  ===========

                See notes to consolidated financial statements.

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                   YEAR ENDED MARCH 31,
                                               -------------------------------
                                                 1996       1997       1998
                                               ---------  ---------  ---------
Cash flows from operating activities:
 Net loss..................................... $(119,894) $(130,642) $(173,879)
 Adjustments to reconcile net loss to net
  cash provided by operating activities:
   Depreciation...............................    70,890     78,328     93,688
   Amortization...............................    40,141     45,738     51,353
   Noncash interest expense...................    16,288     41,360     37,430
   Noncash dividends on Hyperion preferred
    stock.....................................        --         --     12,682
   Equity in loss of Olympus and other joint
    ventures..................................    41,965     51,946     66,089
   Equity in loss of Hyperion nonconsolidated
    joint ventures............................     4,292      7,223     12,967
   Rate regulation............................     2,700         --         --
   Gain on sale of investments................        --    (12,151)    (2,538)
   Extraordinary loss on early retirement of
    debt......................................        --     11,710     11,325
   Decrease in deferred taxes, net of effects
    of acquisitions...........................    (3,930)      (500)    (6,305)
   Changes in operating assets and
    liabilities, net of effects of
    acquisitions:
     Subscriber receivables...................    (3,370)      (813)    (4,351)
     Prepaid expenses and other assets........   (14,465)   (27,858)   (23,437)
     Accounts payable.........................    23,796     (9,784)     4,282
     Subscriber advance payments and deposits.    (1,788)     1,298        658
     Accrued interest and other liabilities...     7,662    (12,854)   (13,694)
                                               ---------  ---------  ---------
Net cash provided by operating activities.....    64,287     43,001     66,270
                                               ---------  ---------  ---------
Cash flows used for investing activities:
 Acquisitions.................................   (60,804)  (143,412)  (146,546)
 Expenditures for property, plant and
  equipment...................................  (100,089)  (129,609)  (183,586)
 Investments in Hyperion joint ventures.......   (12,815)   (34,769)   (64,260)
 Investments in other joint ventures..........   (11,518)   (16,646)   (22,591)
 Investment in U.S. government securities--
  pledged.....................................        --         --    (83,400)
 Sale of U.S. government securities--pledged..        --         --     15,653
 Amounts invested in and advanced to Olympus
  and related parties.........................    (4,236)    (9,229)   (91,468)
 Proceeds from sale of investments............        --     11,618     12,678
                                               ---------  ---------  ---------
Net cash used for investing activities........  (189,462)  (322,047)  (563,520)
                                               ---------  ---------  ---------
Cash flows from financing activities:
 Proceeds from debt...........................   273,508  1,280,649  1,298,137
 Repayments of debt...........................  (138,694)  (933,517)  (977,591)
 Costs associated with debt financings........    (3,875)   (20,236)   (20,498)
 Premium paid on early retirement of debt.....        --     (8,207)   (12,153)
 Proceeds from Hyperion's issuance of
  warrants....................................        --     11,087         --
 Issuance of redeemable exchangeable
  preferred stock.............................        --         --    147,976
 Issuance of convertible preferred stock......        --         --     97,000
 Issuance of Hyperion redeemable exchangeable
  preferred stock.............................        --         --    194,522
 Preferred stock dividends paid...............        --         --    (14,787)
                                               ---------  ---------  ---------
Net cash provided by financing activities.....   130,939    329,776    712,606
                                               ---------  ---------  ---------
Increase in cash and cash equivalents.........     5,764     50,730    215,356
Cash and cash equivalents, beginning of year..     5,045     10,809     61,539
                                               ---------  ---------  ---------
Cash and cash equivalents, end of year........ $  10,809  $  61,539  $ 276,895
                                               =========  =========  =========
Supplemental disclosure of cash flow
 activity--
 Cash payments for interest................... $ 198,369  $ 203,939  $ 220,888
                                               =========  =========  =========

                See notes to consolidated financial statements.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 The Company and Basis for Consolidation

  Adelphia Communications Corporation and subsidiaries ("Adelphia") owns, operates and manages cable television systems and other related telecommunications businesses. Adelphia's operations consist primarily of selling video programming which is distributed to subscribers for a monthly fee through a network of fiber optic and coaxial cables. These services are offered in the respective franchise areas under the name Adelphia. Hyperion Telecommunications, Inc. ("Hyperion") is a consolidated subsidiary of Adelphia which owns operates and manages entities which provide competitive local exchange carrier ("CLEC") telecommunications services.

  The consolidated financial statements include the accounts of Adelphia and its more than 50% owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  During the years ended March 31, 1996, 1997 and 1998, Adelphia consummated several acquisitions, each of which was accounted for using the purchase method. Accordingly, the financial results of each acquisition have been included in the consolidated results of Adelphia effective with the date acquired.

  On April 12, 1995, Adelphia acquired cable systems from Clear Channels Cable TV. These systems served approximately 10,700 subscribers at the acquisition date located in Kittanning, New Bethlehem and Freeport, Pennsylvania and were purchased for an aggregate price of $17,456.

  On January 9, 1996, Adelphia acquired cable systems from Eastern Telecom Corporation and Robinson Cable TV, Inc. These systems served approximately 24,000 subscribers at the acquisition date located in western Pennsylvania and were purchased for an aggregate price of $43,000.

  On April 1, 1996, Adelphia acquired cable systems from Cable TV Fund 11-B, Ltd. These systems served approximately 39,700 subscribers at the acquisition date located in the New York counties of Erie and Niagara and were purchased for an aggregate price of $84,267.

  On July 12, 1996, Adelphia acquired cable systems from First Carolina Cable TV, L.P. These systems served approximately 32,500 subscribers at the acquisition date primarily located in Vermont and were purchased for an aggregate price of $48,500.

  On February 10, 1997, Adelphia acquired the cable systems from Small Cities Cable Television, L.P. and Small Cities Cable Television, Inc. (collectively, "Small Cities"). These systems served approximately 6,000 subscribers at the acquisition date, primarily located in Vermont and were purchased for an aggregate price of $12,000 in cash and Adelphia Class A Common Stock.

  On June 20, 1997, Adelphia acquired cable systems from Booth Communications Company ("Booth"). These systems served approximately 25,800 subscribers at the acquisition date in the Virginia cities of Blacksburg and Salem and were purchased for an aggregate price of $54,500 in cash and Adelphia Class A Common Stock.

  On September 12, 1997, Hyperion consummated an agreement with Time Warner Entertainment-Advance/Newhouse ("TWEAN") to exchange interests in four New York CLEC networks. As a result of the transaction, Hyperion paid TWEAN $7,638 and increased its ownership in the networks serving Buffalo and Syracuse, New York to 60% and 100%, respectively, and eliminated its interest in the Albany and Binghamton networks, which became wholly owned by TWEAN.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  On November 7, 1997, Adelphia acquired approximately 61% of the partnership interests in two cable systems from U.S. Cable Corporation. These systems served approximately 20,300 subscribers at the acquisition date in the western New York area and were purchased for an aggregate price of $20,737.

  On November 22, 1997, Adelphia acquired a cable system from Memphrecom, Inc. This system served approximately 3,400 subscribers at the acquisition date in Vermont and was purchased for an aggregate price of $8,096.

  On December 3, 1997, the Company exchanged its interest in Oxford, North Carolina, a system which served approximately 4,400 subscribers, for TWEAN's interest in its DuBois, Pennsylvania system, which served approximately 3,800 subscribers.

  On December 31, 1997, Adelphia acquired 82% of the partnership interests in Tele-Media Company of Tri States, L.P. The systems acquired in this transaction served approximately 16,000 subscribers at the acquisition date in Pennsylvania, Maryland and West Virginia and were purchased for an aggregate price of $23,615.

  On February 12, 1998, Hyperion issued a warrant for 731,624 shares of Hyperion Class A Common Stock to its 50% partner in Hyperion of Harrisburg in exchange for such partnership interest.

  On February 12, 1998, Hyperion acquired the remaining partnership interests in its Buffalo, NY, Louisville, KY and Lexington, KY networks for approximately $18,300.

  On February 12, 1998, Hyperion acquired the remaining partnership interests in its Morristown and New Brunswick, NJ networks for approximately $26,328.

  On March 6, 1998, Adelphia exercised its option to purchase the remaining 15% of its Northeast Cable, Inc. system. The Company issued 341,220 shares of Class A Common Stock to the sellers in connection with this purchase.

 Investment in Olympus Joint Venture Partnership

  The investment in the Olympus joint venture partnership comprises both limited and general partner interests. The general partner interest represents a 50% voting interest in Olympus and is being accounted for using the equity method. Under this method, Adelphia's investment, initially recorded at the historical cost of contributed property, is adjusted for subsequent capital contributions and its share of the losses of the partnership as well as its share of the accretion requirements of the partnership's interests. The limited partner interest represents a preferred interest ("PLP interests") entitled to a 16.5% annual return.

  The PLP interests are nonvoting, are senior to claims of certain other partner interests, and provide for an annual priority return of 16.5%. Olympus is not required to pay the entire 16.5% return currently and priority return on PLP interests is recognized as income by Adelphia when received. Correspondingly, equity in net loss of Olympus excludes accumulated unpaid priority return (see Note 2).

 Subscriber Revenues

  Subscriber revenues are recorded in the month the service is provided.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

 Property, Plant and Equipment

  Property, plant and equipment, at cost, are comprised of the following:

                                                               MARCH 31,
                                                         ----------------------
                                                            1997        1998
                                                         ----------  ----------
     Operating plant and equipment...................... $  969,900  $1,290,915
     Real estate and improvements.......................     68,091      78,435
     Support equipment..................................     28,808      26,961
     Construction in progress...........................    134,403     171,853
                                                         ----------  ----------
                                                          1,201,202   1,568,164
     Accumulated depreciation...........................   (541,627)   (649,527)
                                                         ----------  ----------
                                                         $  659,575  $  918,637
                                                         ==========  ==========

  Depreciation is computed on the straight-line method using estimated useful lives of 5 to 12 years for operating plant and equipment and 3 to 20 years for support equipment and real estate. Additions to property, plant and equipment are recorded at cost which includes amounts for material, applicable labor and overhead, and interest. Capitalized interest amounted to $1,766, $1,727 and $5,985 for the years ended March 31, 1996, 1997 and 1998, respectively.

 Intangible Assets

  Intangible assets, at cost, net of accumulated amortization, are comprised of the following:

                                                                  MARCH 31,
                                                              -----------------
                                                                1997     1998
                                                              -------- --------
     Purchased franchises.................................... $486,887 $526,333
     Goodwill................................................   71,263   89,029
     Non-compete agreements..................................   12,937    8,705
     Purchased subscribers lists.............................   79,446   71,037
                                                              -------- --------
                                                              $650,533 $695,104
                                                              ======== ========

  A portion of the aggregate purchase price of systems acquired has been allocated to purchased franchises, purchased subscriber lists, goodwill and non-compete agreements. Purchased franchises and goodwill are amortized on the straight-line method over 40 years. Purchased subscriber lists are amortized on the straight-line method over periods which range from 5 to 10 years. Non-compete agreements are amortized on the straight-line method over their contractual lives which range from 4 to 12 years. Accumulated amortization of intangible assets amounted to $170,801 and $211,967 at March 31, 1997 and 1998, respectively.

 Cash and Cash Equivalents

  Adelphia considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Interest income on liquid investments was $1,859, $5,789 and $13,383 for the years ended March 31, 1996, 1997, and 1998, respectively. Book overdrafts of $25,700 and $20,528 existed at March 31, 1997 and 1998, respectively. These book overdrafts were reclassified as accrued interest and other liabilities and accounts payable.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

 U.S. Government Securities--Pledged

  U.S. Government Securities--Pledged consist of highly liquid investments which will be used to pay the first six semi-annual interest payments of the Hyperion 12 1/4% Senior Secured Notes. Such investments are classified as held to maturity and carrying value approximates market value.

 Investments

  The equity method of accounting is generally used to account for investments in affiliates which are greater than 20% but not more than 50% owned. Under this method, Adelphia's initial investment is recorded at cost and subsequently adjusted for the amount of its equity in the net income or losses of its affiliates. Dividends or other distributions are recorded as a reduction of Adelphia's investment. Investments in affiliates accounted for using the equity method generally reflect Adelphia's equity in their underlying assets.

  Investments in entities in which Adelphia's ownership is less than 20% and investments greater than 20% in which Adelphia does not influence the operating or financial decisions of the entity are generally accounted for using the cost method. Under the cost method, Adelphia's initial investment is recorded at cost and subsequently adjusted for the excess, if any, of dividends or other distributions received over its share of cumulative earnings. Dividends received in excess of earnings subsequent to the date the investment was made are recorded as reductions of the cost of the investment.

  The balance of Adelphia's nonconsolidated investments is as follows:

                                                               MARCH 31,
                                                           ------------------
                                                             1997      1998
                                                           --------  --------
     INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD:
     Gross investment:
       Hyperion investments in joint ventures............. $ 57,497  $ 66,647
       Paging.............................................   14,990    15,539
       Mobile communications..............................    2,470    15,387
       Other..............................................    1,751     4,706
                                                           --------  --------
         Total............................................   76,708   102,279
                                                           --------  --------
     INVESTMENTS ACCOUNTED FOR USING THE COST METHOD:
       Niagara Frontier Hockey, L.P. .....................   35,270    40,497
       SuperCable ALK International.......................    3,172     3,190
       Programming ventures...............................    2,945     1,427
       Mobile communications..............................    1,832     2,582
       Other..............................................      763       812
                                                           --------  --------
         Total............................................   43,982    48,508
                                                           --------  --------
     AVAILABLE FOR SALE INVESTMENTS RECORDED AT FAIR MAR-
      KET VALUE:
       Republic Industries, Inc...........................    9,315        --
                                                           --------  --------
     Total investments before cumulative equity in net
      losses..............................................  130,005   150,787
     Cumulative equity in net losses......................  (12,009)  (22,960)
                                                           --------  --------
     Total investments.................................... $117,996  $127,827
                                                           ========  ========

  On May 16, 1996, Hyperion sold its interest in one of its joint ventures for $11,618, resulting in a gain of $8,405. On January 23, 1997, Adelphia received 284,425 shares of Republic Industries, Inc. Common Stock ("Republic Stock") in exchange for its interest in Commonwealth Security, Inc., resulting in a gain of $3,746.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

On October 7, 1997, the Company sold its Republic Stock, on which a gain of $408 was recognized. On March 16, 1998, the Company sold its investment in the Golf Channel, resulting in a gain of $1,520.

  Certain members of the Rigas Family have entered into an agreement to acquire all the voting interests of Niagara Frontier Hockey, L.P. ("NFHLP"). In connection with the agreement, Adelphia agreed to purchase additional NFHLP capital funding notes of approximately $11,000. Closing is subject to National Hockey League and bank approvals.

 Subscriber Receivables

  An allowance for doubtful accounts of $1,345 and $1,166 has been deducted from subscriber receivables at March 31, 1997 and 1998, respectively.

 Amortization of Other Assets and Debt Discounts

  Deferred debt financing costs, included in prepaid expenses and other assets, and debt discounts, a reduction of the carrying amount of the debt, are amortized over the term of the related debt. The unamortized amounts of deferred debt financing costs included in prepaid expenses and other assets were $35,786 and $47,653 at March 31, 1997 and 1998, respectively.

 Franchise Expense

  The typical term of Adelphia's franchise agreements upon renewal is 10 years. Franchise fees range from 3% to 5% of subscriber revenues and are expensed currently.

 Net Loss Per Weighted Average Share of Common Stock

  Basic net loss per weighted average share of common stock is computed based on the weighted average number of common shares outstanding after giving effect to dividend requirements on the Company's preferred stock. Diluted net loss per common share is equal to basic net loss per common share because the Company's convertible preferred stock had an antidilutive effect for the periods presented; however, the convertible preferred stock could have a dilutive effect on earnings per share in future periods.

 Asset Impairments

  Adelphia periodically reviews the carrying value of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of assets may not be recoverable. Measurement of any impairment would include a comparison of estimated future operating cash flows anticipated to be generated during the remaining life of the assets with their net carrying value. An impairment loss would be recognized as the amount by which the carrying value of the assets exceeds their fair value.

 Noncash Financing and Investing Activities

  There were no material capital leases entered into during the year ended March 31, 1996. Capital leases entered into during the years ended March 31, 1997 and 1998 totaled $1,624 and $2,842, respectively, for Adelphia, excluding Hyperion. Hyperion entered into capital leases totaling $1,683 and $24,489, respectively, during the years ended March 31, 1997 and 1998. Reference is made to Notes 1 and 6 for descriptions of additional noncash financing and investing activities.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

 Interest Expense--Net

  Interest expense--net includes interest income of $10,623, $8,367 and $23,949 for the years ended March 31, 1996, 1997 and 1998, respectively. Interest income includes interest income from affiliates on long-term loans and for reimbursement of interest expense on revolving credit agreements, related to short term borrowings by such affiliates (see Note 11).

 Interest Rate Swaps

  Net settlement amounts under interest rate swap agreements are recorded as adjustments to interest expense during the period incurred.

 Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Recent Accounting Pronouncements

  Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," have been issued and are effective for fiscal years beginning after December 15, 1997. SFAS No. 130 defines comprehensive income and outlines certain reporting and disclosure requirements related to comprehensive income. SFAS No. 131 requires certain disclosures about business segments of an enterprise, if applicable. The adoption of SFAS No. 130 and SFAS No. 131 is not expected to have a significant effect on the Company's financial statements or disclosures. SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," has been issued and is effective for fiscal quarters beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities," has been issued and is effective for fiscal years beginning after December 15, 1998. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs. It requires such costs to be expensed as incurred. Management of the Company has not evaluated the impact of SFAS 133 or SOP 98-5.

 Reclassifications

  Certain 1996 and 1997 amounts have been reclassified to conform with the 1998 presentation.

2. RELATED PARTY INVESTMENTS AND RECEIVABLES:

  Related party receivables--net represent advances to managed partnerships (see Note 11), John J. Rigas and certain members of his immediate family, including entities they own or control (collectively, the "Rigas family"). No related party advances are collateralized.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  Cumulative equity in loss in excess of investment in and amounts due from Olympus is comprised of the following:

                                                                MARCH 31,
                                                            ------------------
                                                              1997      1998
                                                            --------  --------
     Cumulative equity in loss over investment in Olympus.  $(95,771) $(94,833)
     Amounts due from Olympus.............................    53,103    63,631
                                                            --------  --------
                                                            $(42,668) $(31,202)
                                                            ========  ========

  On March 28, 1996, ACP, Telesat, Olympus, Adelphia and certain shareholders of Adelphia entered into an agreement which amended certain aspects of the Olympus Partnership Agreement. The amendment provides for the repayment of certain amounts owed to Telesat totaling $20,000, the release of certain obligations of Telesat to Olympus and the reduction of Telesat's PLP and accrued priority return balances by $20,000. The amendment further provides for a $40,000 distribution to Adelphia as a reduction of its PLP interests and accrued priority return. These repayments and distributions were made on March 29, 1996 and were funded through internally generated funds and advances from an affiliate. At March 31, 1996, 1997 and 1998 Adelphia owned $222,860, $271,546, and $325,911 in Olympus PLP Interests, respectively.

  The major components of the financial position of Olympus as of December 31, 1996 and 1997 and March 31, 1997 and 1998 and the results of operations for the years ended December 31, 1996 and 1997 and the three months ended March 31, 1997 and 1998 were as follows:

                                       DECEMBER 31,            MARCH 31,
                                    --------------------  --------------------
                                      1996       1997       1997       1998
                                    ---------  ---------  ---------  ---------
                                                              (UNAUDITED)
Balance Sheet Data:
  Property, plant and equipment--
   net............................. $ 225,775  $ 265,783  $ 229,140  $ 273,162
  Total assets.....................   640,221    728,952    627,392    732,336
  Subsidiary debt..................   309,000    427,000    294,000    470,000
  Parent debt......................   200,000    200,000    200,000    200,000
  Total liabilities................   724,420    841,169    715,309    849,582
  Limited partners' interests......   407,669    488,378    427,325    508,873
  General partners' equity
   (deficiency)....................  (491,868)  (600,615)  (515,242)  (626,119)
Statement of Operations Data:
  Revenues......................... $ 159,870  $ 176,363  $  41,411  $  50,918
  Operating income.................    33,013     34,392      7,735      9,642
  Net loss.........................   (10,950)   (19,802)    (5,318)    (4,663)
  Net loss of general and limited
   partners after priority return..   (76,594)   (95,695)   (23,324)   (25,455)

  On October 6, 1993, Adelphia purchased the preferred Class B Limited Partnership Interest in Syracuse Hilton Head Holdings, L.P. ("SHHH"), a managed partnership, for a price of $18,338 from Robin Media Group. SHHH is a joint venture of the Rigas Family and Tele-Communications, Inc. ("TCI"), which owns systems managed by Adelphia. The Class B Limited Partnership Interest has a preferred return annually which is payable on a current basis at the option of SHHH, and is senior in priority to the partnership interests of the Rigas family and TCI. Preferred return on the Class B Limited Partner Interest in SHHH totaled $2,645, $3,066 and $3,750 and is included in revenues for the years ended March 31, 1996, 1997 and 1998, respectively.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  During the year ended March 31, 1994, Adelphia made loans in the net amount of $15,000 to SHHH, to facilitate the acquisition of cable television systems serving Palm Beach County, Florida from unrelated parties. During fiscal year 1995, Adelphia sold its investment in Tele-Media Investment Partnership, L.P. ("TMIP") to SHHH for $13,000. On January 31, 1995, a wholly owned subsidiary of Adelphia received a $20,000 preferred investment from SHHH to facilitate the acquisition of TMV cable properties.

3. DEBT:

SUBSIDIARY DEBT

                                                                 MARCH 31,
                                                           ---------------------
                                                              1997       1998
                                                           ---------- ----------
     Notes to banks and institutions...................... $1,159,500 $  827,725
     13% Senior Discount Notes of Hyperion due 2003.......    187,173    215,213
     12 1/4% Senior Secured Notes of Hyperion due 2004....         --    250,000
     Other subsidiary debt................................     22,694     36,533
                                                           ---------- ----------
         Total subsidiary debt............................ $1,369,367 $1,329,471
                                                           ========== ==========

 Notes to Banks and Institutions

  The amount of borrowings available to Adelphia under its revolving credit agreements is generally based upon the subsidiaries achieving certain levels of operating performance. Adelphia had commitments from banks for additional borrowings of up to $235,620 at March 31, 1998 which expire through December 31, 2004. Adelphia pays commitment fees of up to .5% of unused principal.

  Borrowings under most of these credit arrangements of subsidiaries are collateralized by a pledge of the stock in their respective subsidiaries, and, in some cases, by other assets. These agreements limit, among other things, additional borrowings, investments, transactions with affiliates and other subsidiaries, and the payment of dividends and fees by the subsidiaries. The agreements also require maintenance of certain financial ratios by the subsidiaries. Several of the subsidiaries' agreements, along with the notes of the parent company, contain cross default provisions. At March 31, 1998, approximately $442,000 of the net assets of subsidiaries would be permitted to be transferred to the parent company in the form of dividends, priority return and loans without the prior approval of the lenders based upon the results of operations of such subsidiaries for the quarter ended March 31, 1998. The subsidiaries are permitted to pay management fees to the parent company or other subsidiaries. Such fees are limited to a percentage of the subsidiaries' revenues.

  A subsidiary of Adelphia is a co-borrower with a managed partnership under a $200,000 credit agreement. Each of the co-borrowers is liable for all borrowings under this credit agreement, although the lenders have no recourse against Adelphia other than against Adelphia's interest in such subsidiary.

  Notes to banks and institutions mature at various dates through 2005. Bank debt interest rates are based upon one or more of the following rates at the option of Adelphia: prime rate plus 0% to 1.75%; certificate of deposit rate plus 1.125% to 2.125%; or LIBOR plus .625% to 2.75%. Total bank debt with interest rates under these options was $813,200 and $644,000 at March 31, 1997 and 1998, respectively. At March 31, 1997 and 1998, the weighted average interest rate on notes payable to banks and institutions was 8.83% and 8.11%, respectively. At March 31, 1997 and 1998, the rates on 45.5% and 28.8%, respectively, of Adelphia's notes payable to banks and institutions were fixed for at least one year through the terms of the notes or interest rate swap agreements. During fiscal 1997, as a result of a bank refinancing, Adelphia recognized an extraordinary loss on early retirement of debt of $2,079 representing the write-off of unamortized debt financing costs.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

 13% Senior Discount Notes of Hyperion due 2003

  On April 15, 1996, Hyperion realized proceeds, net of discount, commissions and other transaction costs, of $168,600 upon issuance of $329,000 aggregate principal amount of unsecured 13% Senior Discount Notes due April 15, 2003 and 329,000 warrants expiring April 1, 2001 to purchase an aggregate of 1,993,638 shares of Class A Common Stock of Hyperion at $0.00308 per share. Proceeds of $11,087 were allocated to the value of the warrants. If all warrants were exercised, the warrants would represent approximately 3.73% of the common stock of Hyperion on a fully diluted basis. Proceeds were used to repay certain indebtedness to Adelphia, to make loans to certain key Hyperion officers and to fund Hyperion's expansion of its existing markets, to complete construction of new networks and to enter additional markets, including related capital expenditures, working capital requirements, operating losses and investments in joint ventures. Prior to April 15, 2001, interest on the notes is not payable in cash, but is added to principal. Thereafter, interest is payable semi-annually commencing October 15, 2001. The notes contain restrictions on Hyperion regarding, among other things, limitations on additional borrowings, issuance of equity instruments, payment of dividends and other distributions, repurchase of equity instruments or subordinated debt, liens, transactions with affiliates, sales of assets, mergers and consolidations. On or before April 15, 1999 and subject to certain restrictions, Hyperion may redeem, at its option, up to 25% of the aggregate principal amount of the notes at a price of 113% of the outstanding amount. On or after April 15, 2001, Hyperion may redeem, at its option, all or a portion of the notes at 106.5% of the outstanding amount, declining to par in 2002.

 12 1/4% Senior Secured Notes of Hyperion due 2004

  On August 27, 1997, Hyperion issued $250,000 aggregate principal amount of 12 1/4% Senior Secured Notes due September 1, 2004. The notes are collateralized through the pledge of the common stock of certain of Hyperion's wholly-owned subsidiaries. Of the proceeds to Hyperion of approximately $244,000, net of commissions and other transaction costs, $83,400 was invested in U.S. government securities and placed in an escrow account for payment in full when due of the first six scheduled semi-annual interest payments on the notes as required by the Indenture. The remainder of such proceeds will be used to fund the acquisition of increased ownership interests in certain of its networks, for capital expenditures, including the construction and expansion of new and existing networks, and for general corporate and working capital purposes. Interest is payable semi-annually commencing March 1, 1998. The notes contain restrictions and covenants similar to those pertaining to Hyperion's 13% Senior Discount Notes. On or before September 1, 2000 and subject to certain restrictions, Hyperion may redeem, at its option, up to 25% of the aggregate principal amount of the notes at a price of 112.25% of principal with the net proceeds of one or more Qualified Equity Offerings (as defined in the Indenture). On or after September 1, 2001, Hyperion may redeem, at its option, all or a portion of the notes at 106.125% of principal which declines to par in 2003.

PARENT DEBT

  Interest on the Parent Debt is due semi-annually. The Parent Debt is effectively subordinated to all liabilities of the subsidiaries and the agreements contain restrictions on, among other things, the incurrence of indebtedness, mergers and sale of assets, certain restricted payments by Adelphia, investments in affiliates and certain other affiliate transactions. The agreements further require that Adelphia maintain a ratio of debt to annualized operating cash flow not greater than 8.75 to 1.00, based on the latest fiscal quarter. Net proceeds from the issuance of notes during fiscal 1996, 1997, and 1998 were used to reduce amounts outstanding on Adelphia's

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

subsidiaries' notes payable to banks and to purchase, redeem or otherwise retire a portion of 12 1/2% Notes due 2002.

                               OUTSTANDING AS OF
                                   MARCH 31,                 FIRST
 INTEREST    ISSUE   AMOUNT  --------------------- MATURITY   CALL   FIRST CALL
   RATE      DATE    ISSUED     1997       1998      DATE     DATE      RATE
 --------   ------- -------- ---------- ---------- -------- -------- ----------
 10 1/4%    7/28/93 $110,000 $   99,322 $   99,504 7/15/00  Non-call    N/A
 12 1/2%(a) 5/14/92  400,000    277,385     69,838 5/15/02  5/15/97    106.00%
  9 1/4%    9/25/97  325,000         --    325,000 10/1/02  Non-call    N/A
  9 1/2%(b) 2/15/94  150,000    197,897    186,347 2/15/04  2/15/99    103.56%
 10 1/2%    7/07/97  150,000         --    150,000 7/15/04  Non-call    N/A
 11 7/8%    9/10/92  125,000    124,539    124,579 9/15/04  9/15/99    104.50%
  9 7/8%    3/11/93  130,000    128,255    128,407 3/01/05  Non-call    N/A
  9 7/8%    2/26/97  350,000    347,274    347,446 3/01/07  Non-call    N/A
  8 3/8%    1/15/98  150,000         --    149,153 1/15/08  Non-call    N/A
                             ---------- ----------
                             $1,174,672 $1,580,274
                             ========== ==========

--------
(a) During fiscal 1997, $122,615 of notes were reacquired through open market purchases. As a result, Adelphia recognized an extraordinary loss on early retirement of debt of $9,631, which represents the excess of reacquisition cost over the net carrying value of the related debt. On October 31, 1997, Adelphia redeemed $202,000 aggregate principal amount of notes at 106% of principal and recognized an extraordinary loss on early retirement of debt of $13,461, which represents the excess of reacquisition cost over the net carrying value of the related debt. On May 15, 1998, Adelphia redeemed the remaining $69,838 aggregate principal amount of notes at 103% of principal.

(b) On or prior to February 1999, all interest on these Senior Pay-In-Kind notes may at the option of Adelphia be paid in cash or through the issuance of additional notes valued at 100% of their principal amount. The notes will bear cash interest from February 1999 through maturity. During fiscal 1998, $20,000 of notes were reacquired through open market purchases. As a result, Adelphia recognized an extraordinary gain on early retirement of debt of $2,136.

MATURITIES OF DEBT

  The following table sets forth the mandatory reductions in principal under all debt agreements for each of the next five years based on amounts outstanding at March 31, 1998:

     Year ending March 31, 1999....................................... $128,213
     Year ending March 31, 2000.......................................   50,268
     Year ending March 31, 2001.......................................  169,288
     Year ending March 31, 2002.......................................  157,740
     Year ending March 31, 2003.......................................  573,091

  The Company intends to fund its requirements for maturities of debt through borrowings under new and existing credit arrangements and internally generated funds. Changing conditions in the financial markets may have an impact on how Adelphia will refinance its debt in the future.

INTEREST RATE SWAPS AND CAPS

  Adelphia has entered into interest rate swap agreements and interest rate cap agreements with banks, Olympus and Managed Partnerships (see Note 10) to reduce the impact of changes in interest rates on its debt.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Several of Adelphia's credit arrangements include provisions which require interest rate protection for a portion of its debt. Adelphia enters into pay-fixed agreements to effectively convert a portion of its variable-rate debt to fixed-rate debt to reduce the risk of incurring higher interest costs due to rising interest rates. Adelphia enters into receive-fixed agreements to effectively convert a portion of its fixed-rate debt to a variable-rate debt which is indexed to LIBOR to reduce the risk of incurring higher interest costs in periods of falling interest rates. Interest rate cap agreements are used to reduce the impact of increases in interest rates on variable rate debt. Adelphia is exposed to credit loss in the event of nonperformance by the banks, by Olympus or by the managed entities. Adelphia does not expect any such nonperformance. The following table summarizes the notional amounts outstanding and weighted average interest rate data, based on variable rates in effect at March 31, 1997 and 1998, for these swaps and caps, all of which expire through 1999.

                                                                 MARCH 31,
                                                             ------------------
                                                               1997      1998
                                                             --------  --------
     Pay Fixed Swaps:
     ----------------
     Notional amount........................................ $340,000  $315,000
     Average receive rate...................................     5.67%     5.87%
     Average pay rate.......................................     7.64%     7.42%
     Receive Fixed Swaps:
     --------------------
     Notional amount........................................ $ 35,000  $ 35,000
     Average receive rate...................................     5.68%     5.68%
     Average pay rate.......................................     5.50%     5.91%
     Interest Rate Caps:
     -------------------
     Notional amount........................................ $165,000  $190,000
     Average cap rate.......................................     8.30%     8.13%

4. REDEEMABLE PREFERRED STOCK:

 12 7/8% Hyperion Redeemable Exchangeable Preferred Stock

  On October 9, 1997, Hyperion issued $200,000 aggregate liquidation preference of 12 7/8% Senior Exchangeable Redeemable Preferred Stock due October 15, 2007. Proceeds to Hyperion will be used to fund the acquisition of increased ownership interests in certain of its networks, for capital expenditures, including the construction and expansion of new and existing networks, and for general corporate and working capital purposes.

  Dividends are payable quarterly commencing January 15, 1998 at 12 7/8% of the liquidation preference of outstanding preferred stock. Through October 15, 2002, dividends are payable in cash or additional shares of preferred stock at Hyperion's option. Subsequent to October 15, 2002, dividends are payable in cash. The preferred stock ranks junior in right of payment to all indebtedness of Hyperion, its Subsidiaries and Joint Ventures. On or before October 15, 2000, and subject to certain restrictions, Hyperion may redeem, at it option, up to 35% of the initial aggregate liquidation preference of the preferred stock originally issued with the net cash proceeds of one or more Qualified Equity Offerings (as defined in the Certificate of Designation) at a redemption price equal to 112.875% of the liquidation preference per share of the preferred stock, plus, without duplication, accumulated and unpaid dividends to the date of redemption; provided that, after any such redemption, there are remaining outstanding shares of preferred stock having an aggregate liquidation preference of at least 65% of the initial aggregate liquidation preference of the preferred stock originally issued. On or after October 15, 2002, Hyperion may redeem, at its option, all or a portion of the preferred stock at 106.438% of the liquidation preference thereof declining to 100% of the liquidation preference in 2005. Hyperion is required to

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

redeem all of the shares of preferred stock outstanding on October 15, 2007 at a redemption price equal to 100% of the liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of redemption. The preferred stock contain restrictions and covenants similar to Hyperion's 13% Senior Discount Notes.

  Hyperion may, at its option, on any dividend payment date, exchange in whole, but not in part, the then outstanding shares of preferred stock for 12 7/8% Senior Subordinated Debentures due October 15, 2007 which have provisions consistent with the provisions of the preferred stock. Hyperion satisfied the dividend requirements on this preferred stock by issuing 6,860 additional shares of Preferred Stock in January 1998.

 13% Exchangeable Redeemable Preferred Stock

  On July 7, 1997, Adelphia issued $150,000 aggregate liquidation preference of 13% Cumulative Exchangeable Preferred Stock due July 15, 2009. Proceeds were used to reduce amounts outstanding on Adelphia's subsidiaries' notes payable to banks and institutions.

  Dividends are payable semi-annually commencing January 15, 1998 at 13% of the liquidation preference of outstanding preferred stock. Dividends are payable in cash with any accumulated unpaid dividends bearing interest at 13% per annum. The preferred stock ranks junior in right of payment to all indebtedness of Adelphia. On or before July 15, 2000, Adelphia may redeem, at its option, up to 33% of the initial aggregate liquidation preference of the preferred stock originally issued with the net cash proceeds of one or more common equity offerings at a redemption price equal to 113% of the liquidation preference per share of the preferred stock, plus, without duplication, accumulated and unpaid dividends to the date of redemption; provided that, after any such redemption, there are remaining outstanding shares of preferred stock having an aggregate liquidation preference of at least 67% of the initial aggregate liquidation preference of the preferred stock originally issued. On or after July 15, 2002, Adelphia may redeem, at its option, all or a portion of the preferred stock at 106.500% of the liquidation preference thereof declining to 100% of the liquidation preference in 2008. Adelphia is required to redeem all of the shares of preferred stock outstanding on July 15, 2009 at a redemption price equal to 100% of the liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of redemption. The preferred stock contains restrictions and covenants similar to Adelphia's parent debt.

  Adelphia may, at its option, on any dividend payment date, exchange in whole or in part (subject to certain restrictions), the then outstanding shares of preferred stock for 13% Senior Subordinated Exchange Debentures due July 15, 2009 which have provisions consistent with the provisions of the preferred stock. The Company paid cash dividends on this preferred stock of $10,183 during the year ended March 31, 1998.

5. COMMITMENTS AND CONTINGENCIES:

  Adelphia rents office and studio space, tower sites, and space on utility poles under leases with terms which are generally less than one year or under agreements that are generally cancelable on short notice. Total rental expense under all operating leases aggregated $4,687, $6,232 and $7,420 for the years ended March 31, 1996, 1997 and 1998, respectively.

  In connection with certain obligations under franchise agreements, Adelphia obtains surety bonds guaranteeing performance to municipalities and public utilities. Payment is required only in the event of nonperformance. Management believes Adelphia has fulfilled all of its obligations such that no payments under surety bonds have been required.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  On January 8, 1998, Adelphia signed a definitive agreement to establish a partnership into which Tele-Communications, Inc. ("TCI") will contribute its cable systems in Buffalo, New York; Erie, Pennsylvania; and Ashtabula and Lake County, Ohio, totaling approximately 166,000 subscribers, and Adelphia will contribute its Western New York and Lorain, Ohio systems, totaling approximately 298,000 subscribers. Upon closing of the transaction, TCI will hold a minority interest in the partnership. Adelphia will manage the partnership and will consolidate the partnership's results for financial reporting purposes. The Company expects that the transaction will close prior to September 30, 1998.

  On March 2, 1998, Adelphia entered into a definitive agreement for the purchase of cable television systems from Marcus Cable, Inc. These systems will be acquired for $150,000 cash and serve approximately 62,000 subscribers in Connecticut and Virginia. The acquisition, which will be accounted for under the purchase method of accounting, is expected to close during fiscal year 1999.

  The cable television industry and Adelphia are subject to extensive regulation at the federal, state and local levels. Pursuant to the 1992 Cable Act, which significantly expanded the scope of regulation of certain subscriber rates and a number of other matters in the cable industry the FCC has adopted rate regulations that establish, on a system-by-system basis, maximum allowable rates for (i) basic and cable programming services (other than programming offered on a per-channel or per-program basis), based upon a benchmark methodology, or, in the alternative, a cost of service showing, and
(ii) associated equipment and installation services based upon cost plus a reasonable profit. Under the FCC rules, franchising authorities are authorized to regulate rates for basic services and associated equipment and installation services, and the FCC will regulate rates for regulated cable programming services in response to complaints filed with the agency. The original rate regulations became effective on September 1, 1993. Several amendments to the rate regulations have subsequently been added.

  The FCC has adopted regulations implementing all of the requirements of the 1992 Cable Act. The FCC is also likely to continue to modify, clarify or refine the rate regulations. The Telecommunications Act of 1996 (the "1996 Act") deregulates the rates for cable programming services on March 31, 1999. Adelphia cannot predict the effect or outcome of the future rulemaking proceedings, changes to the rate regulations, or litigation.

6. CONVERTIBLE PREFERRED STOCK, COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY (DEFICIENCY):

 Convertible Preferred Stock

  On July 7, 1997, Adelphia issued 100,000 shares of 8 1/8% Series C Cumulative Convertible Preferred Stock with a par value of $.01 per share and an aggregate liquidation preference of $100,000 of which $80,000 was sold to a Rigas family affiliate and the remainder was sold to a wholly owned subsidiary of FPL Group, Inc., an affiliate of Olympus. The preferred stock accrues dividends at the rate of 8 1/8% of the liquidation preference per annum, and is convertible at $8.48 per share into an aggregate of 11,792,450 shares of Class A Common Stock of Adelphia. The preferred stock is redeemable at the option of Adelphia on or after August 1, 2000 at 104% of the liquidation preference declining to 100% of the liquidation preference in 2002. The Company paid cash dividends on this preferred stock of $4,605 during the year ended March 31, 1998.

 Common Stock

  On April 3, 1995, Olympus purchased from Adelphia, through a charge to its receivable balance with Adelphia, 457,300 shares of Adelphia Class A Common Stock for $5,000. Olympus used the stock in the acquisition of the cable and security systems of WB Cable Associates, Ltd.

  On February 10, 1997, Adelphia issued 766,871 shares of Class A Common Stock in connection with the acquisition of Small Cities (see Note 1).

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  On June 20, 1997, Adelphia issued 3,571,428 shares of Class A Common Stock in connection with the acquisition of Booth (see Note 1).

  On March 6, 1998, Adelphia issued 341,220 shares of Class A Common Stock in connection with exercising its option to purchase the remaining 15% of its Northeast Cable, Inc. system (see Note 1).

  The Certificate of Incorporation of Adelphia authorizes two classes of common stock, Class A and Class B. Holders of Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, except (i) for the election of directors and (ii) as otherwise provided by law. In the annual election of directors, the holders of Class A Common Stock voting as a separate class, are entitled to elect one of Adelphia's directors. In addition, each share of Class B Common Stock is automatically convertible into a share of Class A Common Stock upon transfer, subject to certain limited exceptions. In the event a cash dividend is paid, the holders of Class A Common Stock will be paid 105% of the amount payable per share for each share of Class B Common Stock.

  Upon liquidation, dissolution or winding up of Adelphia, the holders of Class A Common Stock are entitled to a preference of $1.00 per share. After such amount is paid, holders of Class B Common Stock are entitled to receive $1.00 per share. Any remaining amount would then be shared ratably by both classes.

 Restricted Stock Bonus Plan

  Adelphia has reserved 500,000 shares of Class A Common Stock for issuance to officers and other key employees at the discretion of the Compensation Committee of the Board of Directors. The bonus shares will be awarded without any cash payment by the recipient unless otherwise determined by the Compensation Committee. Shares awarded under the plan vest over a five year period. No awards have been made under the plan.

 Stock Option Plan

  Adelphia has a stock option plan, which provides for the granting of options to purchase up to 200,000 shares of Adelphia's Class A Common Stock to officers and other key employees of the Company and its subsidiaries. Options may be granted at an exercise price equal to the fair market value of the shares on the date of grant. The plan permits the granting of tax-qualified incentive stock options, in addition to non-qualified stock options. Options outstanding under the plan may be exercised by paying the exercise price per share through various alternative settlement methods. No stock options have been granted under the plan.

7. EMPLOYEE BENEFIT PLANS:

 Savings Plan

  Adelphia has a savings plan (401(k)) which provides that eligible full-time employees may contribute from 3% to 16% of their pre-tax compensation subject to certain limitations. Adelphia makes matching contributions not exceeding 1.5% of each participant's pre-tax compensation. Adelphia's matching contributions amounted to $350, $638 and $687 for the years ended March 31, 1996, 1997 and 1998, respectively.

 Hyperion Long-Term Incentive Compensation Plan

  On October 3, 1996, Hyperion adopted its 1996 Long-Term Incentive Compensation Plan (the "1996 Plan"). The 1996 Plan provides for the granting of (i) options which qualify as "incentive stock options" within

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

the meaning of Section 422 of the Internal Revenue Code of 1986, as amended,
(ii) options which do not so qualify, (iii) share awards (with or without restrictions on vesting), (iv) stock appreciation rights and (v) stock equivalent or phantom units. The number of shares of Hyperion Class A Common Stock available for issuance initially was 5,687,500. Such number is to increase each year by 1% of outstanding shares of all classes of Hyperion Common Stock, up to a maximum of 8,125,000 shares. Options, awards and units may be granted under the 1996 Plan to directors, officers, employees and consultants. The 1996 Plan provides that incentive stock options must be granted with an exercise price of not less than the fair market value of the underlying Hyperion Common Stock on the date of grant. Options outstanding under the Plan may be exercised by paying the exercise price per share through various alternative settlement methods. On March 4, 1997 and April 1, 1997 and 1998, Hyperion issued 338,000 shares, 58,500 shares and 58,500 shares, respectively, of its Class A Common Stock to Daniel R. Milliard pursuant to his employment agreement with Hyperion. In April 1998 and in recognition for valuable past service to Hyperion and as an incentive for future services, Hyperion authorized the issuance under the 1996 Plan to each of John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James P. Rigas of (i) stock options (the "Rigas Options") covering 100,000 shares of Hyperion Class A Common Stock, which options will vest in equal one-third amounts on the third, fourth and fifth year anniversaries of grant (vesting conditioned on continued service as an employee or director) and which shall be exercisable at $15.00 per share and (ii) phantom stock awards (the "Rigas Grants") covering 100,000 shares of Hyperion Class A Common Stock, which phantom awards will vest in equal one-third amounts on the third, fourth and fifth year anniversaries of grant (vesting conditioned on continued service as an employee or director). Also in April 1998, pursuant to an existing stockholders agreement, Hyperion authorized the issuance under the 1996 Plan to certain members of Hyperion's management stock options (the "Management Stockholder Options") covering 13,047 shares of Hyperion Class A Common Stock with exercise price and vesting terms identical to the Rigas Options. In addition to the Rigas Options, the Rigas Grants, the Management Stockholder Options and the stock options or share awards to be issued to Daniel R. Milliard under his employment agreement, Hyperion currently expects to issue under the 1996 Plan stock options, restrictive stock grants, phantom stock awards or other awards to other 1996 Plan participants covering up to a total of 325,000 shares of Hyperion Class A Common Stock during fiscal 1999.

8. TAXES ON INCOME:

  Adelphia and its corporate subsidiaries file a consolidated federal income tax return, which includes its share of the subsidiary partnerships and joint venture partnership results. At March 31, 1998, Adelphia had net operating loss carryforwards for federal income tax purposes of approximately $1.2 billion expiring through 2013. Depreciation and amortization expense differs for tax and financial statement purposes due to the use of prescribed periods rather than useful lives for tax purposes and also as a result of differences between tax basis and book basis of certain acquisitions.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  The tax effects of significant items comprising Adelphia's net deferred tax liability are as follows:

                                                                MARCH 31,
                                                            ------------------
                                                              1997      1998
                                                            --------  --------
     Deferred tax liabilities:
       Differences between book and tax basis of property,
        plant and equipment and intangible assets.......... $233,998  $250,298
                                                            --------  --------
     Deferred tax assets:
       Investment in partnerships..........................   55,786    82,461
       Operating loss carryforwards........................  427,400   459,546
                                                            --------  --------
                                                             483,186   542,007
       Valuation allowance................................. (359,285) (408,060)
                                                            --------  --------
         Subtotal..........................................  123,901   133,947
                                                            --------  --------
       Net deferred tax liability.......................... $110,097  $116,351
                                                            ========  ========

  The net change in the valuation allowance for the years ended March 31, 1997 and 1998 was an increase of $57,800 and $48,775, respectively.

  Income tax benefit is as follows:

                                                              MARCH 31,
                                                         ----------------------
                                                          1996    1997    1998
                                                         -------  -----  ------
     Current............................................ $(1,144) $(142) $ (699)
     Deferred...........................................   3,930    500   6,305
                                                         -------  -----  ------
         Total.......................................... $ 2,786  $ 358  $5,606
                                                         =======  =====  ======

  A reconciliation of the statutory federal income tax rate and Adelphia's effective income tax rate is as follows:

                                                                 YEAR ENDED
                                                                 MARCH 31,
                                                               ----------------
                                                               1996  1997  1998
                                                               ----  ----  ----
     Statutory federal income tax rate........................  35%   35%   35%
     Change in valuation allowance............................ (37%) (41%) (26%)
     State taxes, net of federal benefit......................  (1%)   6%   (1%)
     Other....................................................   5%   --%   (5%)
                                                               ----  ----  ----
     Effective income tax benefit rate........................   2%   --%    3%
                                                               ====  ====  ====

9. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

  Included in Adelphia's financial instrument portfolio are cash, notes payable to banks and institutions, debentures, redeemable preferred stock and interest rate swaps and caps. The carrying values of notes payable to banks and institutions approximate their fair values at March 31, 1997 and 1998. The carrying cost of the publicly traded notes, debentures and redeemable preferred stock at March 31, 1997 and 1998 were $1,361,845 and $2,400,753, respectively. At March 31, 1997, the carrying cost exceeded the fair value by $46,828. At March 31, 1998, the fair value exceeded the carrying cost by $199,296. At March 31, 1997 and 1998, Adelphia would have been required to pay approximately $7,632 and $5,822, respectively, to settle its interest rate swap

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

and cap agreements, representing the excess of carrying cost over fair value of these agreements. The fair values of the debt, redeemable preferred stock and interest rate swaps and caps were based upon quoted market prices of similar instruments or on rates available to Adelphia for instruments of the same remaining maturities.

10. BUSINESS SEGMENT INFORMATION:

  Refer to pages 29 and 30 of Adelphia's Annual Report on Form 10-K for the year ended March 31, 1998 for information regarding business segments for fiscal 1996, 1997 and 1998.

11. RELATED PARTY TRANSACTIONS:

  Adelphia currently manages cable television systems which are principally owned by Olympus and limited partnerships in which certain of Adelphia's principal shareholders who are executive officers have equity interests.

  Adelphia has agreements with Olympus and the Managed Partnerships which provide for the payment of fees to Adelphia. The aggregate fee revenues from Olympus and the Managed Partnerships amounted to $2,700, $2,939 and $3,960 for the years ended March 31, 1996, 1997 and 1998, respectively. In addition, Adelphia was reimbursed by Olympus and the Managed Partnerships for allocated corporate costs of $7,517, $6,335 and $6,436 for the years ended March 31, 1996, 1997 and 1998, respectively, which have been recorded as a reduction of selling, general and administrative expense.

  Adelphia leases from a partnership owned by principal shareholders who are executive officers certain buildings under operating leases. Rent expense under these operating leases aggregated $127, $133 and $104 for the years ended March 31, 1996, 1997 and 1998, respectively.

  Interest expense--net includes interest income from affiliates for long term borrowings of $10,623, $8,367 and $7,129 for the years ended March 31, 1996, 1997 and 1998, respectively, and for short term borrowings of $9,340 for the year ended March 31, 1998.

  Adelphia had interest rate swaps with affiliates for a notional amount of $175,000 for the years ended March 31, 1997 and 1998. Adelphia had $140,000 of pay fixed swaps with Olympus and $35,000 of received fixed swaps with the Managed Partnerships for the years ended March 31, 1997 and 1998. These swaps expire at various dates in 1998. The net effect of these interest rate swaps was to increase interest expense by $826, $50 and $128 for the years ended March 31, 1996, 1997 and 1998, respectively.

  During the years ended March 31, 1997 and 1998, respectively, Adelphia paid $2,563 and $2,485 to entities owned by certain shareholders of Adelphia primarily for property, plant and equipment and services.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

12. QUARTERLY FINANCIAL DATA (UNAUDITED):

  The following tables summarize the financial results of Adelphia for each of the quarters in the years ended March 31, 1997 and 1998:

                                                THREE MONTHS ENDED
                                    -------------------------------------------
                                    JUNE 30   SEPTEMBER 30 DECEMBER 31 MARCH 31
                                    --------  ------------ ----------- --------
YEAR ENDED MARCH 31, 1997:
Revenues..........................  $111,011    $117,437    $122,127   $122,203
                                    --------    --------    --------   --------
Operating expenses:
  Direct operating and
   programming....................    33,597      35,864      39,005     40,516
  Selling, general and
   administrative.................    18,638      20,175      22,319     20,631
  Depreciation and amortization...    28,477      30,262      30,813     34,514
                                    --------    --------    --------   --------
    Total.........................    80,712      86,301      92,137     95,661
                                    --------    --------    --------   --------
Operating income..................    30,299      31,136      29,990     26,542
                                    --------    --------    --------   --------
Other income (expense):
  Priority investment income from
   Olympus........................     9,817      10,273      10,542     11,454
  Interest expense--net...........   (58,447)    (58,806)    (57,201)   (57,871)
  Equity in loss of Olympus and
   other joint ventures...........   (13,011)    (11,916)    (14,061)   (12,958)
  Equity in loss of Hyperion joint
   ventures.......................    (1,636)     (1,362)     (2,145)    (2,080)
  Gain on sale of investments.....     8,405          --          --      3,746
                                    --------    --------    --------   --------
    Total.........................   (54,872)    (61,811)    (62,865)   (57,709)
                                    --------    --------    --------   --------
Loss before income taxes and
 extraordinary loss...............   (24,573)    (30,675)    (32,875)   (31,167)
Income tax (expense) benefit......      (166)        175          55        294
                                    --------    --------    --------   --------
Loss before extraordinary loss....   (24,739)    (30,500)    (32,820)   (30,873)
Extraordinary loss on early
 retirement of debt...............    (2,079)         --          --     (9,631)
                                    --------    --------    --------   --------
Net loss..........................  $(26,818)   $(30,500)   $(32,820)  $(40,504)
                                    ========    ========    ========   ========
Basic and diluted loss per
 weighted average share of common
 stock before extraordinary loss..  $  (0.94)   $  (1.16)   $  (1.25)  $  (1.15)
Basic and diluted extraordinary
 loss per weighted average share
 on early retirement of debt......     (0.08)         --          --      (0.36)
                                    --------    --------    --------   --------
Basic and diluted net loss per
 weighted average share of common
 stock............................  $  (1.02)   $  (1.16)   $  (1.25)  $  (1.51)
                                    ========    ========    ========   ========
Weighted average shares of common
 stock outstanding (in thousands).    26,308      26,308      26,308     26,726
                                    ========    ========    ========   ========

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                THREE MONTHS ENDED
                                    -------------------------------------------
                                    JUNE 30   SEPTEMBER 30 DECEMBER 31 MARCH 31
                                    --------  ------------ ----------- --------
YEAR ENDED MARCH 31, 1998:
Revenues..........................  $122,644    $128,990    $138,271   $138,537
                                    --------    --------    --------   --------
Operating expenses:
  Direct operating and program-
   ming...........................    39,673      38,540      43,711     45,364
  Selling, general and administra-
   tive...........................    22,259      23,472      24,354     25,646
  Depreciation and amortization...    33,733      33,586      37,251     40,471
                                    --------    --------    --------   --------
    Total.........................    95,665      95,598     105,316    111,481
                                    --------    --------    --------   --------
Operating income..................    26,979      33,392      32,955     27,056
                                    --------    --------    --------   --------
Other income (expense):
  Priority investment income from
   Olympus........................    11,765      12,000      12,000     12,000
  Interest expense--net...........   (61,737)    (62,432)    (63,172)   (59,766)
  Equity in loss of Olympus and
   other joint ventures...........   (19,198)    (14,840)    (16,012)   (16,039)
  Equity in loss of Hyperion joint
   ventures.......................    (2,540)     (3,886)     (2,858)    (3,683)
  Hyperion preferred stock divi-
   dends..........................        --          --      (5,988)    (6,694)
  Gain on sale of investments.....        --         610         408      1,520
                                    --------    --------    --------   --------
    Total.........................   (71,710)    (68,548)    (75,622)   (72,662)
                                    --------    --------    --------   --------
Loss before income taxes and ex-
 traordinary gain (loss)..........   (44,731)    (35,156)    (42,667)   (45,606)
Income tax benefit (expense)......        70        (365)       (264)     6,165
                                    --------    --------    --------   --------
Loss before extraordinary gain
 (loss)...........................   (44,661)    (35,521)    (42,931)   (39,441)
Extraordinary gain (loss) on early
 retirement of debt...............     2,300          --     (13,625)        --
                                    --------    --------    --------   --------
Net loss..........................   (42,361)    (35,521)    (56,556)   (39,441)
Dividend requirements applicable
 to preferred stock...............        --      (4,550)     (7,448)    (6,852)
                                    --------    --------    --------   --------
Net loss applicable to common
 stockholders.....................  $(42,361)   $(40,071)   $(64,004)  $(46,293)
                                    ========    ========    ========   ========
Basic and diluted loss per
 weighted average share of common
 stock before extraordinary gain
 (loss)...........................  $  (1.62)   $  (1.31)   $  (1.64)  $  (1.51)
Basic and diluted extraordinary
 gain (loss) per weighted average
 share on early retirement of
 debt.............................      0.08          --       (0.45)        --
                                    --------    --------    --------   --------
Basic and diluted net loss per
 weighted average share of common
 stock............................  $  (1.54)   $  (1.31)   $  (2.09)  $  (1.51)
                                    ========    ========    ========   ========
Weighted average shares of common
 stock outstanding (in thousands).    27,468      30,647      30,647     30,730
                                    ========    ========    ========   ========

13. SUBSEQUENT EVENTS:

  On April 1, 1998, the Company completed an exchange of cable systems with Time Warner. The Company exchanged its interests in Mansfield, Ohio area systems, which served approximately 64,400 subscribers for cash and interests in systems adjacent to systems owned or managed by Adelphia in Virginia, New England and New York, which served approximately 70,200 subscribers.

  On May 8, 1998, Hyperion completed an initial public offering ("IPO") of its Class A Common Stock ("Hyperion Stock"). As part of the offering, Adelphia purchased an incremental 3,324,001 shares of Hyperion Stock for $49,900 and converted indebtedness owed to the Company by Hyperion into 3,642,666 shares of

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Hyperion Stock. Adelphia owns approximately 66% of the Hyperion common stock on a fully diluted basis and 85% of the total voting power. Additional net proceeds of approximately $192,000 to Hyperion were received as a result of the sale of Hyperion Stock to the public.

  On May 15, 1998, Adelphia redeemed $69,838 aggregate principal amount of 12 1/2% Senior Notes due 2002 at 103% of principal.

14. EVENT (UNAUDITED) SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITORS'
REPORT:

  On July 2, 1998, Adelphia issued $150,000 aggregate principal amount of 8 1/8% Senior Notes due 2003. Net proceeds of approximately $147,300 were advanced or contributed to Adelphia subsidiaries and used to repay revolving credit facilities.

PROSPECTUS

                      ADELPHIA COMMUNICATIONS CORPORATION

                                DEBT SECURITIES
                                PREFERRED STOCK
                               ($.01 PAR VALUE)
                             CLASS A COMMON STOCK
                               ($.01 PAR VALUE)
                              ------------------

  This Prospectus relates to (i) debentures, notes and other debt securities in one or more series (the "Debt Securities") of Adelphia Communications Corporation ("Adelphia" or the "Company") which may be senior debt securities ("Senior Debt Securities") or subordinated debt securities ("Subordinated Debt Securities") of Adelphia, (ii) shares of Preferred Stock, $.01 par value (the "Preferred Stock") of Adelphia issuable in series designated by the Board of Directors of Adelphia and (iii) shares of Class A Common Stock, $.01 par value (the "Class A Common Stock" and collectively with the Debt Securities and the Preferred Stock, the "Securities") of Adelphia, which may be offered in combination or separately from time to time by the Company. The aggregate initial offering price of all of the Securities which may be sold pursuant to this Prospectus will not exceed U.S. $750,000,000 (or its equivalent based on the applicable exchange rate at the time of issue in one or more foreign currencies or currency units as shall be designated by Adelphia).

  The Class A Common Stock is listed for trading on the NASDAQ National Market System under the symbol "ADLAC."

  The rights of holders of Class A Common Stock and Class B Common Stock, $.01 par value (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock") differ with respect to certain aspects of dividend, liquidation and voting rights. The Class A Common Stock has certain preferential rights with respect to cash dividends and distributions upon the liquidation of Adelphia. Holders of Class B Common Stock are entitled to greater voting rights than the holders of Class A Common Stock; however, the holders of Class A Common Stock, voting as a separate class, are entitled to elect one of Adelphia's directors.

  The Company may sell the Securities to or through underwriters, through dealers or agents, directly to purchasers or through a combination of such methods. See "Plan of Distribution." An accompanying Prospectus Supplement sets forth the names of any underwriters, dealers or agents, if any, involved in the sale of the Securities in respect of which this Prospectus is being delivered, and any applicable fee, commission or discount arrangements with them.

  PROSPECTIVE PURCHASERS OF THE SECURITIES SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 3.

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              ------------------

  THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
                              ------------------

The date of this Prospectus is July 9, 1998.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement under the Securities Act with respect to the Securities offered by this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company, reference is made to such Registration Statement and the exhibits and schedules filed as part thereof. The Registration Statement and the exhibits and schedules thereto filed with the Commission may be inspected without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission upon payment of certain prescribed fees. Electronic registration statements made through the Electronic Data Gathering, Analysis, and Retrieval system are publicly available through the Commission's Web site (http://www.sec.gov), which is maintained by the Commission and which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference: (a) Annual Report on Form 10-K for the fiscal year ended March 31, 1998 which incorporates, in Items 7 and 8 to such Form 10- K, portions of the Form 10-K for the fiscal year ended December 31, 1997 of Olympus Communications, L.P. and Olympus Capital Corporation (the "Form 10- K"); (b) Adelphia's definitive proxy statement dated September 8, 1997, with respect to the Annual Meeting of Stockholders held September 29, 1997 (the "Proxy Statement"); (c) Adelphia's Current Report on Form 8-K for the event dated June 29, 1998; and (d) the descriptions of the Company's Common Stock contained in the registration statements filed under Section 12(g) of the Exchange Act, including any amendments or reports for the purpose of updating such descriptions.

  All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from
E. Hartman, Director of Finance, Adelphia Communications Corporation, Main at Water Street, Coudersport, PA 16915, telephone number 814-274-9830.

  No dealer, salesman or other individual has been authorized to give any information or to make any representations not contained in this Prospectus, any accompanying Prospectus Supplement or the documents incorporated or deemed incorporated by reference herein. If given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates, or an offer to sell or a solicitation of an offer to buy those securities to which it relates, in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

                                  THE COMPANY

  Adelphia Communications Corporation ("Adelphia" and, collectively with its subsidiaries, the "Company") is a leader in the telecommunications industry with cable television operations and competitive local exchange telephony operations. John J. Rigas, the Chairman, President, Chief Executive Officer and founder of Adelphia, has owned and operated cable television systems since 1952.

  Cable systems owned by the Company (the "Company Systems") are located in twelve states and are organized into seven regional clusters: Western New York, Virginia, Western Pennsylvania, New England, Eastern Pennsylvania, Ohio and Coastal New Jersey. The Company Systems are located primarily in suburban areas of large and medium-sized cities within the 50 largest television markets.

  The Company also provides, for a fee, management and consulting services to certain partnerships and certain corporations engaged in the ownership and operation of cable television systems (the "Managed Partnerships"). John J. Rigas and certain members of his immediate family, including entities they own or control (collectively, the "Rigas Family"), have substantial ownership interests in the Managed Partnerships.

  The Company, through its 66% owned subsidiary Hyperion Telecommunications, Inc. ("Hyperion"), owns and operates one of the largest facilities based Competitive Local Exchange Carriers ("CLEC") in the United States based on route miles and buildings connected. Hyperion designs, constructs, operates and manages state-of-the-art, fiber optic networks and facilities.

  The Company also owns a 50% voting interest and nonvoting Preferred Limited Partnership ("PLP") interests entitling the Company to a 16.5% preferred return in Olympus Communications, L.P. ("Olympus"). Olympus is a joint venture limited partnership between the Company and subsidiaries of FPL Group, Inc. (together with its subsidiaries, "FPL Group"). FPL Group is one of the largest public utility holding companies in the United States supplying, through its principal subsidiaries, electric service throughout most of the east and lower west coasts of Florida.

  Adelphia was incorporated in Delaware on July 1, 1986 for the purpose of reorganizing five cable television companies, then principally owned by the Rigas Family, into a holding company structure in connection with the initial public offering of Adelphia's Class A Common Stock. The Company's executive offices are located at Main at Water Street, Coudersport, Pennsylvania 16915, and its telephone number is (814) 274-9830.

RECENT DEVELOPMENTS

  Information set forth in the foregoing section of the Prospectus is as of the date of this Prospectus. For recent developments regarding the Company as well as other information contained in this Prospectus, reference is made to the future filings by the Company under the Exchange Act and to the Prospectus Supplement accompanying this Prospectus.

                                 RISK FACTORS

  In addition to the other information contained or incorporated by reference in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business before purchasing the securities offered hereby.

SUBSTANTIAL LEVERAGE

  The Company is highly leveraged and has incurred substantial indebtedness to finance acquisitions and expansion of its operations and, to a lesser extent, for investments in and advances to affiliates. At March 31, 1998, the Company's total indebtedness aggregated approximately $2,909,745,000, which included approximately $864,258,000 of subsidiary bank, institutional and other debt, $465,213,000 of Hyperion public debt and approximately $1,580,274,000 of indebtedness of the parent company. The Company's total debt has varying maturities to 2008, including an aggregate of approximately $1,078,600,000 maturing on or prior to March 31, 2003. The Company has maintained its public long-term debt at the holding company level and at Hyperion while borrowing in the private debt markets (e.g., bank and insurance company debt) through the Company's wholly-owned subsidiaries. The Company's subsidiary financings are effected through separate borrowing groups, and substantially all of the indebtedness in these borrowing groups is non-recourse to Adelphia. The subsidiary credit arrangements have varied revolving credit and term loan periods and contain separately negotiated covenants relating to, among other things, cross-defaults and the incurrence of additional debt for each borrowing group. In addition, Olympus has substantial leverage. The high level of the Company's indebtedness will have important consequences to investors, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for general corporate purposes or for capital improvements;
(ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions or for capital improvements may be limited; and (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in the industry and economic conditions generally. In addition, at March 31, 1998 Adelphia had $148,062,000 and Hyperion had $207,204,000 of redeemable exchangeable preferred stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K.

  Net Losses and Convertible Preferred Stock, Common Stock and Other Stockholders' Equity (Deficiency)

  The Total Convertible Preferred Stock, Common Stock and Other Stockholders' Equity (Deficiency) at March 31, 1998 was ($1,315,865,000). The stockholders' deficiency generally has resulted from the Company's reported net losses which have been caused primarily by high levels of depreciation and amortization and interest expense. The Company reported net losses applicable to common stockholders of approximately $119,894,000, $130,642,000 and $192,729,000 for
the years ended March 31, 1996, 1997 and 1998, respectively. The Company expects to continue to incur significant net losses for the next several years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K.

  For the years ended March 31, 1997 and March 31, 1998, respectively, the Company's earnings were insufficient to cover its combined fixed charges and preferred stock dividends by $61,848,000 and $113,941,000, respectively. However, such amounts reflect non-cash charges totaling $165,426,000 and $182,471,000, respectively, consisting of depreciation, amortization, and non-cash interest expense on certain indebtedness of the Company and Hyperion preferred stock dividends. Historically, the Company's cash generated from operating activities and borrowings has been sufficient to meet its requirements for debt service, working capital, capital expenditures, and investments in and advances to affiliates, and the Company has depended on the availability of additional borrowings to meet its liquidity requirements. The Company believes that it will continue to generate cash and obtain financing sufficient to meet such requirements. However, the Company's ability to incur additional indebtedness is limited by covenants in its indentures and its subsidiary credit agreements. Although in the past the Company has been able both to refinance its indebtedness and to obtain new financing, there can be no assurance that the Company would be able to do so in the future or that, if the Company were able to do so, the terms available would be favorable to the Company. In the event that the Company were unable to refinance its indebtedness or obtain new financing under these circumstances, the Company would likely have to consider various options such as the sale of certain assets to meet its required debt service, negotiation with its lenders to restructure applicable indebtedness or other options available to it under applicable law. There can be no assurance that any such options would yield net proceeds sufficient to repay its indebtedness in full. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K.

VOTING CONTROL AND DISPARATE VOTING RIGHTS

  As of March 31, 1998, the Rigas Family beneficially owned 10,846,544 shares, or 99.1%, of Adelphia's Class B Common Stock and 6,888,804 shares, or 34.4%, of Adelphia's outstanding Class A Common Stock. On a combined basis, these shares represented 57.2% of the total number of outstanding shares of both classes of Common Stock and 89.1% of the total voting power of both classes. Assuming conversion of the 8% Series C Cumulative Convertible Preferred Stock ("Convertible Preferred Stock") held by the Rigas Family, family members would have held as of March 31, 1998 16,322,766 shares, or 55.4%, of Adelphia's Class A Common Stock and would have held 67.2% of the total number of shares and 89.8% of the total voting power of both classes of Common Stock. As a result of the stock ownership by the Rigas Family and the Class B Stockholders' Agreement, John J. Rigas and members of his family have the power to elect all seven directors subject to election by both classes on a combined basis, which directors constitute seven of the eight members of the Board of Directors of Adelphia. (The holders of the Class A Common Stock are entitled, as a separate class, to elect one of Adelphia's directors.) Moreover, because holders of Class B Common Stock are entitled to ten votes per share while holders of Class A Common Stock are entitled to one vote per share, the Rigas Family may control stockholder decisions on matters in which holders of Class A Common Stock and Class B Common Stock vote together as a class. These matters include the amendment of certain provisions of Adelphia's Certificate of Incorporation and the approval of certain fundamental corporate transactions, including mergers.

HOLDING COMPANY STRUCTURE; RESTRICTIVE COVENANTS

  As a holding company, Adelphia holds no significant assets other than its investments in and advances to its subsidiaries and other investments. Adelphia's ability to make interest and principal payments when due to holders of debt of Adelphia is dependent upon the receipt of sufficient funds from its subsidiaries or other investments. Under the terms of various debt agreements between the Adelphia subsidiaries and other investments and their respective lending institutions, upon the occurrence of an event of default (including certain cross-defaults resulting from defaults under Adelphia's debt agreements) or unless certain financial performance tests are met, the Adelphia subsidiaries and other investments are restricted from distributing funds to Adelphia. The Indentures governing the 8 1/8% Senior Notes due 2003 (the "8 1/8% Notes"), the 8 3/8% Senior Notes due 2008 (the "8 3/8% Notes"), the 9 1/4% Senior Notes due 2002 (the "9 1/4% Notes"), the 9 7/8% Senior Notes due 2007 (the "9 7/8% Notes"), the 10 1/2% Senior Notes due 2004 (the "10 1/2%
Notes"), the 12 1/2% Senior Notes due 2002 (the "12 1/2% Notes"), the 10 1/4% Senior Notes due 2000 (the "10 1/4% Notes"), the 9 1/2% Senior Pay-In-Kind Notes due 2004 (the "9 1/2% Notes"), the 11 7/8% Senior Debentures due 2004 (the "11 7/8% Debentures") and the 9 7/8% Senior Debentures due 2005 (the "9 7/8% Debentures") (collectively, "Adelphia's Public Debt") will not restrict the Company's subsidiaries or other investments from contractually restricting their ability to pay dividends to the Company in the future. In addition, because Adelphia's subsidiaries and other investments do not guarantee the payment of principal of and interest on debt of Adelphia, the claims of holders of such debt effectively will be subordinated to the claim of creditors of such entities. At March 31, 1998, the total amount of long-term debt of such subsidiaries was $1,329,471,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K.

  The agreements governing the bank debt of the Company's subsidiaries (the "Subsidiary Bank Agreements") contain, among other covenants, requirements that Adelphia's subsidiaries maintain specified financial ratios, including maximum leverage and minimum interest coverage. The ability of a subsidiary to comply with such provisions may be affected by events that are beyond Adelphia's control. The breach of any of these covenants could result in a default by a subsidiary under its Subsidiary Bank Agreement. In the event of any such default, lenders party to that Subsidiary Bank Agreement could elect to declare all amounts borrowed under that Subsidiary Bank Agreement, together with accrued interest and other fees, to be due and payable. If the indebtedness under a Subsidiary Bank Agreement were to be accelerated, all indebtedness outstanding under such Subsidiary Bank Agreement would be required to be paid in full before such subsidiary would be permitted to distribute any assets or cash to Adelphia. There can be no assurance that the assets of Adelphia and its subsidiaries would be sufficient to repay all borrowings under the Subsidiary Bank Agreements and indebtedness owed to the other creditors of such subsidiaries in full. In addition, as a result of these covenants, the ability of Adelphia's subsidiaries to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted, and Adelphia may be prevented from engaging in transactions that might otherwise be considered beneficial to Adelphia. There are similar restrictions under other institutional debt of the Company's subsidiaries.

POTENTIAL CONFLICTS OF INTEREST

  The Rigas Family holds substantially all of Adelphia's Class B Common Stock and 89.1% of the combined voting power of both classes of Adelphia's outstanding Common Stock (89.8% assuming the conversion of the Convertible Preferred Stock owned by the Rigas Family) and has the power to elect seven of eight members of Adelphia's Board of Directors. John J. Rigas and the other executive officers of Adelphia (including other members of the Rigas Family) hold direct and indirect ownership interests in the Managed Partnerships, which are managed by the Company for a fee. Subject to the restrictions contained in a business opportunity agreement regarding future acquisitions, Rigas Family members and the executive officers are free to continue to own these interests and acquire additional interests in cable television systems. Such activities could present a conflict of interest with the Company in the allocation of management time and resources of the executive officers. In addition, there have been and will continue to be transactions between the Company and the executive officers or other entities in which the executive officers have ownership interests or with which they are affiliated. The indentures under which Adelphia's Public Debt was issued and the Indenture under which the Notes will be issued contain covenants that place certain restrictions on transactions between the Company and its affiliates. See "Certain Relationships and Related Transactions" in the Proxy Statement.

COMPETITION

  The cable television systems owned by the Company compete with other communications and entertainment media as well as other means of video distribution including Direct Broadcast Satellite Systems ("DBS") and Multichannel Multipoint Distribution Systems ("MMDS"). In addition, some of the Regional Bell Operating Companies (the "RBOCs") and other local telephone companies are in the process of entering the video-to-home business and several have expressed their intention to enter the video-to-home business. In addition, some RBOCs and local telephone companies have in place facilities which are capable of delivering cable television service.

  In addition, the Telecommunications Act of 1996 (the "1996 Act") has repealed the cable/telephone cross-ownership plan, and telephone companies will now be permitted to provide cable television service within their service areas. Certain of such potential service providers have greater financial resources than the Company, and in the case of local exchange carriers seeking to provide cable service within their service areas, have an installed plant and switching capabilities, any of which could give them competitive advantages with respect to cable television operators such as the Company. The Company cannot predict either the extent to which competition will materialize or, if such competition materializes, the extent of its effect on the Company. See "Business--Competition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K.

  The Company also faces competition from other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home video products. The Company cannot predict the extent to which competition may affect the Company.

  In each of the markets served by Hyperion's networks, the services offered by Hyperion compete principally with the services offered by the incumbent local exchange carrier ("LEC") serving that area. Incumbent LECs have long-standing relationships with their customers, have the potential to subsidize competitive services from monopoly service revenues, and benefit from favorable state and federal regulations. In light of the passage of the 1996 Act, federal and state regulatory initiatives will provide increased business opportunities to CLECs such as Hyperion, but regulators are likely to provide incumbent LECs with increased pricing flexibility for their services as competition increases. If incumbent LECs are allowed by regulators to lower their rates substantially or selectively engage in excessive volume and term discount pricing practices for their customers or charge CLECs excessive fees for interconnection to the incumbent LECs' networks, the net income and cash flow of CLECs, including Hyperion, could be materially and adversely affected.

  The 1996 Act also establishes procedures under which the RBOCs can obtain authority to provide long distance services if they comply with certain interconnection requirements. To date, the Federal Communications Commission (the "FCC") authority to provide in-region interLATA service has been sought by Ameritech in Michigan, Southwestern Bell in Oklahoma, and BellSouth in Louisiana and South Carolina. The Department of Justice has opposed each request, and each request has been denied by the FCC. An approval could result in decreased market share for the major Inter-Exchange Carriers ("IXCs"), which are among Hyperion's significant customers. Such a result could have an adverse effect on Hyperion.

  There has been significant merger activity among the RBOCs in anticipation of entry into the long distance market, including the merger of Bell Atlantic and NYNEX, whose combined territory covers a substantial portion of Hyperion's markets. If RBOCs are permitted to provide such services, they will ultimately be in a position to offer single source service for local and long distance communications and subsidize the price of their long distance prices with charges on local service. Other combinations are occurring in the industry, which may have a material adverse effect on Hyperion. Hyperion also faces, and will continue to face, competition from other current and potential market entrants, including other CLECs, incumbent LECs which are not subject to RBOC restrictions on long distance, AT&T, MCI, Sprint and other IXCs, cable television companies, electric utilities, microwave carriers, wireless telecommunications providers and private networks built by large end users. In addition, all of the major IXCs are expected to enter the market for local telecommunications services. Both AT&T and MCI have announced that they have begun to offer local telephone services in some areas of the country, and AT&T recently announced a new wireless technology for providing local telephone service. AT&T and TCI also recently announced that they will merge. Although Hyperion has good relationships with the IXCs, there are no assurances that any of these IXCs will not build their own facilities, purchase other carriers or their facilities, or resell the services of other carriers rather than use Hyperion's services when entering the market for local exchange services.

  Many of Hyperion's current and potential competitors, particularly incumbent LECs, have financial, personnel and other resources substantially greater than those of Hyperion, as well as other competitive advantages over Hyperion.

  See "Business--Competition" and "--Legislation and Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Regulatory and Competitive Matters" in the Form 10-K.

NEED FOR ADDITIONAL FINANCING

  The Company's business requires substantial investment on a continuing basis to finance capital expenditures and related expenses for, among other things, upgrade of the Company's plant (including the need to make cable system upgrades mandated by franchise authorities), the offering of new services and the servicing, repayment or refinancing of its indebtedness. The Company will require significant additional financing, through debt and/or equity issuances, to meet its capital expenditure plans and to pay its debt obligations. There can be no assurance that Adelphia will be able to issue additional debt or obtain additional equity capital on satisfactory terms, or at all, to meet its future financing needs. See "Business--Technological Developments" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K.

REGULATION IN THE TELECOMMUNICATIONS INDUSTRY

  The cable television industry is subject to extensive regulation at the federal, state and local levels, and many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") significantly expanded the scope of cable television regulation. In particular, pursuant to the 1992 Cable Act, the FCC adopted regulations that limit the Company's ability to set and increase rates for the Company's basic and cable programming service ("CPS") packages and for the provision of cable television-related equipment. The 1992 Cable Act permits certified local franchising authorities to order refunds of rates paid in the previous twelve-month period determined to be in excess of the permitted reasonable rates. It is possible that rate reductions or refunds of previously collected fees may be required in the future.

  The 1996 Act, which became law on February 8, 1996, materially alters federal, state and local laws and regulations pertaining to cable television, telecommunications and other related services and, in particular, substantially amends the Communications Act of 1934 (the "Communications Act"). Certain provisions of the 1996 Act could materially affect the growth and operation of the cable television industry and the cable services provided by the Company. Although the new legislation may substantially lessen certain regulatory burdens, the cable television industry may be subject to additional competition as a result. See "Business--Competition" in the Form 10-K. There are numerous rulemakings that have been and continue to be undertaken by the FCC which will interpret and implement the provisions of the 1996 Act. In addition, certain provisions of the new legislation (such as the deregulation of rates for CPS packages) will not immediately be effective. Furthermore, certain provisions of the 1996 Act have been, and likely will be, subject to judicial challenge. The Company is unable at this time to predict the outcome of such rulemakings or litigation or the short and long-term effect (financial or otherwise) of the 1996 Act and FCC rulemakings on the Company.

  The cable television industry is subject to state and local regulations and the Company must comply with rules of the local franchising authorities to retain and renew its cable franchises, among other matters. There can be no assurances that the franchising authorities will not impose new and more restrictive requirements as a condition to franchise renewal.

  Although the 1996 Act eliminates many legal barriers to entry (i.e., telephone companies entering the cable industry and cable companies entering the telephone industry), the Company cannot assure that rules adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry will not have a material adverse effect on the Company. In addition, the 1996 Act removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in the Company's potential markets. See "Legislation and Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Regulatory and Competitive Matters" in the Form 10-K.

NO DIVIDENDS PAID OR TO BE PAID

  Adelphia has never declared or paid dividends on any of its Common Stock and has no intention to pay cash dividends on such stock in the foreseeable future. In addition, the indentures for Adelphia's Public Debt contain covenants which limit Adelphia's ability to pay such dividends.

SHARES ELIGIBLE FOR FUTURE SALE

  As of March 31, 1998, 20,043,528 shares of Class A Common Stock, 10,944,476 shares of Class B Common Stock, each share of which is presently convertible into a share of Class A Common Stock, and 100,000 shares of Convertible Preferred Stock, each share of which is presently convertible into approximately 117.9245 shares of Class A Common Stock, were outstanding. As of that date, the Rigas Family beneficially owned 10,846,544 shares of Class B Common Stock, 6,888,804 shares of Class A Common Stock and 80,000 shares of Convertible Preferred Stock. Pursuant to various registration rights agreements, the Rigas Family has the right, subject to certain limitations, to require Adelphia to register substantially all of these shares including Class A Common Stock issuable upon conversion of the Class B Common Stock and the Convertible Preferred Stock. In addition to the shares of Class A Common Stock which may be offered hereby, Adelphia has filed a registration statement for Booth American Company which as of March 24, 1998 owned 3,571,428 shares of Class A Common Stock. Sales of a substantial number of shares of Class A Common Stock or Class B Common Stock including sale by any pledgees of such shares could adversely affect the market price of the Class A Common Stock and could impair Adelphia's ability in the future to raise capital through an offering of its equity securities.

FORWARD LOOKING STATEMENTS

  The statements contained in this Prospectus that are not historical facts are "forward looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "intends" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Certain information included or incorporated by reference in this Prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K, is forward-looking, such as information relating to the effects of future regulation, future capital commitments and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, product acceptance, technological developments and changes in the competitive environment in which the Company operates. Persons reading this Prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.

       RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

  The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends of Adelphia for the periods indicated. For purposes of calculating the ratio of earnings available to cover fixed charges and preferred stock dividends (i) earnings consist of loss before income taxes and extraordinary items plus fixed charges, excluding capitalized interest and (ii) fixed charges consist of interest, whether expensed or capitalized, plus amortization of debt issuance costs plus the assumed interest component of rent expense.

                      FISCAL YEAR ENDED MARCH 31,
 --------------------------------------------------------------------------------------------------------
 1994              1995                       1996                       1997                       1998
 -----             -----                      -----                      -----                      -----
    --                --                         --                         --                         --

  For the years ended March 31, 1994, 1995, 1996, 1997 and 1998, respectively, the Company's earnings were insufficient to cover its combined fixed charges and preferred stock dividends by approximately $65,997,000, $69,146,000, $78,189,000, $61,848,000, and $113,941,000, respectively.

                                   DILUTION

  The net tangible book value of the Company's Common Stock as of March 31, 1998 was a deficit of $(2,010,969,000) or approximately $(64.90) per share. Net tangible book value per share represents the amount of the Company's convertible preferred stock, common stock and other stockholders' equity (deficiency), less intangible assets, divided by 30,988,004 shares of Common Stock outstanding. Purchasers of the Class A Common Stock will have an immediate dilution of net book value as described in the applicable Prospectus Supplement.

                                USE OF PROCEEDS

  Unless otherwise specified in the applicable Prospectus Supplement, Adelphia intends to apply the net proceeds from the sale of the Securities to which this Prospectus relates to its general funds to be used for general corporate purposes including capital expenditures, acquisitions, the reduction of indebtedness and other purposes. Funds not required immediately for such purposes may be invested in short-term obligations or used to reduce the future level of the Company's indebtedness.

                        DESCRIPTION OF DEBT SECURITIES

  The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms and provisions of the series of Debt Securities offered by a Prospectus Supplement, and the extent to which such general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement relating to such series of Debt Securities.

  The Senior Debt Securities are to be issued in one or more series under an Indenture, as supplemented or amended from time to time (as supplemented or amended, the "Senior Indenture"), between the Company and an institution that will be named in the applicable Prospectus Supplement, as trustee (the "Senior Trustee"). The Subordinated Debt Securities are to be issued in one or more series under an Indenture, as supplemented or amended from time to time (as supplemented or amended, the "Subordinated Indenture" and together with the Senior Indenture, the "Indentures"), between the Company and an institution that will be named in the applicable Prospectus Supplement, as trustee (the "Subordinated Trustee" and together with the Senior Trustee, the "Trustees"). This summary of certain terms and provisions of the Debt Securities and the Indentures is not necessarily complete, and reference is hereby made to the copy of the form of the Indentures which are filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and to the Trust Indenture Act. Whenever particular defined terms of the Indentures are referred to in this Section or in a Prospectus Supplement, such defined terms are incorporated herein or therein by reference.

GENERAL

  The Debt Securities will be issuable in one or more series pursuant to an indenture supplemental to the Indenture or a resolution of the Company's Board of Directors or a committee thereof. Unless otherwise specified in the applicable Prospectus Supplement, each series of Senior Debt Securities will rank pari passu in right of payment with all of the Company's other senior unsecured obligations. Each series of Subordinated Debt Securities will be subordinated and junior in right of payment to the extent and in the manner set forth in the Subordinated Indenture and the Supplemental Indenture relating thereto. Except as otherwise provided in the applicable Prospectus Supplement, the Indentures do not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under the Indentures, any other indenture that the Company may enter into in the future or otherwise. See the Prospectus Supplement relating to any offering of Securities.

  The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of each series of Debt Securities: (i) the title of the Debt Securities and whether such series constitutes Senior Debt Securities or Subordinated Debt Securities; (ii) any limit upon the aggregate principal amount of the Debt Securities; (iii) the date or dates on which the principal of the Debt Securities is payable or the method of determination thereof or the right, if any, of the Company to defer payment of principal; (iv) the rate or rates, if any, at which the Debt Securities shall bear interest (including reset rates, if any, and the method by which any such rate will be determined), the Interest Payment Dates on which any such interest shall be payable and the right, if any, of the Company to defer any interest payment;
(v) the place or places where, subject to the terms of the Indenture as described below under "--Payment and Paying Agents," the principal of and premium, if any, and interest, if any, on the Debt Securities will be payable ("Place of Payment") and where, subject to the terms of the Indenture as described below under "--Denominations, Registration and Transfer," the Company will maintain an office or agency where Debt Securities may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon the Company in respect of the Debt Securities and the Indenture may be made; (vi) any period or periods within, or date or dates on which, the price or prices at which and the terms and conditions upon which Debt Securities may be redeemed, in whole or in part, at the option of the Company pursuant to any sinking fund or otherwise; (vii) the obligation, if any, of the Company to redeem or purchase the Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which and the other terms and conditions upon which the Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation; (viii) the denominations in which any Debt Securities shall be issuable if other than denominations of $1,000 and any integral multiple thereof; (ix) if other than in U.S. Dollars, the currency or currencies (including currency unit or units) in which the principal of (and premium, if any) and interest, if any, on the Debt Securities shall be payable, or in which the Debt Securities shall be denominated; (x) any additions, modifications or deletions in the Events of Default or covenants of the Company specified in the Indenture with respect to the Debt Securities; (xi) if other than the principal amount thereof, the portion of the principal amount of Debt Securities that shall be payable upon declaration of acceleration of the maturity thereof; (xii) any additions or changes to the Indenture with respect to a series of Debt Securities as shall be necessary to permit or facilitate the issuance of such series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;
(xiii) any index or indices used to determine the amount of payments of principal of and premium, if any, on the Debt Securities and the manner in which such amounts will be determined; (xiv) subject to the terms described under "--Global Debt Securities," whether the Debt Securities of the series shall be issued in whole or in part in the form of one or more Global Securities and, in such case, the depositary for such Global Securities; (xv) the appointment of any trustee, registrar, paying agent or agents; (xvi) the terms and conditions of any obligation or right of the Company or a holder to convert or exchange Debt Securities into Preferred Securities or other securities; (xvii) whether the defeasance and covenant defeasance provisions described under "--Satisfaction and Discharge; Defeasance" shall be inapplicable or modified; (xviii) any applicable subordination provisions in addition to those set forth herein with respect to Subordinated Debt Securities; and (xix) any other terms of the Debt Securities not inconsistent with the provisions of the applicable Indenture.

  Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Certain material U.S. federal income tax consequences and special considerations applicable to any such Debt Securities will be described in the applicable Prospectus Supplement.

  If the purchase price of any of the Debt Securities is payable in one or more foreign currencies or currency units or if any Debt Securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any Debt Securities is payable in one or more foreign currencies or currency units, the restrictions, elections, certain material U.S. federal income tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currency units will be set forth in the applicable Prospectus Supplement.

  If any index is used to determine the amount of payments of principal, premium, if any, or interest on any series of Debt Securities, certain material U.S. federal income tax, accounting and other considerations applicable thereto will be described in the applicable Prospectus Supplement.

DENOMINATIONS, REGISTRATION AND TRANSFER

  Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will be issuable only in registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. Debt Securities of any series will be exchangeable for other Debt Securities of the same issue and series, of any authorized denominations of a like aggregate principal amount, the same original issue date ("Original Issue Date"), stated maturity ("Stated Maturity") and bearing the same interest rate.

  Each series of Debt Securities may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the appropriate Securities Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to such series of Debt Securities and referred to in the applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. The Company will appoint the Trustee of each series of Debt Securities as Securities Registrar for such series under the Indenture. If the applicable Prospectus Supplement refers to any transfer agents (in addition to the Securities Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that the Company maintains a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

  In the event of any redemption, neither the Company nor the Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice for redemption of Debt Securities of that series, and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Debt Securities so selected for redemption, except, in the case of any Debt Securities being redeemed in part, any portion thereof not to be redeemed.

GLOBAL DEBT SECURITIES

  Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Debt Securities") that will be deposited with, or on behalf of, a depositary identified in the Prospectus Supplement relating to such series. Global Debt Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Debt Security may not be transferred except as a whole by the depositary for such Global Debt Security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by the depositary or any nominee to a successor depositary or any nominee of such successor.

  The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

  Upon the issuance of a Global Debt Security, and the deposit of such Global Debt Security with or on behalf of the applicable depositary, the depositary for such Global Debt Security or its nominee will credit on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Debt Security to the accounts of persons that have accounts with such depositary ("Participants"). Such accounts shall be designated by the dealers, underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Debt Security will be limited to participants or persons that may hold interests through Participants.

  Ownership of beneficial interests in such Global Debt Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Debt Security.

  So long as the depositary for a Global Debt Security, or its nominee, is the registered owner of such Global Debt Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Debt Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Debt Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Debt Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

  Payments of principal of (and premium, if any) and interest on individual Debt Securities represented by a Global Debt Security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of the Global Debt Security representing such Debt Securities. None of the Company, or the Trustee, any paying agent, or the Securities Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest of the Global Debt Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that the depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Debt Security representing any of such Debt Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of such Global Debt Security for such Debt Securities as shown on the records of such depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Debt Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

  Unless otherwise specified in the applicable Prospectus Supplement, if the depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in exchange for the Global Debt Security representing such series of Debt Securities. In addition, unless otherwise specified in the applicable Prospectus Supplement, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of such series represented by one or more Global Debt Securities and, in such event, will issue individual Debt Securities of such series in exchange for such Global Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Debt Security representing Debt Securities of such series may, on terms acceptable to the Company, the Trustee and the depositary for such Global Debt Security, receive individual Debt Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Debt Security will be entitled to physical delivery of individual Debt Securities of the series represented by such Global Debt Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof. The applicable Prospectus Supplement may specify other circumstances under which individual Debt Securities may be issued in exchange for the Global Debt Security representing any Debt Securities.

PAYMENT AND PAYING AGENTS

  Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of (and premium, if any) and any interest on Debt Securities will be made at the office of the Trustee in New York or at the office of such paying agent or paying agents as the Company may designate from time to time in the applicable Prospectus Supplement, except that at the option of the Company payment of any interest may be made (i) except in the case of Global Debt Securities, by check mailed to the address of the person or entity entitled thereto as such address shall appear in the Securities Register or
(ii) by transfer to an account maintained by the person or entity entitled thereto as specified in the Securities Register, provided that proper transfer instructions have been received by the Regular Record Date. Unless otherwise indicated in the applicable Prospectus Supplement, payment of any interest on Debt Securities will be made to the person or entity in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest, except in the case of defaulted interest ("Defaulted Interest"). The Company may at any time designate additional paying agents or rescind the designation of any paying agent; however, the Company will at all times be required to maintain a paying agent in each Place of Payment for each series of Debt Securities.

  Any moneys deposited with the Trustee or any paying agent, or held by the Company in trust, for the payment of the principal of (and premium, if any) or interest on any Debt Security and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at the request of the Company, be repaid to the Company or released from such trust, as applicable, and the holder of such Debt Security shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

OPTION TO DEFER INTEREST PAYMENTS OR TO PAY-IN-KIND

  If provided in the applicable Prospectus Supplement, the Company shall have the right, at any time and from time to time during the term of any series of Debt Securities, to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable Prospectus Supplement (each, an "Extension Period"), subject to the terms, conditions and covenants, if any, specified in such Prospectus Supplement, provided that such Extension Period may not extend beyond the Stated Maturity of the final installment of principal of such series of Debt Securities. If provided in the applicable Prospectus Supplement, the Company shall have the right, at any time and from time to time during the term of any series of Debt Securities, to make payments of interest by delivering additional Debt Securities of such series of Debt Securities. Certain material U.S. federal income tax consequences and special considerations applicable to any such Debt Securities will be described in the applicable Prospectus Supplement.

SUBORDINATION

  Except as set forth in the applicable Prospectus Supplement, the Subordinated Indenture provides that the Subordinated Debt Securities are subordinated and junior in right of payment to all Senior Indebtedness of the Company. If (i) the Company defaults in the payment of any principal, or premium, if any, or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise or (ii) an event of default occurs with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such event of default (requesting that payments on Subordinated Debt Securities cease) is given to the Company by the holders of Senior Indebtedness, then unless and until such default in payment or event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property or securities, by set-off or otherwise) shall be made or agreed to be made on account of the Subordinated Debt Securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of Subordinated Debt Securities.

  Except as set forth in the applicable Prospectus Supplement, the Subordinated Indenture provides that in the event of (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its creditors or its property, (ii) any proceeding for the liquidation, dissolution or other winding- up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (iii) any assignment by the Company for the benefit of creditors or (iv) any other marshaling of the assets of the Company, all present and future Senior Indebtedness (including, without limitation, interest accruing after the commencement of any such proceeding, assignment or marshaling of assets) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made by the Company on account of Subordinated Debt Securities. In any such event, any payment or distribution, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or a readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of the Indenture, to the payment of all Senior

Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment and other than payments made from any trust described in the "Satisfaction and Discharge; Defeasance" below), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of Subordinated Debt Securities (including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of Subordinated Debt Securities) shall be paid or delivered directly to the holders of Senior Indebtedness, or to their representative or trustee, in accordance with the priorities then existing among such holders until all Senior Indebtedness shall have been paid in full. No present or future holder of any Senior Indebtedness shall be prejudiced in the right to enforce subordination of the indebtedness evidenced by Subordinated Debt Securities by any act or failure to act on the part of the Company.

  The term "Senior Indebtedness" is defined as the principal, premium, if any, and interest on (i) all indebtedness of the Company, whether outstanding on the date of the issuance of Subordinated Debt Securities or thereafter created, incurred or assumed, which is for money borrowed, or which is evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities, (ii) any indebtedness of others of the kinds described in the preceding clause (i) for the payment of which the Company is responsible or liable as guarantor or otherwise and (iii) amendments, renewals, extensions and refundings of any such indebtedness, unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is expressly provided that such indebtedness is not superior in right of payment to Subordinated Debt Securities. The Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the Senior Indebtedness or extension or renewal of the Senior Indebtedness.

  Except as provided in the applicable Prospectus Supplement, the Subordinated Indenture for a series of Subordinated Debt does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. As of March 31, 1998, Senior Indebtedness of the parent Company aggregated approximately $1,580,274,000. In addition, because the Company is a holding company, the Subordinated Debt Securities are effectively subordinated to all existing and future liabilities of the Company's subsidiaries.

MODIFICATION OF INDENTURES

  From time to time, the Indentures may be modified by the Company and the Trustees without the consent of any holders of any series of Debt Securities with respect to certain matters, including (i) to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the Indenture, (ii) to qualify, or maintain the qualification of, the Indentures under the Trust Indenture Act and (iii) to make any change that does not materially adversely affect the interests of any holder of such series of Debt Securities. In addition, under the Indentures, certain rights, covenants and obligations of the Company and the rights of holders of any series of Debt Securities may be modified by the Company and the Trustee with the written consent of the holders of at least a majority in aggregate principal amount of such series of outstanding Debt Securities; but no extension of the maturity of any series of Debt Securities, reduction in the interest rate or extension of the time for payment of interest, change in the optional redemption or repurchase provisions in a manner adverse to any holder of such series of Debt Securities, other modification in the terms of payment of the principal of, or interest on, such series of Debt Securities, or reduction of the percentage required for modification, will be effective against any holder of such series of outstanding Debt Securities without such holder's consent.

  In addition, the Company and the Trustees may execute, without the consent of any holder of the Debt Securities, any supplemental Indenture for the purpose of creating any new series of Debt Securities.

EVENTS OF DEFAULT

  The Indentures provide that any one or more of the following described events with respect to a series of Debt Securities that has occurred and is continuing constitutes an "Event of Default" with respect to such series of Debt Securities:

  (i) failure for 60 days to pay any interest or any sinking fund payment on such series of the Debt Securities when due (subject to the deferral of any due date in the case of an Extension Period); or

  (ii) failure to pay any principal or premium, if any, on such series of the Debt Securities when due whether at maturity, upon redemption, by declaration or otherwise; or

  (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice has been given to the Company from the Trustee or the holders of at least 25% in principal amount of such series of outstanding Debt Securities; or

  (iv) default resulting in acceleration of other indebtedness of the Company for borrowed money where the aggregate principal amount so accelerated exceeds $25 million and such acceleration is not rescinded or annulled within 30 days after the written notice thereof to the Company by the Trustee or to the Company and the Trustee by the holders of 25% in aggregate principal amount of the Debt Securities of such series then outstanding, provided that such Event of Default will be remedied, cured or waived if the default that resulted in the acceleration of such other indebtedness is remedied, cured or waived; or

  (v) certain events in bankruptcy, insolvency or reorganization of the Company.

  The holders of a majority in outstanding principal amount of such series of Debt Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee of such series. The Trustee or the holders of not less than 25% in aggregate outstanding principal amount of such series of Debt Securities may declare the principal due and payable immediately upon an Event of Default. The holders of a majority in aggregate outstanding principal amount of such series of Debt Securities may annul such declaration and waive the default if the default (other than the non-payment of the principal of such series of Debt Securities which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Trustee of such series.

  The holders of a majority in outstanding principal amount of a series of Debt Securities affected thereby may, on behalf of the holders of all the holders of such series of Debt Securities, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Trustee of such series) or a default in respect of a covenant or provision which under the related Indenture cannot be modified or amended without the consent of the holder of each outstanding Debt Security of such series of Debt Securities. The Company is required to file annually with the Trustees a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indentures.

  In case an Event of Default shall occur and be continuing as to a series of Debt Securities, all of which are held by the Trust, the Trustee of such series will have the right to declare the principal of and the interest on such Debt Securities, and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Debt Securities.

  No holder of any Debt Securities will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of such series shall have made written request and offered reasonably indemnity to the Trustee of such series to institute such proceeding as a trustee, and unless the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such class a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Debt Security for enforcement of payment of the principal or interest on such Debt Security on or after the respective due dates expressed in such Debt Security.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

  Unless otherwise indicated in the applicable Prospectus Supplement, the Indentures provide that the Company shall not consolidate with or merge into any other person or entity or sell, assign, convey, transfer or lease its properties and assets substantially as an entirety to any person or entity unless (i) either the Company is the continuing corporation, or any successor or purchaser is a corporation, partnership, or trust or other entity organized under the laws of the United States of America, any State thereof or the District of Columbia, and any such successor or purchaser expressly assumes the Company's obligations on the Debt Securities under a supplemental indenture; and (ii) immediately before and after giving effect thereto, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing.

  Unless otherwise indicated in the applicable Prospectus Supplement, the general provisions of the Indenture do not afford holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Debt Securities.

SATISFACTION AND DISCHARGE; DEFEASANCE

  The Indentures provide that when, among other things, all Debt Securities not previously delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year, and the Company deposits or causes to be deposited with the Trustee, as trust funds in trust for the purpose, an amount in the currency or currencies in which the Debt Securities are payable sufficient to pay and discharge the entire indebtedness on the Debt Securities not previously delivered to the Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Indenture.

  The Indentures provide that the Company may elect either (a) to terminate (and be deemed to have satisfied) all its obligations with respect to any series of Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities, to compensate and indemnify the Trustee ("defeasance") or (b) to be released from its obligations with respect to certain covenants, ("covenant defeasance"), upon the deposit with the Trustee, in trust for such purpose, of money and/or U.S. Government Obligations (as defined in the Indenture) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of, interest on and any other amounts payable in respect of the outstanding Debt Securities of such series. Such a trust may be established only if, among other things, the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) with regard to certain matters, including an opinion to the effect that the holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and discharge and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance, as the case may be, had not occurred.

REDEMPTION

  Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities will not be subject to any sinking fund requirements.

  Unless otherwise indicated in the applicable Prospectus Supplement, the Company may, at its option, redeem the Debt Securities of any series in whole at any time or in part from time to time, at the redemption price set forth in the applicable Prospectus Supplement plus accrued and unpaid interest to the date fixed for redemption, and Debt Securities in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. If the Debt Securities of any series are so redeemable only on or after a specified date or upon the satisfaction of additional conditions, the applicable Prospectus Supplement will specify such date or describe such conditions.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Debt Securities to be redeemed at such holder's registered address. Unless the Company defaults in the payment of the redemption price, on and after the redemption date interest shall cease to accrue on such Debt Securities or portions thereof called for redemption.

CONVERSION OR EXCHANGE

  If and to the extent indicated in the applicable Prospectus Supplement, the Debt Securities of any series may be convertible or exchangeable into other Securities. The specific terms on which Debt Securities of any series may be so converted or exchanged will be set forth in the applicable Prospectus Supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of the Company, in which case the number of shares of other securities to be received by the holders of Debt Securities would be calculated as of a time and in the manner stated in the applicable Prospectus Supplement.

CERTAIN COVENANTS

  The Indentures contain certain covenants regarding, among other matters, corporate existence, payment of taxes and reports to holders of Debt Securities. If and to the extent indicated in the applicable Prospectus Supplement, these covenants may be removed or additional covenants added with respect to any series of Debt Securities.

GOVERNING LAW

  The Indentures and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE TRUSTEES

  Each Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, each Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of the Debt Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. Each Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if such Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                         DESCRIPTION OF CAPITAL STOCK

  The following description of the capital stock of Adelphia and certain provisions of Adelphia's Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by Adelphia's Certificate of Incorporation and Bylaws, which documents are incorporated herein by reference.

  Adelphia's authorized capital stock consists of 200,000,000 shares of Class A Common Stock, par value $.01 per share, 25,000,000 shares of Class B Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share.

COMMON STOCK

  Dividends. Holders of Class A Common Stock and Class B Common Stock are entitled to receive such dividends as may be declared by Adelphia's Board of Directors out of funds legally available for such purpose, but only after payment of dividends required to be paid on outstanding shares of any other class or series of stock having preference over Common Stock as to dividends. No dividend may be declared or paid in cash or property on either class of Common Stock, however, unless simultaneously a dividend is paid on the other class of Common Stock as follows. In the event a cash dividend is paid, the holders of Class A Common Stock will be paid a cash dividend per share equal to 105% of the amount payable per share of Class B Common Stock. In the event of a property dividend, holders of each class of Common Stock are entitled to receive the same value per share of Common Stock outstanding. In the case of any stock dividend, holders of Class A Common Stock are entitled to receive the same percentage dividend (payable in Class A Common Stock) as the holders of Class B Common Stock receive (payable in Class B Common Stock). Adelphia is limited in its ability to pay cash dividends on Common Stock under its outstanding long-term loan agreements. See Note 3 to the Adelphia Communications Corporation consolidated financial statements in the Form 10-K.

  Voting Rights. Holders of Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, except (i) for the election of directors and (ii) as otherwise provided by law. In the annual election of directors, the holders of Class A Common Stock, voting as a separate class, are entitled to elect one of Adelphia's directors. The holders of Class A Common Stock and Class B Common Stock, voting as a single class with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, are entitled to elect the remaining directors. Consequently, holders of Class B Stock have sufficient voting power to elect the remaining six members of the seven-member Board of Directors. Holders of Class A Common Stock and Class B Common Stock are not entitled to cumulate votes in the election of directors. Under Delaware law and Adelphia's Certificate of Incorporation, the affirmative vote of a majority of the outstanding shares of Class A Common Stock is required to approve, among other matters, a change in the powers, preferences or special rights of the shares of Class A Common Stock so as to affect them adversely, but is not required to approve an increase or decrease in the number of authorized shares of Class A Common Stock.

  Liquidation Rights. Upon liquidation, dissolution or winding up of Adelphia, any distributions to holders of any class of Common Stock would only be made after payment in full of creditors and provision for the preference of any other class or series of stock having a preference over the Common Stock upon liquidation, dissolution or winding up that may then be outstanding. Thereafter, the holders of Class A Common Stock are entitled to a preference of $1.00 per share. After such amount is paid, holders of the Class B are entitled to receive $1.00 per share. Any remaining amount would then be shared ratably by both classes.

  Other Provisions. Each share of Class B Common Stock is convertible at the option of its holder into one share of Class A Common Stock at any time. The holders of Class A Common Stock and Class B Common Stock are not entitled to preemptive or subscription rights. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless concurrently the other class of Common Stock is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

PREFERRED STOCK

  The 5,000,000 shares of authorized preferred stock may be issued with such designations, powers, preferences and other rights and qualifications, limitations and restrictions thereof as Adelphia's Board of

Directors may authorize without further action by Adelphia's stockholders, including but not limited to: (i) the distinctive designation of each series and the number of shares that will constitute such series; (ii) the voting rights, if any, of shares of such series; (iii) the dividend rate on the shares of such series, any restriction, limitation or condition upon the payment of such dividends, whether dividends shall be cumulative and the dates on which dividends are payable; (iv) the prices at which, and the terms and conditions on which, the shares of such series may be redeemed, if such shares are redeemable; (v) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series; (vi) any preferential amount payable upon shares of such series in the event of the liquidation, dissolution or winding up of Adelphia or the distribution of its assets; and
(vii) the prices or rates of conversion at which, and the terms and conditions on which, the shares of such series may be converted into other securities, if such shares are convertible. Adelphia has designated and has outstanding two classes of Preferred Stock - 8 1/8% Series C Convertible Preferred Stock, par value $.01 per share ("Convertible Preferred Stock") and 13% Cumulative Exchangeable Preferred Stock, par value $.01 per share ("Exchangeable Preferred Stock"), Series B. In connection with the foregoing designations, the maximum number of shares authorized of Convertible Preferred Stock and Exchangeable Preferred Stock is 100,000 shares and 1,500,000 shares, respectively.

  Convertible Preferred Stock. The Convertible Preferred Stock accrues cumulative dividends at the rate of 8 1/8% per annum, or $81 1/4 per share of the Convertible Preferred Stock per annum. The Convertible Preferred Stock has a liquidation preference of $1,000 per share. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, the holders of the Convertible Preferred Stock are entitled to receive the liquidation preference for the Convertible Preferred Stock, plus any accrued but unpaid dividends thereon, and no more. Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of Adelphia nor the consolidation or merger of Adelphia with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of Adelphia, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of Adelphia. The Convertible Preferred Stock ranks pari passu with the Exchangeable Preferred Stock and ranks senior to the Common Stock of the Company with respect to dividends and liquidation.

  Each share of Convertible Preferred Stock is convertible based upon its stated liquidation preference into shares of the Class A Common Stock of the Company at any time at the election of the holder thereof at a conversion price of $8.48 per share of Adelphia Class A Common Stock (or approximately
117.9245 shares of the Class A Common Stock per share of Convertible Preferred Stock). The conversion price is subject to adjustment if Adelphia pays a dividend in shares of Class A Common Stock or subdivides, combines or reclassifies the shares of Class A Common Stock or distributes rights to purchase Common Stock or makes certain other distributions to holders of Common Stock. The Convertible Preferred Stock is not be entitled to vote in the election of directors of the Company or upon any other matter (except as provided by law), unless a Voting Rights Triggering Event with respect to the Convertible Preferred Stock occurs, in which case the Board of Directors will be expanded by two seats, which shall then be elected by the holders of the Convertible Preferred Stock. The Convertible Preferred Stock is not subject to mandatory redemption.

  The Convertible Preferred Stock may be redeemed at the option of Adelphia, in whole or in part, at any time on or after August 1, 2000 at 104%, 102% and 100% of the liquidation preference of the Convertible Preferred Stock plus accrued dividends in the years beginning August 1, 2000, 2001 and 2002 and thereafter, respectively.

  Cumulative Exchangeable Preferred Stock. The shares of Exchangeable Preferred Stock are redeemable at the option of the Company, on or after July 15, 2002. The Company is required, subject to certain conditions, to redeem all of the Exchangeable Preferred Stock outstanding on July 15, 2009, at a redemption price equal to 100% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of redemption. Dividends on the Exchangeable Preferred Stock accrue at a rate of 13% of the liquidation preference per annum and are payable semiannually, commencing on January 15, 1998.

  The rights of holders of shares of Common Stock as described above will be subject to, and may be adversely affected by, the rights of holders of any additional classes of Preferred Stock that may be designated and issued in the future.

TRANSFER AGENT

  The Transfer Agent and Registrar for the Class A Common Stock and the Exchangeable Preferred Stock is American Stock Transfer & Trust Company.

                              BOOK ENTRY ISSUANCE

  Unless otherwise specified in the applicable Prospectus Supplement, DTC will act as depositary for Securities issued in the form of Global Securities. Such Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered Global Securities will be issued for such Securities representing in the aggregate the total number of such Securities, and will be deposited with or on behalf of DTC.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

  Purchases of Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for such Securities on DTC's records. The ownership interest of each actual purchaser of each Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Securities. Transfers of ownership interests in Securities issued in the form of Global Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in such Securities, except in the event that use of the book-entry system for such Securities is discontinued.

  DTC has no knowledge of the actual Beneficial Owners of the Securities issued in the form of Global Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct
Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Although voting with respect to Securities issued in the form of Global Securities is limited to the holders of record of such Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to such Securities. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the issuer of such Securities as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Payments in respect of Securities issued in the form of Global Securities will be made by the issuer of such Securities to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to DTC are the responsibility of the issuer of the applicable Securities, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  DTC may discontinue providing its services as depositary with respect to any Securities at any time by giving reasonable notice to the issuer of such Securities. In the event that a successor depositary is not obtained, individual Security certificates representing such Securities are required to be printed and delivered. The Company, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary).

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believe to be accurate, but the Company assumes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                             PLAN OF DISTRIBUTION

  Any of the Securities being offered hereby may be sold in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through dealers; and (iv) directly by the Company to purchasers.

  The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  Offers to purchase Securities may be solicited by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold.

  If Securities are sold by means of an underwritten offering, the Company will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable Prospectus Supplement which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is being delivered to the public. If underwriters are utilized in the sale of any Securities in respect of which this Prospectus is being delivered, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters and the Company at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of Securities, unless otherwise indicated in the applicable Prospectus Supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of such Securities will be obligated to purchase all such Securities if any are purchased.

  The Company may grant to the underwriters options to purchase additional Securities, to cover over-allotments, if any, at the initial public offering price (with additional underwriting commissions or discounts), as may be set forth in the Prospectus Supplement relating thereto. If the Company grants any over-allotment option, the terms of such over-allotment option will be set forth in the Prospectus Supplement for such Securities.

  If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealer as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

  Offers to purchase Securities may be solicited directly by the Company and the sale thereof may be made by the Company directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

  Securities may also be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the applicable Prospectus Supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the Securities remarketed thereby.

  If so indicated in the applicable Prospectus Supplement, the Company may authorize agents and underwriters to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in the applicable Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable Prospectus Supplement. Such delayed delivery contracts will be subject to only those conditions set forth in the applicable Prospectus Supplement. A commission indicated in the applicable Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Securities pursuant to delayed delivery contracts accepted by the Company.

  Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters, dealers and remarketing firms may be required to make in respect thereof.

  Each series of Securities will be a new issue and, other than the Class A Common Stock, which is listed on the NASDAQ National Market, will have no established trading market. Unless otherwise specified in the applicable Prospectus Supplement, the Company will not be obligated to list any series of Securities on an exchange or otherwise. No assurances can be given as to the liquidity of the trading market for any of the Securities.

  Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, the Company and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

  The validity of the Securities will be passed upon by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania. Any required information regarding ownership of the Company's securities by lawyers of such firm will be contained in the applicable Prospectus Supplement. If the Securities are underwritten, the applicable Prospectus Supplement will also set forth whether and to what extent, if any, the validity of the Securities will be passed upon by a law firm for the underwriters.

                                    EXPERTS

  The consolidated financial statements and the related financial statement schedules of Adelphia and its subsidiaries as of March 31, 1997 and 1998, and for each of the three years in the period ended March 31, 1998, and the consolidated financial statements and the related financial statement schedules of Olympus and its subsidiaries as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, all incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTA-TIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPEC-TUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH THEY RELATE OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH THEY RELATE IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

                                --------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Prospectus Supplement Summary.............................................  S-1
Risk Factors..............................................................  S-8
Use of Proceeds...........................................................  S-15
Price Range of the Company's Common Equity and Dividend Policy............  S-16
Capitalization............................................................  S-17
Dilution..................................................................  S-18
Selected Consolidated Financial Data......................................  S-19
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................  S-21
Business..................................................................  S-31
Legislation and Regulation................................................  S-45
Management................................................................  S-55
Certain United States Tax Consequences to Non-United States Holders.......  S-57
Principal Stockholders....................................................  S-60
Underwriting..............................................................  S-64
Legal Matters.............................................................  S-67
Experts...................................................................  S-67
Index to Financial Statements.............................................  F-1

                                  PROSPECTUS

Available Information.....................................................   2
Incorporation of Certain Documents by Reference...........................   2
The Company...............................................................   3
Risk Factors..............................................................   3
Ratio of Earning to Fixed Charges and Preferred Stock Dividends...........   9
Dilution..................................................................   9
Use of Proceeds...........................................................  10
Description of Debt Securities............................................  10
Description of Capital Stock..............................................  18
Book Entry Issuance.......................................................  21
Plan of Distribution......................................................  22
Legal Matters.............................................................  24
Experts...................................................................  24

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                               4,100,000 SHARES

                                   ADELPHIA
                                COMMUNICATIONS
                                  CORPORATION

                             CLASS A COMMON STOCK


                                   ADELPHIA
                                     LOGO


                                ---------------

                             PROSPECTUS SUPPLEMENT

                                AUGUST 12, 1998

                                ---------------


                             SALOMON SMITH BARNEY
                             GOLDMAN, SACHS & CO.
                     NATIONSBANC MONTGOMERY SECURITIES LLC
                          CREDIT SUISSE FIRST BOSTON
                                LEHMAN BROTHERS
                                 TD SECURITIES

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 9, 1998)
ADELPHIA
LOGO

                               4,100,000 Shares
                      Adelphia Communications Corporation
                             Class A Common Stock
                                 -----------
  All of the shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock") offered hereby are being sold by Adelphia Communications Corporation ("Adelphia" or the "Company"). Of the total, 820,000 shares are being offered hereby in an international offering outside of the United States and Canada (the "International Offering") and 3,280,000 shares are being offered in a concurrent offering in the United States and Canada (the "U.S. Offering" and, together with the International Offering, the "Public Offerings"). On August 12, 1998, the closing sale price for the Class A Common Stock as quoted on the Nasdaq Stock Market was $33.125 per share. See "Price Range of the Company's Common Equity and Dividend Policy."

  Adelphia has entered into an agreement with the Rigas Family (as defined herein) pursuant to which certain affiliates controlled by individual members of the Rigas Family will purchase directly from Adelphia, and Adelphia will sell directly to such affiliates, at a purchase price equal to the public offering price less the underwriting discounts, 4,090,315 shares of Class A Common Stock with an aggregate net purchase price of approximately $125.0 million (the "Direct Placement").

  The Company's outstanding common stock consists of Class A Common Stock and Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"). The Class B Common Stock is convertible into Class A Common Stock on a share-for-share basis, and substantially all of such Class B Common Stock is owned by the Rigas Family. The rights of holders of Class A Common Stock and Class B Common Stock differ with respect to certain aspects of dividend, liquidation and voting rights. The Class A Common Stock has certain preferential rights with respect to cash dividends and distributions upon the liquidation of Adelphia. Holders of Class B Common Stock are entitled to greater voting rights than the holders of Class A Common Stock; however, the holders of Class A Common Stock, voting as a separate class, are entitled to elect one of Adelphia's directors. See "Description of Capital Stock" in the Prospectus attached hereto. After giving effect to the Public Offerings and the Direct Placement, and assuming no exercise of the Underwriters' over-allotment option, the Rigas Family will hold approximately 86.8% of the combined voting power of both classes of Common Stock.

  PROSPECTIVE PURCHASERS OF CLASS A COMMON STOCK SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE S-8.
                                 -----------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE  SECURI-
   TIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION  PASSED
    UPON THE  ACCURACY OR  ADEQUACY OF  THIS PROSPECTUS  SUPPLE- MENT.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

            PRICE TO    UNDERWRITING DISCOUNTS  PROCEEDS TO
           PUBLIC (1)    AND COMMISSIONS (2)   COMPANY (1)(3)
-------------------------------------------------------------
Per Share     $32.00      $1.44                   $30.56
-------------------------------------------------------------
Total (4)  $131,200,000 $5,904,000             $125,296,000

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-------------------------------------------------------------------------------
(1) The total Price to Public and Proceeds to Company excludes the Direct Placement.
(2) For information regarding indemnification of the Underwriters, see "Underwriting."
(3) Before deducting public offering expenses payable by the Company, estimated to be $296,000. The Company will also receive the net proceeds from the issuance of shares of Class A Common Stock to the Rigas Family in connection with the Direct Placement.
(4) Adelphia has granted the Underwriters an option for 30 days to purchase up to an additional 615,000 shares of Class A Common Stock, at the public offering price per share, less the underwriting discount, to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $150,880,000, $6,789,600 and $144,090,400, respectively. See
    "Underwriting."
                                 -----------

   The shares of Class A Common Stock are being offered severally by the Underwriters named herein, subject to prior sale when as and if accepted by them and subject to certain other conditions. It is expected that certificates for the shares of the Class A Common Stock offered hereby will be made available for delivery on or about August 18, 1998, at the office of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.
                                 -----------
Salomon Smith Barney International

                   Goldman Sachs International

                                   NationsBanc Montgomery Securities LLC

Credit Suisse First Boston         Lehman Brothers                TD Securities
The date of this Prospectus Supplement is August 12, 1998.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTA-TIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPEC-TUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH THEY RELATE OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH THEY RELATE IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

                                --------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Prospectus Supplement Summary.............................................  S-1
Risk Factors..............................................................  S-8
Use of Proceeds...........................................................  S-15
Price Range of the Company's Common Equity and Dividend Policy............  S-16
Capitalization............................................................  S-17
Dilution..................................................................  S-18
Selected Consolidated Financial Data......................................  S-19
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................  S-21
Business..................................................................  S-31
Legislation and Regulation................................................  S-45
Management................................................................  S-55
Certain United States Tax Consequenses to Non-United States Holders.......  S-57
Principal Stockholders....................................................  S-60
Underwriting..............................................................  S-64
Legal Matters.............................................................  S-67
Experts...................................................................  S-67
Index to Financial Statements.............................................  F-1

                                  PROSPECTUS

Available Information.....................................................   2
Incorporation of Certain Documents by Reference...........................   2
The Company...............................................................   3
Risk Factors..............................................................   3
Ratio of Earning to Fixed Charges and Preferred Stock Dividends...........   9
Dilution..................................................................   9
Use of Proceeds...........................................................  10
Description of Debt Securities............................................  10
Description of Capital Stock..............................................  18
Book Entry Issuance.......................................................  21
Plan of Distribution......................................................  22
Legal Matters.............................................................  24
Experts...................................................................  24

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-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               4,100,000 SHARES

                                   ADELPHIA
                                COMMUNICATIONS
                                  CORPORATION

                             CLASS A COMMON STOCK


                                   ADELPHIA
                                     LOGO


                                ---------------

                             PROSPECTUS SUPPLEMENT

                                AUGUST 12, 1998

                                ---------------


                      SALOMON SMITH BARNEY INTERNATIONAL
                          GOLDMAN SACHS INTERNATIONAL
                     NATIONSBANC MONTGOMERY SECURITIES LLC
                          CREDIT SUISSE FIRST BOSTON
                                LEHMAN BROTHERS
                                 TD SECURITIES

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